Exhibit 10.5.12

EXECUTION

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

by and among

THE DOE RUN RESOURCES CORPORATION

THE BUICK RESOURCE RECYCLING FACILITY LLC

FABRICATED PRODUCTS, INC.

as Borrowers

and

DR LAND HOLDINGS, LLC

as Guarantor

THE FINANCIAL INSTITUTIONS NAMED HEREIN

as Lenders

CONGRESS FINANCIAL CORPORATION

as

Agent

THE CIT GROUP/BUSINESS CREDIT, INC.

as Co-Agent

Dated: October 29, 2002

TABLE OF CONTENTS

RECITALS

SECTION 1. DEFINITIONS

SECTION 2. ACKNOWLEDGMENT AND RESTATEMENT
2.1 Existing Obligations
2.2 Acknowledgment of Security Interests
2.3 Existing Loan Agreement
2.4 Restatement
2.5 Release

SECTION 3. CREDIT FACILITY
3.1 Borrowing Base Loans
3.2 Letter of Credit Accommodations
3.3 Supplemental Loans
3.4 Maximum Credit
3.5 Reserves
3.6 Changes in Laws and Increased Costs of Loans.
3.7 Mandatory Prepayments
3.8 Interest.
3.9 Closing Fee
3.10 Servicing Fee
3.11 Unused Line Fee
3.12 Authorization to Make Loans
3.13 Settlement Procedures
3.14 Use of Proceeds
3.15 Joint and Several Liability
3.16 Appointment of Administrative Borrower for Requesting Loans and Receipts of Loans and Statements

SECTION 4. CONDITIONS PRECEDENT TO LOANS AND OTHER FINANCIAL ACCOMMODATIONS
4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations
4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations to Buick Recycling.
4.3 Conditions Precedent to All Borrowing Base Loans and Letter of Credit Accommodations

(i)

4.4 Conditions Precedent to Supplemental Loans and Supplemental Loan LC Accommodations

SECTION 5. COLLATERAL

SECTION 6. REPRESENTATIONS AND WARRANTIES
6.1 Organization and Qualification
6.2 Power and Authority
6.3 Name; State of Organization; Chief Executive Office; Collateral Locations
6.4 Existing Notes Exchange Offer and Cancellation of Existing Notes
6.5 New Secured Notes
6.6 Capitalization
6.7 Compliance with Other Agreements and Applicable Law
6.8 Governmental Approval
6.9 Chief Executive Office; Collateral Locations
6.10 Priority of Liens/Title to Properties
6.11 Tax Returns
6.12 Litigation
6.13 Intellectual Property
6.14 Accounts
6.15 Employee Benefits
6.16 Environmental Compliance
6.17 Bank Accounts
6.18 Investment Company
6.19 Regulation G; Securities Exchange Act of 1934
6.20 No Material Adverse Change
6.21 Financial Statements
6.22 Disclosure
6.23 Labor Disputes
6.24 Restrictions on Subsidiaries
6.25 Material Contracts

SECTION 7. ADDITIONAL COVENANTS
7.1 Tradenames
7.2 Subsidiaries
7.3 Indebtedness
7.4 Limitation on Liens
7.5 Loans, Investments, Guarantees, Etc
7.6 Transactions with Affiliates
7.7 Restricted Payments

(ii)

7.8 Changes in Business.
7.9 Maintenance of Existence
7.10 Consolidated Net Worth
7.11 Sale of Assets, Consolidation, Merger, Dissolution, Etc
7.12 Compliance with Laws, Regulations, Etc.
7.13 Payment of Taxes and Claims
7.14 Properties in Good Condition
7.15 Insurance
7.16 Compliance with ERISA
7.17 Additional Bank Accounts
7.18 Notice of Default
7.19 Financial Statements and Other Information
7.20 Limitation of Voluntary Payments; Preferred Stock; Amendments or Modifications of Certain Agreements; etc.
7.21 Limitation on Restrictions Affecting Subsidiaries
7.22 Capital Expenditures
7.23 EBITDA
7.24 Fixed Charge Coverage Ratio
7.25 Further Assurances

SECTION 8. EVENTS OF DEFAULT AND REMEDIES
8.1 Events of Default
8.2 Remedies

SECTION 9. COLLECTION AND ADMINISTRATION
9.1 Collections; Management of Collateral
9.2 Payments
9.3 Sharing of Payments, Etc.
9.4 Borrowers’ Loan Account
9.5 Statements
9.6 Right of Inspection; Access
9.7 Accounts Documentation
9.8 Specific Powers

SECTION 10. EFFECTIVE DATE; TERMINATION; COSTS
10.1 Term
10.2 Expenses and Additional Fees
10.3 Survival of Agreement
10.4 No Waiver; Cumulative Remedies
10.5 Notices
10.6 Entire Agreement

(iii)

10.7 Confidentiality
10.8 Partial Invalidity
10.9 Headings
10.10 Participant’s Security Interests
10.11 Counterparts
10.12 Waiver of Existing Defaults

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW
11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver
11.2 Waiver of Notices
11.3 Amendments and Waivers
11.4 Waiver of Counterclaims
11.5 Indemnification
11.6 Assignments; Participations.
11.7 Successors and Assigns

SECTION 12. THE AGENT
12.1 Appointment.
12.2 Nature of Duties
12.3 Delegation of Duties
12.4 Rights, Exculpation, Etc.
12.5 Reliance.
12.6 Notice of Event of Default
12.7 Credit Decision
12.8 Indemnification.
12.9 Congress in its Individual Capacity
12.10 Successor Agent.
12.11 Withholding Tax
12.12 Collateral Matters.
12.13 Agency for Perfection
12.14 Additional Loans
12.15 Concerning the Collateral and the Related Financing Agreements
12.16 Field Audit and Examination Reports; Disclaimer by Lenders
12.17 Failure to Act

(iv)

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Base Certificate
Schedule 1.12	List of Banco de Credito Agreements
Schedule 1.22	List of Buick Asset Transfer Agreements
Schedule 1.50	Concentration Criteria for Specific Account Debtors
Schedule 1.61	Existing Letters of Credit
Schedule 1.66	Existing Secured Note Collateral
Schedule 1.134	Prior Banco de Credito Agreements
Schedule 1.167	U.S. Services Agreements
Schedule 5.3(e)	Commodity Accounts
Schedule 5.3(f)	Letters of Credit and Banker’s Acceptances
Schedule 5.3(g)	Commercial Tort Claim
Schedule 6.1(a)	Jurisdictions of Qualification
Schedule 6.1(b)	Subsidiaries
Schedule 6.3	Legal Names
Schedule 6.1(b)	Subsidiaries
Schedule 6.7	Permits and Pending Permits
Schedule 6.9	Chief Executive Office and Locations of Collateral
Schedule 6.10	Existing Liens
Schedule 6.11	Tax Returns
Schedule 6.12	Pending Litigation
Schedule 6.15	Pension Plans
Schedule 6.16	Environmental Matters
Schedule 6.17	Bank Accounts
Schedule 6.23	Collective Bargaining Agreements
Schedule 6.25	Material Contracts
Schedule 7.3	Existing Indebtedness
Schedule 7.5	Existing Loans, Advances and Guarantees
Schedule 7.6(c)	Assets of Buick Recycling Division

(v)

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AGREEMENT dated October 29, 2002 is entered into by and among The Doe Run Resources Corporation, a New York corporation (“Doe Run”), The Buick Resource Recycling Facility LLC, a Delaware limited liability company (“Buick Recycling”), Fabricated Products, Inc., a Delaware corporation (“Fabricated Products”, and together with the Doe Run and Buick Recycling, each individually a “Borrower” and collectively, “Borrowers”), DR Land Holdings, LLC, a Delaware limited liability company (“Guarantor”), the financial institutions from time to time parties hereto as Lenders, whether by execution of the Agreement or an Assignment and Acceptance (individually, each a “Lender” and collectively, the “Lenders”), Congress Financial Corporation, a Delaware corporation, in its capacity as administrative agent and collateral agent for the Lenders (in such capacity, the “Agent”) and The CIT Group/Business Credit, Inc., a New York corporation, in its capacity as co-agent for the Lenders (in such capacity, the “Co-Agent”).

W I T N E S S E T H:

WHEREAS, Congress, Borrowers and Guarantor have heretofore entered into certain financing arrangements as set forth in the Existing Loan Agreement (as hereinafter defined) pursuant to which Congress has made loans and advances and provided other financial accommodations to Doe Run and Fabricated Products;

WHEREAS, Borrowers and Guarantor have requested that Congress, the other Lenders and Agent extend, modify and restate the existing financing arrangements with Doe Run and Fabricated Products;

WHEREAS, Agent and Lenders (including Congress) are willing to extend, modify and restate the existing financing arrangements, subject to the terms and conditions contained herein and in the other Financing Agreements (as defined below);

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as Agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS

For purposes of this Agreement and the other Financing Agreements, the following terms shall have the respective meanings given to them below:

1.1  “Account Debtor” shall mean each debtor or obligor in any way obligated on or in connection with any Account.

1.2  “Accounts” shall mean, as to each Borrower, all present and future rights of such Borrower to payment of a monetary obligation whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for the sale of Inventory (or other goods to the extent the sale, lease or other disposition of such goods gives rise to rights to payment which are included as accounts receivable in any report or other information received by Agent) that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, and (c) for a secondary obligation incurred or to be incurred.

1.3  “Administrative Borrower” shall mean The Doe Run Resources Corporation, a New York corporation in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 3.16 hereof and it successors and assigns in such capacity.

1.4  “Affiliate” shall mean, with respect to a specified Person, a partnership, corporation or any other person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five (5%) percent or more of any class of voting securities of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds five (5%) percent or more of any class of voting securities or in which such Person beneficially owns or holds five (5%) percent or more of the equity interests and (c) any director, officer or employee of such Person.  For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  The term “Affiliates” shall not include any New Secured Noteholders who hold any New Warrants or own Capital Stock of Doe Run as a result of the exercise of the New Warrants.

1.5  “Agent” shall mean Congress Financial Corporation in its capacity as Agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor Agent hereunder.

1.6  “Agent Advances” shall have the meaning set forth in Section 12.12 hereof.

1.7  “Amended Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of Doe Run filed with the Secretary of State of New York on the date hereof.

1.8  “ASARCO Purchase Agreements” shall mean, individually and collectively, the Asset Purchase and Sale Agreement, dated July 20, 1998, by and between ASARCO Incorporated and Doe Run, together with bills of sale, quitclaim deeds, assignment and assumption agreements and such other instruments of transfer as are referred to therein and all side letters with respect thereto, and all agreements, documents and instruments executed and/or delivered in connection therewith, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.9  “ASARCO Purchased Assets” shall mean all of the assets and properties acquired by Doe Run from ASARCO Incorporated pursuant to the ASARCO Purchase Agreements.

1.10  “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 11.6 hereof.

1.11  “Banco de Credito” shall mean Banco de Credito del Peru, a corporation organized under the laws of Peru, and its successors and assigns.

1.12  “Banco de Credito Agreements” shall mean individually and collectively, the agreements, documents and instruments listed on Schedule 1.12 hereto which were entered into on September 17, 2002 and became effective on September 25, 2002, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.13  “Blocked Accounts” shall have the meaning set forth in Section 9.1 hereof.

1.14  “Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

1.15  “Borrowers” shall mean, collectively, (a) The Doe Run Resources Corporation, a New York corporation, formerly known as St. Joe Minerals Corporation and as successor by operation of law to The Doe Run Company, formerly a Missouri general partnership, and its successors and assigns, (b) The Buick Resource Recycling Facility LLC, a Delaware limited liability company, and its successors and assigns, and (c) Fabricated Products, Inc., a Delaware corporation, and its successors and assigns; being sometimes individually referred to herein as a “Borrower”.

1.16  “Borrowing Base” shall mean at any time and from time to time the amount, as to each Borrower, determined by Agent calculated as follows:

(a)  as to Doe Run and Fabricated Products, the sum of:

(i)  up to eighty-five (85%) percent of the Net Amount of Eligible Accounts of Doe Run and Fabricated Products, plus

(ii)  up to sixty (60%) percent of the Value of the Eligible Inventory of Doe Run and Fabricated Products (other than Eligible Stores Inventory), plus

(iii)  up to twenty-five (25%) percent of the Value of the Eligible Stores Inventory of Doe Run,

minus

(iv)  any reserves established by Agent pursuant to Section 3.5 hereof attributable to Doe Run and Fabricated Products; and

(b)  as to Buick Recycling, the sum of:

(i)  up to eighty-five (85%) percent of the Net Amount of Eligible Accounts of Buick Recycling, plus

(ii)  up to sixty (60%) percent of the Value of the Eligible Inventory of Buick Recycling (other than Eligible Stores Inventory), plus

(iii)  up to twenty-five (25%) percent of the Value of the Eligible Stores Inventory of Buick Recycling,

minus

(iv)  any reserves established by Agent pursuant to Section 3.5 hereof attributable to Buick Recycling.

1.17  “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit B hereto, as such form may from time to time be modified by Agent, which is duly completed (including all schedules thereto) and executed by the chief financial officer or other appropriate financial officer of Administrative Borrower acceptable to Agent and delivered to Agent.

1.18  “Borrowing Base Credit Facility” shall mean the Borrowing Base Loans and Borrowing Base LC Accommodations provided hereunder and under the other Financing Agreements.

1.19  “Borrowing Base LC Accommodations” shall mean with respect to the Borrowing Base Credit Facility, the letters of credit or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of a Borrower or any Obligor or (b) with respect to which Agent or any Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by a Borrower of its obligations to such issuer (including, without limitation, the Existing Letters of Credit).

1.20 “Borrowing Base Loan Limit” shall mean as to each Borrower the lesser of: (a) the Borrowing Base of such Borrower (subject to the limitations set forth in Section 3.1(b) hereof) or (b) the Maximum Credit minus the sum of (i) the aggregate amount of all Supplemental Loans outstanding plus (ii) the aggregate amount of all Borrowing Base Loans outstanding to the other Borrowers plus (iii) the amount of all then outstanding Letter of Credit Accommodations.

1.21 “Borrowing Base Loans” shall mean, the loans made to or for the benefit of Borrowers by Lenders or, at Agent’s option, by Agent for the ratable account of Lenders, on a revolving basis pursuant to the terms hereof (involving advances, repayments and readvances) as set forth in Section 3.1 hereof.

1.22  “Buick Asset Transfer Agreements” shall mean individually and collectively, the agreements, documents and instruments listed on Schedule 1.22 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.23  “Buick Facility” shall mean the recycling facility located at HC 1, Box 1395, Boss, Missouri 65440 which is currently owned by and operated by the Buick Recycling division of Doe Run which shall be transferred by Doe Run to Buick Recycling pursuant to the terms of the Buick Asset Transfer Agreements.

1.24  “Buick Recycling” shall mean The Buick Resource Recycling Facility LLC, a Delaware limited liability company and its successors and assigns.

1.25  “Business Day” shall mean any day other than a Saturday, Sunday, or legal holidays on which commercial banks in New York, New York are authorized or required to close, and any day on which the Lenders and Agent is open for the transaction of business.

1.26  “By-Products” shall mean by-products resulting from the mining, smelting, and processing of lead ore and recycling of lead in each case consisting, of copper, zinc, nickel, sulfuric acid, silver, sodium sulfate and other minerals and chemicals resulting from such mining, smelting, processing and recycling.

1.27  “Capital Expenditures” shall mean for any period, without duplication, all expenditures by Borrowers for, or contracts for expenditures (other than contracts for such expenditures where payments for such expenditures are to be made in any subsequent period) for, any fixed or capital assets or improvements, or for replacements, substitutions or additions thereto (excluding repairs and maintenance in the ordinary course of business), which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets by way of offset items or otherwise and Capitalized Lease Obligations incurred in respect of such fixed or capital assets during such period.

1.28  “Capitalized Lease Obligations” shall mean any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purposes of this Agreement, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

1.29  “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.30  “Cash Equivalents” shall mean, at any time, (a) any evidence of indebtedness with a maturity of one (1) year or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof, except in the case of any such evidence of indebtedness issued by the Student Loan Marketing Association, the Federal National Mortgage Association, a Federal Farm Credit Bank or a Federal Home Loan Bank so long as any such evidence of indebtedness issued by such federal governmental entities is rated at least A-1 by Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc. (“S&P”) or at least P-1 by Moody’s Investor Service, Inc.; (b) certificates of deposit or bankers’ acceptances with a maturity of one (1) year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than Two Hundred Fifty Million Dollars ($250,000,000); (c) commercial paper (including variable rate demand notes) with a maturity of one (1) year or less issued by a corporation (except an Affiliate of a Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s Investor Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America, in each case maturing within one (1) year or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.31  “Change of Control” shall mean the occurrence of one or more of the following events:  (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Renco Group or a Borrower to any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (a “Group”), together with any Affiliates thereof; (b) the approval by the holders of Capital Stock of Renco Group or a Borrower, as the case may be, of any plan or proposal for the liquidation or dissolution of Renco Group or such Borrower, as the case may be; (c) Renco Group or DRA ceases to own one hundred (100%) percent of the Capital Stock of Doe Run (other than the New Warrants and those shares of Capital Stock of Doe Run which may be issued to New Secured Noteholders upon the exercise of such New Warrants and which shall not exceed forty (40%) percent of all of the issued Capital Stock of Doe Run); (d) Renco Group ceases to own one hundred (100%) percent of the outstanding Capital Stock of DRA; (e) the Permitted Holders cease to own ninety (90%) of the outstanding Capital Stock of Renco Group, and (f)  Doe Run ceases to own a majority of the voting power of the total outstanding Capital Stock of Buick Recycling.

1.32  “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.33  “Collateral” shall have the meaning set forth in Section 5 hereof.

1.34  “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to a Borrower, or any other person to whom any Inventory is consigned or who has custody, control or possession of any Inventory or is otherwise the owner or operator of any premises on which any Inventory is located pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of Agent (for itself and the ratable benefit of Lenders) in such Inventory, agrees to waive any and all claims such lessor, consignee or other person may, at any time, have against such Inventory, whether for processing, storage or otherwise, and agrees to permit Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Agent’s rights and remedies and otherwise deal with the Collateral.

1.35  “Commitment” shall mean, at any time, as to each Lender, the principal amount set forth below such Lender’s signature on the signatures pages hereto designated as the Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 11.6 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”.

1.36  “Compass” shall mean Compass Resources NL ABN 51 010 536 820, a corporation organized under the laws of Australia.

1.37  “Congress” shall mean Congress Financial Corporation, a Delaware corporation, in its individual capacity, and its successors and assigns.

1.38  “Consolidated Net Income” shall mean, with respect to any Person, the net income (or loss) of such Person and its Subsidiaries, on a consolidated basis for such period determined in accordance with GAAP (and as to Doe Run, including for such purpose Doe Run Cayman and its Subsidiaries); provided, that, (a) the net income of any Person in which such Person or any Subsidiary of such Person has an ownership interest with a third party (other than a person that meets the definition of a Wholly-Owned Subsidiary) shall be included only to the extent of the amount that has actually been received by such Person or its Wholly-Owned Subsidiaries in the form of dividends or other distributions during such period (subject to, in the case of any dividend or distribution received by a Wholly-Owned Subsidiary of such person, the restrictions set forth in clause (b) below), (b) the net income of any Subsidiary of such Person that is subject to any restrictions or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, and (c) the net income of any Person shall not be reduced by any non-cash asset write downs in accordance with Financial Accounting Standards Board Statement No. 121 with respect to any assets which are not Collateral.  For purposes of this definition, (i) there shall be excluded (A) the net income (or loss) of any Person (acquired in a pooling of interests transaction) accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any Subsidiary of such Person, (B) any gain (or loss) (and related tax effects) resulting from an Asset Sale (as defined below), (C) any extraordinary, unusual or nonrecurring gains or losses (and related tax effects) in accordance with GAAP, and (D) any dividend with respect to the Renco Preferred Stock, (ii) for purposes of Section 7.7(b) hereof, the amortization of deferred financing costs relating to the Term Loan Debt and the issuance of the Existing Unsecured Notes and the New Secured Notes shall be excluded from the definition of Consolidated Net Income, and (iii) the term “Asset Sale” as used in this definition shall mean any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by a Borrower or any of its Subsidiaries (including, without limitation, any sale/leaseback) to any person, in one transaction or a series of related transactions, of (A) any Capital Stock of any Subsidiary, (B) all or substantially all of the properties and assets of any division or line of business of a Borrower or its Subsidiaries or (C) any other properties or assets of a Borrower or its Subsidiaries other than in the ordinary course of business.

1.39  “Consolidated Net Worth” shall mean, as to any Person at any time, in accordance with GAAP, consistently applied, on a consolidated basis for such Person and its Subsidiaries (and, as to Doe Run, including for such purpose Doe Run Cayman and its Subsidiaries) exclusive of any adjustments made by such Person in accordance with Financial Accounting Standards Board Statement Nos. 133 and 138 and any non-cash pension charges to accumulated other comprehensive income and any non-cash asset write downs in accordance with Financial Accounting Standards Board Statement No. 121 with respect to any assets which are not Collateral, the amount equal to (a) the difference between: (i) the aggregate net book value of all assets of such Person and its Subsidiaries, calculating the book value of inventory for this purpose on a first-in-first-out basis, after deducting from such book values all appropriate reserves in accordance with GAAP consistently applied (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the total aggregate Indebtedness and other liabilities of such Person and its Subsidiaries, including accruals for taxes, workmen’s compensation liability and other proper accruals (other than contingent liabilities which would not be included in the balance sheet under GAAP) of such Person and its Subsidiaries and excluding any liabilities arising from the Renco Preferred Stock.

1.40  “Credit Facility” shall mean, collectively, the secured Loans and Letter of Credit Accommodations provided for hereunder and under the other Financing Agreements.

1.41  “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, a Borrower or Guarantor with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by such Borrower or Guarantor and such other terms and conditions as Agent may require, including as to any such agreement with respect to any Blocked Account, providing that all items received or deposited in the Blocked Accounts are the property of Agent, that the bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the bank will wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account all funds received or deposited into the Blocked Accounts.

1.42  “Doe Run” shall mean The Doe Run Resources Corporation, a New York corporation, and its successors and assigns.

1.43  “Doe Run Cayman” shall mean Doe Run Cayman, Ltd., a company incorporated under the laws of the Cayman Islands, and its successors and assigns.

1.44  “Doe Run Development” shall mean Doe Run Development S.A.C., a Peruvian corporation, and its successors and assigns.

1.45  “Doe Run Peru” shall mean Doe Run Peru S.R.L., a Peruvian company, and its successors and assigns.

1.46  “Doe Run Peru Intercompany Note” shall mean the Subordinated Promissory Note, dated as of September 12, 2002 , issued by Doe Run Peru in favor of Doe Run in the original principal amount of $139,062,500.

1.47  “DRA” shall mean DR Acquisition Corp., a Missouri corporation, and its successors and assigns.

1.48  “DR Land” shall mean DR Land Holdings, LLC, a Delaware limited liability company and its successors and assigns.

1.49  “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to (a) the Consolidated Net Income (and as to Doe Run, excluding for such purpose the Consolidated Net Income of Doe Run Cayman and its Subsidiaries and any intercompany fee income from Doe Run Cayman and its Subsidiaries) of such Person and its Subsidiaries for such period determined in accordance with GAAP, plus, (b) depreciation, amortization and other non-cash charges for such period (to the extent deducted in the computation of Consolidated Net Income (and as to Doe Run, excluding for such purpose Doe Run Cayman and its Subsidiaries) of such Person), all in accordance with GAAP, plus, (c) Net Interest Expense (and as to Doe Run, excluding for such purpose Doe Run Cayman and its Subsidiaries) of such Person and its Subsidiaries for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus, (d) charges for Federal, State, local and foreign income taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (e) the amount (to the extent not included in the computation of Consolidated Net Income of Doe Run made in accordance with clause (a) of this definition) equal to: (i) all payments from Doe Run Cayman and its Subsidiaries received by Borrowers in cash or other immediately available funds during such period minus (ii) all payments made by Borrower to or for the benefit of Doe Run Cayman and its Subsidiaries during such period, excluding from (i) and (ii) of this clause (e), any payments for the purchase or sale of goods and services in the ordinary course of business to the extent permitted under Section 7.6(a) hereof, and plus or minus (as may be applicable to negate the effect, if any, of the adjustments referred to in the following clause (f) on Consolidated Net Income) (f) the amount of any adjustments made by such Person in accordance with Financial Accounting Standards Board Statement Nos. 133 and 138.

1.50  “Eligible Accounts” shall mean Accounts created by a Borrower arising out of the sale of goods or rendition of services by such Borrower in the ordinary course of business, which are and at all times shall continue to be acceptable to Agent in all respects.  Standards of eligibility may be fixed and revised from time to time solely by Agent in its exclusive judgment.  In determining eligibility, Agent may, but need not, rely on agings, reports and schedules of Accounts furnished to Agent by such Borrower, but reliance by Agent thereon from time to time shall not be deemed to limit Agent’s right to revise standards of eligibility at any time as to both present and future Accounts.  In general, an Account shall not be deemed eligible if:

(a)  such Borrower does not have sole lawful and absolute title to such Account; or

(b)  it arises out of a sale made by such Borrower to an Affiliate or to an officer, director or employee of such Borrower, or the Account Debtor includes any such Person; or

(c)  such Accounts of a single Account Debtor or its Affiliates constitute more than ten (10%) percent of all otherwise Eligible Accounts, except as to Accounts of the Account Debtors listed on Schedule 1.50 hereto, in which case if Accounts of such Account Debtors constitute more than the percentage with respect thereto set forth on Schedule 1.50 hereto (but the portion of the Accounts not in excess of the applicable percentage may be deemed Eligible Accounts); or

(d)  such Accounts are unpaid within sixty (60) days after the original due date for them, but in any event if such Accounts are unpaid more than ninety (90) days after the date of the original invoice; or

(e)  it is from an Account Debtor or one of its Affiliates that has an Account excluded under clause (d) above and fifty (50%) percent or more of all Accounts from such Account Debtor and such of its Affiliates are ineligible under clause (d) or otherwise; or

(f)  the payment terms with respect to such Account are greater than sixty (60) days from the date of the original invoice; or

(g)  the Account Debtor for the Account is a creditor of such Borrower or any Obligor, has or has asserted a right of setoff, has disputed its liability or has made any claim with respect to the Account or any other Account which has not been resolved, to the extent of the amount owed by such Borrower or such Obligor to the Account Debtor, the amount of such actual or asserted right of setoff (whichever is greater), or the amount of such dispute or claim, as the case may be; or

(h)   the Account Debtor is (or its assets are) the subject of a proceeding under the U.S. Bankruptcy Code or any similar law or statute of any other Governmental Authority or an assignment for the benefit of creditors, or its business has failed or it has suspended its business operations, or has had appointed a receiver or trustee for it or a substantial portion of its assets or has generally failed or admitted its inability to pay its debts as they become due; or

(i)   the Account is not payable in U.S. Dollars or the Account Debtor for the Account is either not incorporated under the laws of a jurisdiction of the United States of America or any State thereof or Canada or any Province thereof, or is located outside or has its principal place of business or substantially all of its assets outside the continental United States or Canada, except to the extent the Account is supported by an irrevocable letter of credit that shall be (i) satisfactory to Agent (as to form, substance and issuer), (ii) such Borrower has complied with the terms of Section 5.3(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, and (iii) in the possession of Agent, provided, that, if the Account Debtor is incorporated in Canada or any Province thereof, or is located or has its principal place of business or substantially all of its assets in Canada, such Accounts may only be Eligible Accounts if such Borrower shall have executed and delivered, or caused to be executed and delivered, such agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in the Accounts owing by such Account Debtor in accordance with the applicable laws of Canada or any Province thereof (as determined by Agent) and taken or caused to be taken such other further actions as Agent may request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable laws of Canada and any Province thereof; or

(j)   the sale to the Account Debtor is on a bill-and-hold guaranteed sale (except as otherwise provided below), sale-and-return, ship-and-return, sale on approval or consignment or other similar basis or made pursuant to any other written agreement providing for repurchase or return of any merchandise which has been claimed to be defective or otherwise unsatisfactory; or

(k)   the Account Debtor is any Governmental Authority; or

(l)   the goods giving rise to such Account have not been shipped and delivered to the Account Debtor, or the Account otherwise does not represent a final sale (subject only to the Account Debtor’s right to reject non-conforming goods) except that if the goods giving rise to such Account have not been shipped and delivered to the Account Debtor, if Agent shall have received a written agreement, in form and substance satisfactory to Agent, evidencing the Account Debtor’s unconditional obligation to take and pay for such goods; or

(m)   the Account does not comply with all applicable law; or

(n)   (i) either the perfection, enforceability or validity of Agent’s security interest or Agent’s right or ability to receive direct payments as to such Account is governed by any statutory requirement of any Governmental Authority other than those of the Uniform Commercial Code, (ii  the Account Debtor has not waived counterclaims or setoffs as to such Account, (iii) it is not subject to a valid and perfected first priority security interest, lien or other encumbrance in favor of Agent, subject to no security interest, liens or other encumbrances other than the security interests, liens or other encumbrances (if any) permitted hereunder or (iv) it does not otherwise conform to the representations and warranties contained herein or in the other Financing Agreements; or

(o)   as to all or any part of such Account, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason; or

(p)   the Account is not payable directly to a lockbox that is subject to a blocked account arrangement as provided in Section 9.1 hereof; or

(q)   Agent in the exercise of its good faith judgment determines it to be ineligible.

Any Accounts which Agent determines to be ineligible or unacceptable for purposes of the Borrowing Base at any time shall nevertheless be and remain at all times part of the Collateral.

1.51  “Eligible Inventory” shall mean Inventory consisting of finished goods held for sale in the ordinary course of the business of a Borrower and in the case of Doe Run and Buick Recycling, raw materials and, work-in-process for such finished goods, in each case to the extent acceptable to Agent in all respects.  Standards of eligibility may be fixed and revised from time to time solely by Agent in its exclusive judgment.  In determining eligibility Agent may, but need not, rely on reports and schedules of such Inventory furnished to Agent by such Borrower, but reliance thereon by Agent from time to time shall not be deemed to limit Agent’s right to revise standards of eligibility at any time.  In general, except in Agent’s discretion, Inventory shall not be deemed Eligible Inventory if:

(a)   it is not owned solely by such Borrower or such Borrower does not have sole and good, valid and marketable title thereto; or

(b)   it is not either (i) located in the continental United States or (ii) loaded, freight charges and insurance premiums paid, upon a vessel bound for a port in the continental United States; provided, that, with respect to Inventory referred to in clause (ii): (A) Agent has a first priority perfected security interest in and control and possession of all originals of documents of title with respect to such Inventory and (B) Agent has received (1) a copy of the certificate of marine cargo insurance in connection therewith in which it has been named as an additional insured and loss payee in a manner acceptable to Agent and (2) a copy of the invoice and manifest with respect thereto; or

(c)   it is not located at premises owned by a Borrower and operated by a Borrower or it is on consignment to a third party; provided, that, any Inventory which would otherwise be deemed Eligible Inventory at locations which are not owned and operated by such Borrower may nevertheless be considered Eligible Inventory: (i) if Agent shall have received a Collateral Access Agreement from the holder of such Inventory or the owner and/or operator of such location, as the case may be, and (ii) in addition to the agreement described above, if the Inventory is delivered to the holder, owner and/or operator on consignment and if required by Agent: (A) the holder, owner and/or operator executes appropriate UCC-1 financing statements in favor of such Borrower, which are duly assigned to Agent and (B) any lender to the holder, owner and/or operator with any interest in Inventory is properly notified of the first priority security interest in and lien on such Inventory of Agent; or

(d)   it is packing or shipping materials or maintenance supplies; or

(e)   it is not subject to a valid and perfected first priority security interest and Agent, except, with respect to Inventory stored at sites described in clause (c) above, for liens for unpaid rent or normal and customary warehousing charges, in each case, not yet due; or

(f)   it is goods returned or rejected by such Borrower’s customers or goods in transit to third parties (other than to warehouse sites covered by a Collateral Access Agreement); or

(g)   it (i) is prepaid or (ii) is excess (as so reserved by such Borrower from time to time or as otherwise determined by Agent) or (iii) is seconds or thirds or (iv) is obsolete, defective, damaged, slow moving or unmerchantable, or (v) is freight/drayage reserves, or (vi) is samples or Inventory on hand which is used for promotional and other sales activities, or (vii  does not otherwise conform to the representations and warranties contained in the credit documents; or

(h)   it is used or repossessed, or is attached, seized, made subject to a writ or distress warrant, levied upon or brought within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or

(i)   it is goods acquired by such Borrower in or as part of a “bulk” transfer or sale of assets and such acquisition is not consummated in the ordinary course of business unless such Borrower has complied with all applicable bulk sales or bulk transfer laws in connection with such acquisition; or

(j)   it is unmined ore or otherwise constitutes real property; or

(k)   it is work-in-process of Fabricated Products; or

(l)  it is Stores Inventory of Fabricated Products; or

(m)  it is Stores Inventory of Doe Run which is or shall be transferred to Buick Recycling pursuant to the Buick Asset Transfer Agreements or is located at the Buick Facility on or after the date hereof; or

(n)   Agent in the exercise of its good faith judgment determines it to be ineligible.

Any Inventory which Agent determines to be ineligible or unacceptable for purposes of the Borrowing Base at any time shall nevertheless be and remain at all times part of the Collateral.

1.52  “Eligible Stores Inventory” shall mean Stores Inventory of Doe Run or Buick Recycling which is Eligible Inventory.

1.53  “Environmental Laws” shall mean all Federal, State and local laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to the business and facilities of each Borrower and its Subsidiaries (whether or not owned by it or any of them), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes or relating to or imposing liability or standards of conduct concerning mining or reclamation of mined land.  Such laws and regulations include, but are not limited to, the Resource Conservation and Recovery Act of 1976, as amended; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act; the Water Pollution Control Act of 1972; the Solid Waste Disposal Act; the Insecticide, Fungicide and Rodenticide Act; the Mine Safety and Health Act of 1977; the Surface Mining Control and Reclamation Act of 1977; the Safe Drinking Water Act of 1974; the Toxic Substances Control Act, as amended; the Clean Water Act, as amended; the Clean Air Act, as amended; the Hazardous Materials Transportation Act, as amended; U.S. Department of Transportation and Environmental Protection Agency regulations; and applicable state counterparts to any of such laws and any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.54  “Equipment” shall mean, as to each Borrower all of such Borrower’s now owned and hereafter acquired equipment and fixtures, of every kind and description, wherever located, including, without limitation, any and all machinery used in connection with the manufacture, sale, exchange or lease of goods or rendition of services, machinery, tooling, tools, telephone equipment, computers, computer hardware, data processing and related computer equipment and accessories (whether owned or leased and including embedded software and records), vehicles, dies, jigs, furniture, trade fixtures and fixtures, all attachments, components, parts, accessions and property now or hereafter affixed thereto, installed thereon or used in connection therewith, and all additions to and substitutions and replacements thereof and all existing and future leasehold interests in equipment and fixtures, wherever located, whether now owned or hereafter acquired and all licenses and other rights of such Borrower relating thereto, whether in the possession and control of such Borrower or in the possession and control of a third person for the account of such Borrower and all claims to the proceeds of insurance thereon and all maintenance and warranty records relating thereto.

1.55  “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.56  “Event of Default” shall have the meaning set forth in Section 8.1 hereof.

1.57  “Excess Availability” shall mean, the amount, as determined by Agent, calculated at any time, equal to:

(a)  in the case of Doe Run and Fabricated Products, (i) the lesser of: (A) the combined Borrowing Base of Doe Run and Fabricated Products (subject to the limitations set forth in Section 3.1(b) hereof) or (B) the Maximum Credit minus (ii) the sum of: (A) the amount of all then outstanding and unpaid Obligations in respect of Loans made to Doe Run and Fabricated Products, other than outstanding and unpaid Obligations of Doe Run and Fabricated Products arising from the Supplemental Loans plus (B) the amount of all then outstanding Borrowing Base LC Accommodations to Doe Run and Fabricated Products to the extent not included in Obligations in Section 1.57(a)(ii)(A) above), plus (C) the aggregate amount of  all then outstanding and unpaid trade payables of Doe Run and Fabricated Products which are outstanding and unpaid more than sixty (60) days past due as of such time and the book overdraft of Doe Run and Fabricated Products; or

(b)  in the case of Buick Recycling, (i) the lesser of: (A) the Borrowing Base of Buick Recycling (subject to the limitations set forth in Section 3.1(b) hereof) or (B) the Maximum Credit minus (ii) the sum of: (A) the amount of all then outstanding and unpaid Obligations in respect of Loans made to Buick Recycling, other than outstanding and unpaid Obligations of Buick Recycling arising from the Supplemental Loans plus (B) the amount of all then outstanding Borrowing Base LC Accommodations to Buick Recycling to the extent not included in Obligations in Section 1.57(b)(ii)(A) above), plus (C) the aggregate amount of  all then outstanding and unpaid trade payables of Buick Recycling which are outstanding and unpaid more than sixty (60) days past due as of such time and the book overdraft of Buick Recycling.

1.58  “Exchange Offer Agreements” shall mean, individually and collectively, each and all of the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (i) Amended and Restated Exchange Offer, Consent Solicitation and Solicitation of Acceptances for all outstanding 11.25% Senior Secured Notes due 2005, Series B; 11.25% Senior Notes due 2005, Series B; and Floating Interest Rate Senior Notes due 2003, Series B, dated September 20, 2002, by Doe Run with respect to the offer by Doe Run to the holders of the Existing Notes to exchange the Existing Notes for New Secured Notes, as amended through the date hereof and (ii) all other agreements, documents and instruments related thereto.

1.59  “Existing Financing Agreements” shall mean, individually and collectively, each and all of the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (i) the Existing Loan Agreement, and (ii0 all other agreements, documents and instruments related thereto and executed prior to the date hereof.

1.60  “Existing Loan Agreement” shall mean the Loan and Security Agreement, dated March 12, 1998, by and among Congress, Doe Run and Fabricated Products, as amended through the date hereof.

1.61  “Existing Letters of Credit” shall mean, collectively, the letters of credit issued by Wachovia Bank, National Association for the account of Doe Run or Fabricated Products set forth on Schedule 1.61 hereto.

1.62  “Existing Note Agreements” shall mean collectively, the Existing Secured Note Agreements and the Existing Unsecured Note Agreements.

1.63  “Existing Notes” shall mean, collectively, the Existing Unsecured Notes and the Existing Secured Notes.

1.64  “Existing Notes Exchange Offer” shall mean the offer by Doe Run to exchange the Existing Notes for New Notes pursuant to the terms of the Exchange Offer Agreements.

1.65  “Existing Secured Note Agreements” shall mean, individually and collectively, each and all of the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Existing Secured Notes, (b) the Existing Secured Note Indenture, (c) the Existing Secured Note Security Agreement, (d) the Purchase Agreement, dated August 26, 1998, between Jefferies & Company, Inc., the Existing  Secured Note Guarantors and Doe Run with respect to the purchase from Doe Run of all of the Existing Secured Notes, and (e) the Existing Secured Note Registration Agreement.

1.66  “Existing Secured Note Collateral” shall mean the ASARCO Purchased Assets consisting of Real Property, Equipment and the related assets described on Schedule 1.66 hereto, and all products and proceeds thereof, provided, that, the term “Existing Secured Note Collateral” shall not include any of the Accounts or Inventory or any proceeds or products thereof.

1.67  “Existing Secured Note Guarantors” shall mean, collectively, Fabricated Products, Doe Run Cayman, Doe Run Peru, Doe Run Development and DR Land.

1.68  “Existing Secured Note Indenture” shall mean the Indenture, dated as of September 1, 1998, by and among Doe Run, the Existing Secured Note Guarantors and the Existing  Secured Note Trustee with respect to the Existing Secured Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.69  “Existing Secured Note Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of September 1, 1998, by and among Agent, Existing Secured Note Trustee and Doe Run, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.70  “Existing Secured Note Registration Agreement” shall mean the Registration Rights Agreement, dated as of September 1, 1998, by and among Doe Run, the Existing Secured Note Guarantors and the initial purchasers of the Existing Secured Notes parties thereto, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.71  “Existing Secured Note Security Agreement” shall mean the Security Agreement, dated as of September 1, 1998, made by Doe Run in favor of State Street Bank and Trust Company, as collateral agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.72  “Existing Secured Note Trustee” shall mean State Street Bank and Trust Company, and its successors and assigns, and any replacement or other trustee under the Existing Secured Note Indenture.

1.73  “Existing Secured Notes” shall mean, individually and collectively, each and all of the following, the 11 1/4% Senior Secured Notes due 2005 Series B issued by Doe Run after March 12, 1998, in the original principal amount of $50,000,000 pursuant to the Existing Secured Note Indenture and guaranteed by the Existing Secured Note Guarantors (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced).

1.74  “Existing Unsecured Fixed Rate Notes” shall mean individually and collectively,  each and all of the following, the 11 1/4% Senior Notes due 2005 Series B issued by Doe Run after March 12, 1998 pursuant to the Existing Unsecured Note Indenture in the original principal amount of $200,000,000 (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced).

1.75  “Existing Unsecured Floating Rate Notes” shall mean individually and collectively, each and all of the following, the Floating Interest Rate Senior Notes due 2003 Series B issued by Doe Run after March 12, 1998 pursuant to the Existing Unsecured Note Indenture in the original principal amount of $55,000,000 (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced).

1.76  “Existing Unsecured Note Agreements” shall mean, individually and collectively, each and all of the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced):  (a) the Existing Unsecured Notes, (b  the Existing Unsecured Note Indenture, and (c) the Purchase Agreement, dated March 12, 1998, between BT Alex. Brown Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation or UBS Securities LLC and Doe Run with respect to the purchase from Doe Run of all of the Existing Unsecured Notes and (d) all agreements documents and instruments related thereto or delivered in connection therewith.

1.77  “Existing Unsecured Note Indenture” shall mean the Indenture, dated as of March 12, 1998, between Doe Run and the Existing Unsecured Note Trustee with respect to the Existing Unsecured Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.78  “Existing Unsecured Note Trustee” shall mean State Street Bank and Trust Company, a Massachusetts trust company and its successors and assigns, and any replacement or other trustee under the Existing Unsecured Note Indenture.

1.79  “Existing Unsecured Notes” shall mean, individually and collectively, the Existing Unsecured Floating Rate Notes and the Existing Unsecured Fixed Rate Notes.

1.80  “Fabricated Products” shall mean Fabricated Products, Inc., a Delaware corporation, and its successors and assigns.

1.81  “Fifth Shortfall Day” shall mean any fifth consecutive Business Day that the aggregate Excess Availability of Borrowers (calculated without any deduction for unpaid trade payables and the book overdraft as set forth in Sections 1.57(a)(ii)(C) and (b)(ii)(C)) shall have been less than $2,500,000 for each of such five (5) consecutive Business Days (including for this purpose the Initial Shortfall Day as the first day of such period and such fifth consecutive Business Day as the last day of such period) as of the close of business on each such five consecutive Business Days.

1.82  “Financing Agreements” shall mean, collectively, this Agreement, together with all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by a Borrower or any other person, with, to or in favor of Agent or any Lender in connection herewith or pursuant hereto, as this Agreement and such other agreements, documents or instruments now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.83  “Fixed Charge Coverage Ratio” shall mean, with respect to Doe Run and its Subsidiaries, on a consolidated basis (excluding Doe Run Cayman and its Subsidiaries), at any time the ratio of (a) EBITDA during the immediately preceding four (4) full fiscal quarters as of the last day of the last quarter of such period with respect to the calculation of the Fixed Charge Coverage Ratio to (b) the Fixed Charges for such four (4) fiscal quarter period.

1.84  “Fixed Charges” shall mean, as to any Person and its Subsidiaries (in the case of Doe Run and its Subsidiaries, excluding Doe Run Cayman and its Subsidiaries), with respect to any period the sum of, without duplication, (a) all Net Interest Expense, plus (b) all Capital Expenditures, plus (c) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money (including any mandatory principal payments in respect thereof) and Indebtedness with respect to Capital Lease Obligations (and without duplicating in items (a) and (c) of this definition, the interest component with respect to Indebtedness under Capital Leases Obligations), plus (d) any cash payments in respect of any defined pension benefit plan in excess of the amount deducted in respect thereof in calculating Consolidated Net Income. The foregoing shall not be construed to include principal payments on Indebtedness arising pursuant to revolving loans and advances.

1.85  “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination except that for purposes of Sections 7.10, 7.23 and 7.24 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the financial statements delivered to Agent or any Lender prior to the date hereof.

1.86  “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

1.87  “Guarantor” shall mean DR Land Holdings, LLC, a Delaware limited liability company and its successors and assigns.

1.88  “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances or materials and wastes including without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyl, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials, or wastes that are or became regulated under any Environmental Laws (including, without limitation, any that are or become classified as hazardous or toxic under any Environmental Laws) but taking in to account any exemption for high volume low toxicity wastes. In the event that any of the applicable Environmental Laws are amended so as to broaden the meaning of any of the above-referenced terms, such broader meaning shall apply subsequent to the effective date of such amendment.

1.89  “Hedging Agreements” shall mean any agreement with respect to (a) the hedging of price risk associated with the purchase or sale of lead, copper, zinc, gold, silver, metallic concentrates, fuel and energy under which a Borrower or any Subsidiary is a party or beneficiary and (b) the hedging of currency and interest rate risks in the ordinary course of business; so long as any such agreement under clause (a) or clause (b) above has been entered into in the ordinary course of business consistent with past price risk or currency management practices of such Borrower and its Subsidiaries and not for purposes of speculation.

1.90  “Indebtedness” shall mean, with respect to any Person, any liability (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, indentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services); (c) all Capitalized Lease Obligations; (d) any contractual obligations, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities, contingent or otherwise, of such Person with respect to bonds, letters of credit, banker’s acceptances or similar documents or instruments issued for such Person’s account; (g  all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any security interest in, or mortgage or lien upon the interest in any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; and (h) all obligations, liabilities and indebtedness of such Person (marked to market) constituting Interest Rate Protection Obligations, Hedging Agreements or in respect of foreign exchange agreements.  The term “Indebtedness” shall not be construed to include obligations for rent or similar amounts payable under operating leases.

1.91  “Initial Shortfall Day” shall mean any Business Day that the aggregate Excess Availability of Borrowers (calculated without any deduction for unpaid trade payables and the book overdraft as set forth in Sections 1.57(a)(ii)(C) and (b)(ii)(C)) shall have been less than $2,500,000 as of the close of business on such Business Day; provided, that, except as otherwise set forth in Section 3.3(a)(iii) hereof, an Initial Shortfall Day may not occur during the period after an Initial Shortfall Day and prior to the Fifth Shortfall Day related thereto so long as Agent sends the Renco Secondary Funding Notice for such Fifth Shortfall Day.

1.92  “Initial Term Loan” shall mean the initial term loan made on the date hereof by Term Loan Agent and Term Loan Lenders to Doe Run pursuant to the Term Loan Documents in the original principal amount of $15,500,000.

1.93  “Insolvency Proceeding” shall mean, as to any Person, any of the following which occur after the date hereof:  (A) any case or proceeding with respect to such Person under the U.S. Bankruptcy Code or any other Federal or State bankruptcy, insolvency, reorganization or other law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of all or substantially all of the obligations and indebtedness of such Person or (B) any proceeding seeking the appointment of any receiver, trustee, administrator, liquidator, custodian or other insolvency official with similar powers with respect to such Person or all or substantially all of its assets or any proceeding for liquidation, dissolution or other winding up of the business of such Person or (C) any general assignment for the benefit of creditors or any general marshalling of all or substantially all of the assets of such Person.

1.94  “Insurance Premium Collateral” shall mean, collectively, (A) any unearned insurance premiums paid on behalf of a Borrower by an Insurance Premium Lender for property or casualty insurance policies with respect to a Borrower, (B) any return of any insurance premium in accordance with the terms of such insurance policies paid on behalf of a Borrower by an Insurance Premium Lender, (C) any property and casualty insurance policies for which an Insurance Premium Lender paid the insurance premium in full on behalf of a Borrower, and (D) any loss proceeds paid or payable to a Borrower pursuant to the property and/or casualty insurance policies for which such Insurance Premium Lender has paid the premium (to the extent of the amount owed to such Insurance Premium Lender), provided, that, (i) in no event shall the Insurance Premium Collateral include any amounts deposited in or received in the lockbox or blocked account established by Borrowers in connection with the Financing Agreements or otherwise with respect to Borrowers’ financing arrangements with Agent and Lenders for the handling of collections of Accounts or other assets and (ii) in no event shall the Insurance Premium Collateral of any Insurance Premium Lender secure any obligation to any other Insurance Premium Lender.

1.95  “Insurance Premium Lender” shall mean a financial institution acceptable to Agent that makes loans to a Borrower, the proceeds of which are used exclusively to pay insurance premiums required in respect of property and/or casualty insurance policies maintained by such Borrower; such institutions sometimes being collectively referred to herein as “Insurance Premium Lenders”.

1.96  “Intellectual Property” shall mean, as to each Borrower, such Borrower’s now owned and hereafter arising or acquired:  patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.97  “Interest Rate” shall mean a rate of one (1%) percent per annum above the Prime Rate; provided, that, Agent may, at its option, and upon the written direction of the Majority Lenders shall, increase such rate to a rate three (3%) percent per annum above the Prime Rate at any time without notice (a) for the period on and after (i) the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against a Borrower), or (ii) the date of any Event of Default, and for so long as such Event of Default exists or is continuing, as determined by Agent and (b) on the Borrowing Base Loans at any time outstanding in excess of the Borrowing Base of such Borrower or the Borrowing Base Loan Limit of such Borrower (whether or not such excess(es) arise or are made with or without Agent’s knowledge or consent and whether made before or after an Event of Default).

1.98  “Interest Rate Protection Obligations” shall mean the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

1.99  “Inventory” shall mean, as to each Borrower, all of such Borrower’s now owned and hereafter acquired inventory, wherever located, including, without limitation, which (a) are leased by such Borrower as lessor; (b) are held by such Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower under a contract of service; or (d) all raw materials, work-in-process (including, without limitation, molten lead and slag and kettle dross), and finished and semi-finished inventory of any kind, nature or description, or materials used or consumed in the business and including, without limitation, (i  all metals and minerals in whatever form, whether ore, powder, sinter, concentrates, pellets, links, pigs, or ingots, and including without limitation, lead, zinc, copper, nickel sulfur, silver bullion, copper matte and other By-Products, (ii) the Stores Inventory, (iii) all wrapping, packaging, advertising and shipping materials, and any other personal property held for sale, exchange or lease or furnished or to be furnished or used or consumed in the business or in connection with the manufacturing, packaging, shipping, advertising, selling or furnishing or such goods, inventory, merchandise and other personal property, and (iv) all right, title and interest therein and thereto, wherever located, whether now owned or hereafter acquired.  The term “Inventory” as used herein shall not include minerals constituting part of Real Property.

1.100  “Investor Rights Agreement” shall mean the Investor Rights Agreement, dated of even date herewith, by and among Renco Group, Doe Run, DRA and New Secured Note Trustee  on behalf of the New Secured Noteholders who hold New Warrants, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.101  “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 11.6 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.102  “Lending Formulas” shall mean the percentages with respect to Eligible Accounts and Eligible Inventory set forth in the definition of the term Borrowing Base contained herein.

1.103  “Letter of Credit Accommodations” shall mean the Borrowing Base LC Accommodations and the Supplemental Loan LC Accommodations.

1.104  “Loan Agreement” shall mean this Amended and Restated Loan and Security Agreement, dated as of October 29, 2002, by and among Borrowers, Guarantor, Agent and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.105  “Loans” shall mean, collectively, the Borrowing Base Loans and the Supplemental Loans.

1.106  “Majority Lenders” shall mean, as of any date of determination thereof, one or more Lenders holding more than fifty (50%) percent of the aggregate outstanding principal amount of Loans and outstanding Letter of Credit Accommodations, or, if there are no Loans or Letter of Credit Accommodations outstanding, then such term shall mean one or more Lenders having aggregate Commitment Percentages of more than fifty (50%) percent.

1.107  “Management Agreement” shall mean the Management Consultant Agreement, dated April 7, 1994, between Doe Run and Renco Group, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.108  “Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations or properties of Borrowers (taken as a whole); (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent or any Lender upon the Collateral or any other property which is security for the Obligations; (d) the Collateral or any other property which is security for the Obligations, or the value of the Collateral or such other property; (e) the ability of each Borrower to repay the Obligations or of such Borrower or any Obligor to perform its obligations under this Agreement or any of the other Financing Agreements; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent or any Lender under this Agreement or any of the other Financing Agreements.

1.109  “Material Contract” shall mean any contract or other arrangements (other than the Financing Agreements), whether written or oral, to which a Borrower or its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could be reasonably expected to have a Material Adverse Effect.

1.110  “Maximum Credit” shall mean $75,000,000.

1.111  “Net Amount of Eligible Accounts” shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) rebates, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding or claimed with respect thereto.

1.112  “Net Interest Expense” shall mean, for any period, as to any Person and its Subsidiaries, all of the following as determined in accordance with GAAP: (a) total interest expense, whether paid or accrued (including the interest component of Capitalized Lease Obligations for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments which, in accordance with GAAP, are required to be accounted for as interest expense, but excluding (i) amortization of discount and amortization of deferred financing fees and closing costs paid in cash in connection with the transaction contemplated hereby, (ii) interest paid in property other than cash, (iii) any other interest expense not payable in cash, and (iv) any dividends paid in kind in respect of the Renco Preferred Stock and (v) any interest expenses in respect of the exercise of the put option in respect of the New Warrants by the New Secured Noteholders or the call option by Doe Run or Renco Group pursuant to the terms of the New Warrant Agreement (as in effect on the date hereof) not payable in cash in such period minus (b) any net payments received during such period as interest income received in respect of its investments in cash and Cash Equivalents.

1.113  “New Secured Note Agreements” shall mean, individually and collectively, each and all of the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the New Secured Notes, (b) the New  Secured Note Indenture, (c) the New Warrant Documents and (d) the New Secured Note Security Agreement.

1.114  “New Secured Note Indenture” shall mean the Indenture, dated of even date herewith, by and among Doe Run, certain of its affiliates  and the New Secured Note Trustee with respect to the New Secured Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.115  “New Secured Note Initial Collateral” shall mean the Term Loan Collateral other than (a) the Collateral, and (b) any assets and properties of Doe Run Peru.

1.116  “New Secured Note Intercreditor Agreement” shall mean the Intercreditor Agreement, dated of even date herewith, by and among Agent, Term Loan Agent and New Secured Note Trustee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.117  “New Secured Note Security Agreement” shall mean the Security Agreement, dated of even date herewith, by and among Borrowers and New Secured Note Trustee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.118  “New Secured Note Subsequent Collateral” shall mean, collectively, the New Secured Note Initial Collateral and the Existing Secured Note Collateral.

1.119  “New Secured Note Trustee” shall mean State Street Bank and Trust Company, a Massachusetts trust company, and its successors and assigns, and any replacement or other trustee or collateral agent under the New Secured Note Indenture.

1.120  “New Secured Noteholders” shall mean, collectively, the holders of the New Secured Notes, and their respective successors and assigns.

1.121  “New Secured Notes” shall mean, individually and collectively, the 11 3/4% Secured Notes due November 1, 2008 issued by Doe Run on the date hereof pursuant to the New Secured Note Indenture in the original principal amount of up to $175,832,200, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.122  “New Warrants” shall mean the warrants to purchase up to 667 shares of common stock of Doe Run issued by Doe Run to New Secured Noteholders on the date hereof pursuant to the New Warrant Agreement.

1.123  “New Warrant Agreement” shall mean the Warrant Agreement, dated as of the date hereof, by and between Doe Run and New Secured Note Trustee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.124  “New Warrant Documents” shall mean, individually and collectively, each and all of the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the New Warrant Agreement and (b) the Investor Rights Agreement.

1.125  “Non-Borrower Subsidiary” shall have the meaning set forth in Section 7.5(c)  hereof.

1.126  “Obligations” shall mean any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers and/or any Obligor to Agent or any Lender and/or its affiliates, including principal, interest, charges, fees, premiums, indemnities, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under or in connection with this Agreement, any of the other Financing Agreements or by operation of law in connection therewith, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement, after the commencement of any case with respect to any Borrower or any Obligor under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated or secured.

1.127  “Obligor” shall mean any guarantor, endorser, acceptor, surety, Renco Group or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrowers.

1.128  “Participant” shall mean any financial institution that acquires a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations; provided, that, in no event shall such term be deemed to include Renco Group.

1.129  “Payment Account” shall mean account no. 5000000030279 of Agent at Wachovia Bank, National Association, or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the Payment Account for purposes of this Agreement and the other Financing Agreements.

1.130  “Permits” shall have the meaning set forth in Section 6.7 hereof.

1.131  “Permitted Holders” shall mean Ira Leon Rennert, his wife and his Affiliates, estate, heirs and legatees, and the legal representatives of any of the foregoing, including, without limitation, the trustee of any trust of which one or more of the foregoing are the sole beneficiaries

1.132  “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.133  “Prime Rate” shall mean the rate from time to time publicly announced by Wachovia Bank, National Association, or any successor, as its prime rate, whether or not such announced rate is the best rate available at such bank, calculated on the basis of a three hundred sixty (360) day year and actual days elapsed, which rate shall increase or decrease by an amount equal to each increase or decrease effective on the first day of the month after any change in such prime rate based on the prime rate in effect on the last day of the month in which any such change occurs.

1.134  “Prior Banco de Credito Agreements” shall mean individually and collectively, the agreements, documents and instruments listed on Schedule 1.134 hereto, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.135  “Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 11.6 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations.

1.136  “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether federal, state or local, and whether foreign or domestic, that are paid or payable by any Person and its Subsidiaries in respect of such fiscal year on a consolidated basis in accordance with GAAP.

1.137  “Real Property” shall mean all now owned or hereafter acquired real property of each Borrower, including leasehold interests, together with all buildings, structures, fixtures and other improvements relating thereto, and all metals and minerals which are in, under, upon, or to be produced from such real property to the extent of the rights of such Borrower to the same (but only to the extent such metals and minerals have not been extracted from the real property), wherever located.

1.138  “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or otherwise in favor of or delivered to any Borrower in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, rights and claims against carriers and shippers, rights to indemnification, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower is a beneficiary), in each case relating to Accounts or other property described in Section 5 hereof.

1.139  “Records” shall mean, as to each Borrower, all of such Borrower’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the other Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Borrower with respect to the foregoing maintained with or by any other person).

1.140  “Renco Group” shall mean The Renco Group, Inc., a New York corporation, and its successors and assigns.

1.141  “Renco Junior Participation Agreement” shall mean the Junior Participation Agreement, dated as of even date herewith, by and between Agent and Renco Group, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.142  “Renco Preferred Stock” shall mean the 2,000 shares of Series A Redeemable Preferred Stock, par value $1.00 per share issued by Doe Run to Renco Group pursuant to the terms of the Renco Preferred Stock Purchase Agreement, the Amended Certificate of Incorporation and together with all dividends, stock dividends, interests, profits, redemptions, warrants, subscription rights, stock, securities options, substitutions, exchanges and other distributions now or hereafter distributed by Doe Run or which may hereafter be delivered to the possession of Renco Group with respect thereto.

1.143  “Renco Preferred Stock Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of the date hereof, by and between Doe Run and Renco Group, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.144  “Renco Primary Funding Notice” shall mean any written notice from Agent to Renco Group that an Initial Shortfall Day has occurred and that a Renco Secondary Funding Notice may thereafter be sent by Agent to Renco Group.

1.145  “Renco Secondary Funding Notice” shall mean any written notice from Agent to Renco Group requesting payment by Renco Group to Agent of the purchase price for an additional junior participation interest in Supplemental Loans in an amount calculated as set forth in Section 2.1(d) of the Renco Junior Participation Agreement and setting forth the amount of the Shortfall (and including the amount of the Excess Availability used to calculate such Shortfall) as of the applicable Fifth Shortfall Day.

1.146  “Shortfall” shall mean, as of any date, the amount by which the aggregate Excess Availability of Borrowers (calculated without any deduction for unpaid trade payables and the book overdraft as set forth in Sections 1.57(a)(ii)(C) and (b)(ii)(C)) is less than $3,500,000 as of the close of business on such date.

1.147  “Special Availability Reserve” shall mean the reserve established by Agent on the date hereof pursuant to Section 3.5(b) hereof.

1.148  “Stores Inventory” shall mean Inventory consisting of cast iron fittings, paint, belts and hoses, bolts and nuts, wire and wire products, welding supplies, tools, steel, rope, timber, railroad spikes, railroad car parts and railroad crane parts, baghouse parts, pump parts, compressor parts, electrical parts, bearings, drills, bits and accessories and other parts and supplies.

1.149  “Subsidiary” or “subsidiary” shall mean any corporation, association or organization, active or inactive, as to which more than fifty (50%) percent of the outstanding voting stock or shares or interests shall now or hereafter be owned or controlled, directly or indirectly, by a Borrower, any subsidiary of a Borrower, or any subsidiary of such subsidiary, provided, that, the term “Subsidiary” as used elsewhere in this Agreement, as to any Borrower, shall not include Doe Run Cayman and its Subsidiaries or DR Exploration Company (Proprietary) Ltd. (South Africa), except (a) as otherwise expressly provided in any specific section of this Agreement, (b) for purposes of Section 6.1(b) hereof, and (c) for purposes of this definition.

1.150 “Supplemental Loan Credit Facility” shall mean the Supplemental Loans and Supplemental Loan LC Accommodations provided hereunder and under the other Financing Agreements.

1.151  “Supplemental Loan Funding Date” shall mean from time to time the Business Day on which Agent shall have received from Renco Group, in accordance with the Renco Junior Participation Agreement, cash or other immediately available funds representing not less than the lesser of: (a) the Shortfall on the applicable Fifth Shortfall Day or (b) (i) the Supplemental Loan Limit minus (ii) the outstanding amount of Supplemental Loans on such Fifth Shortfall Day; provided, that, if Agent receives such funds from Renco Group after 12:00 p.m. (New York City time) on such Business Day, the Supplemental Loan Funding Date may, at Agent’s option, be the next Business Day.

1.152  “Supplemental Loan LC Accommodations” shall mean with respect to the Supplement Loan Credit Facility, the letters of credit or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of a Borrower or any Obligor or (b) with respect to which Agent or any Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by a Borrower of its obligations to such issuer (including, without limitation, the Existing Letters of Credit to the extent each is deemed to be a Supplemental Loan LC Accommodation in accordance with Section 3.3 hereof).

1.153  “Supplemental Loan Limit” shall mean, at any time, the lesser of: (a) $15,000,000 and (b) the Maximum Credit minus the sum of the then outstanding amount of the Borrowing Base Loans, the Borrowing Base LC Accommodations and any reserves.

1.154  “Supplemental Loan Termination Date” shall mean the earlier of: (a) the effective date of any termination or non-renewal of the Financing Agreements; provided, that, in the event that at any time after the payment of any of the Obligations arising pursuant to the Supplemental Loans pursuant to Section 3.3(e) hereof, Agent determines that the conditions for such payment set forth in Section 3.3(e) hereof were not satisfied, at Agent’s option (i) Agent may deem any Borrowing Base Loans then outstanding to be Supplemental Loans in accordance with Section 3.3 hereof and (ii) any Obligations arising pursuant to such Supplemental Loans shall be reinstated and continue as if any such payment had not been received or (b) at any time upon written notice from Agent to Renco Group that Agent has determined to terminate the Renco Junior Participation Agreement.

1.155  “Supplemental Loans” shall mean, collectively, the loans made by or on behalf of Lenders to Doe Run as provided for in Section 3.3 hereof; sometimes being referred to herein individually as a “Supplemental Loan”.

1.156  “Tax Sharing Agreement” shall mean the Tax Sharing Agreement, dated February 8, 1990, by and among Renco Group and its Subsidiaries (including Doe Run Cayman and its Subsidiaries for this purpose), as amended on November 1, 1992, which became applicable to DRA and Doe Run on April 7, 1994 and as amended on the date hereof and as the same now exists or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, provided, that, such agreement shall not be amended, modified, supplemented, extended, renewed, restated or replaced without the prior approval of Agent other than for amendments that do not relate to or affect a Borrower or its Subsidiaries.

1.157  “Term Loan Agreement” shall mean the Credit Agreement, dated as of even date herewith, by and among Doe Run, Term Loan Agent and Term Loan Lenders (as the same now exist or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced).

1.158  “Term Loan Agent” shall mean Regiment Capital Advisors, L.L.C, a Delaware limited liability company, in its capacity as Agent pursuant to the Term Loan Documents for the benefit and on behalf of Term Loan Lenders, and its successors and assigns (and including, without limitation, any successor, assignee or additional person at any time acting as administrative agent for the benefit of or on behalf of it and/or Term Loan Lenders).

1.159  “Term Loan Collateral” shall mean the assets and properties of Doe Run and its affiliates set forth in Section 3.1 of the Term Loan Security Agreement (as in effect on the date hereof).

1.160  “Term Loan Debt” shall have the meaning set forth in the Term Loan Intercreditor Agreement.

1.161  “Term Loan Documents” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (i) the Term Loan Agreement, and (ii) the Term Loan Security Agreement.

1.162  “Term Loan Intercreditor Agreement” shall mean the Intercreditor Agreement, dated of even date herewith, by and between Agent and Term Loan Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.163  “Term Loan Lenders” shall mean the lenders at any time parties to the Term Loan Documents and their successors and assigns (including any other lender or group of lenders that at any time succeeds to or refinances, replaces or substitutes for all or any portion of the Term Loan Debt at any time and from time to time).

1.164  “Term Loan Security Agreement” shall mean the Guarantee and Security Agreement, dated of even date herewith, by and among DRA, Borrowers and Term Loan Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.165  “Term Loans” shall mean collectively all term loans made by Term Loan Agent and or Term Loan Lenders to Doe Run pursuant to the Term Loan Agreement or any other Term Loan Documents.

1.166  “Tradename” shall have the meaning set forth in Section 7.1 hereto.

1.167  “U.S. Services Agreements” shall mean, collectively, the agreements listed on Schedule 1.167 hereto between Doe Run and Doe Run Peru, or Doe Run and Doe Run Cayman and any of its other Subsidiaries providing for Doe Run to provide sales agency and hedging services to Doe Run Cayman or any of its Subsidiaries, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.168  “Value” or “value” shall mean, as determined by Agent, with respect to the Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP or (b) market value, as determined by Agent.

1.169  “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

1.170  “Wholly-Owned Subsidiary” shall mean any Subsidiary or such person to the extent all of the Capital Stock or other ownership interests in such Subsidiary (other than (a) directors’ qualifying shares, (b) with respect to Doe Run Peru, any shares purchased by employees of Doe Run Peru or the seller of assets to Doe Run Peru on October 23, 1997, which retained amount shall not exceed one (1%) percent of the total interests in Doe Run Peru, and (c) an immaterial interest owned by other persons solely to comply with applicable law) is owned directly or indirectly by such person or a Wholly-Owned Subsidiary of such person.

1.171  Terms.  All accounting terms used in this Agreement which are not specifically defined herein shall be construed in accordance with GAAP consistently applied, except as otherwise stated herein.

1.172  Other Defined Terms  The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.173  Uniform Commercial Code Definitions.  All terms used herein which are not specifically defined herein which are defined or used in the Uniform Commercial Code as in effect in the State of New York (the “UCC”) shall have the meanings as defined or used in the UCC.

1.174  Interpretation.  For purposes of this Agreement, unless the context otherwise requires, all other terms hereinbefore or hereinafter defined, including but not limited to those terms defined in the recitals hereto, shall have the meanings herein assigned to such terms.  All references to each Borrower and other Persons pursuant to the definitions set forth in the recitals hereto or otherwise herein shall include their respective successors and assigns.  All references to any term in the plural shall include the singular and all references to any term in the singular shall include the plural.

SECTION 2.  ACKNOWLEDGMENT AND RESTATEMENT

2.1  Existing Obligations.  Each Borrower and Guarantor hereby acknowledges, confirms and agrees that Borrowers are indebted to Congress for loans and advances to Doe Run and Fabricated Products under the Existing Loan Agreement, as of the close of business on October 25, 2002, in the aggregate principal amount of $34,588,595 and the aggregate amount of $7,185,176 in respect of Letter of Credit Accommodations (as defined in the Existing Loan Agreement), together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrowers to Congress, without offset, defense or counterclaim of any kind, nature or description whatsoever.

2.2  Acknowledgment of Security Interests.

(a)  Each Borrower and Guarantor hereby acknowledges, confirms and agrees that Congress has had, and on and after the date hereof, that Agent, for itself and the ratable benefit of Lenders, (i) shall continue to have a security interest in and lien upon the Collateral heretofore granted to Congress pursuant to the Existing Financing Agreements to secure the Obligations, and (ii) succeeds to all of the right title and interest of Congress in and to the Collateral including the grant of a security interest by Borrowers to Congress, in its individual capacity, under the Existing Financing Agreements as well as any Collateral granted to or held by Agent or any Lender under this Agreement or under any of the other Financing Agreements.

(b) On and after the date hereof, the liens and security interests of Agent, for itself and the ratable benefit of Lenders, in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests, whether under the Existing Loan Agreement, this Agreement or any of the other Financing Agreements

2.3  Existing Loan Agreement.  Each Borrower and Guarantor hereby acknowledges, confirms and agrees that:  (a) the Existing Loan Agreement has been duly executed and delivered by Doe Run and Fabricated Products and is in full force and effect as of March 12, 1998, (b) the Guarantee, dated January 13, 1999, has been duly executed and delivered by Guarantor and is in full force and effect as of January 13, 1999, and (c) the agreements and obligations of Doe Run and Fabricated Products and Guarantor contained in the Existing Loan Agreement constitute the legal, valid and binding obligations of such Borrower and Guarantor enforceable against it in accordance with their respective terms and Borrower and Guarantor each has no valid defense to the enforcement of such obligations and (d) Agent and Lenders are entitled to all of the rights and remedies provided for in the Existing Loan Agreement and the Existing Financing Agreements as assigned to Agent and Lenders by Congress.

2.4  Restatement.

(a)  Except as otherwise stated in Section 2.2 hereof and this Section 2.4, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Loan Agreement are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Financing Agreements, except that nothing herein or in the other Financing Agreements shall impair or adversely affect the continuation of the liability of each Borrower or Guarantor for the Obligations heretofore granted, pledged and/or assigned to Agent or any Lender.  The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of each Borrower or Guarantor evidenced by or arising under the Existing Loan  Agreement, and the liens and security interests securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released.

(b)  The principal amount of the Loans and Letters of Credit Accommodations (including the Existing Letters of Credit)  outstanding as of the date hereof under the Existing Loan Agreement shall be allocated to the Loans and Letter of Credit Accommodations hereunder according to the Lenders’ Pro Rata Shares and in such manner and in such amounts as Agent shall determine.

2.5  Release.  Borrower and Guarantor each for itself and its successors and assigns does hereby remise, release, discharge and hold Agent and each Lender, its officers, directors, agents and employees and their respective predecessors, successors and assigns harmless from all claims, demands, debts, sums of money, accounts, damages, judgments, financial obligations, actions, causes of action, suits at law or in equity, of any kind or nature whatsoever, whether or not now existing or known, which such Borrower, Guarantor or their respective successors or assigns has had or may now or hereafter claim to have against Agent or any Lender or its officers, directors, Agents and employees and their respective predecessors, successors and assigns in any way arising from or connected with the Existing Loan Agreement or the arrangements set forth therein or transactions thereunder up to and including the date hereof.

SECTION 3.  CREDIT FACILITY

3.1  Borrowing Base Loans.

(a)  Subject to and upon the terms and conditions contained herein, at the request of a Borrower or Administrative Borrower, each Lender severally (and not jointly) agrees to fund its Pro Rata Share of Borrowing Base Loans to each Borrower from time to time in amounts requested by such Borrower (or Administrative Borrower on behalf of such Borrower), up to the amount outstanding at any time equal to the Borrowing Base Loan Limit of such Borrower.  Borrowers may from time to time borrow, repay and reborrow the Borrowing Base Loans made to it in accordance with the terms hereof.

(b)  Notwithstanding anything to the contrary contained herein or in any of the other Financing Agreements, except in Agent’s discretion, (i) the aggregate unpaid principal amount of the Borrowing Base Loans outstanding at any time based on Eligible Inventory, regardless of the amounts of such Eligible Inventory, shall not exceed $35,000,000, (ii) the aggregate unpaid principal amount of the Borrowing Base Loans outstanding at any time based on Eligible Stores Inventory, regardless of the amounts of such Eligible Stores Inventory, shall not exceed $2,500,000, and (iii) the aggregate unpaid principal amount of the Borrowing Base Loans outstanding at any time based on Eligible Accounts and Eligible Inventory of Fabricated Products, regardless of the amount of such Eligible Accounts and Eligible Inventory, shall not exceed $5,000,000.

(c)  Agent may, in its good faith discretion, from time to time, upon not less than five (5) days prior notice to Administrative Borrower, (i) reduce the Lending Formula with respect to Eligible Accounts to the extent that Agent determines that: (A) the dilution with respect to such Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in such Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any respect or may be reasonably anticipated to increase in any respect above historical levels, or (B) the general creditworthiness of Account Debtors has declined or (ii) reduce any of the Lending Formulas with respect to the Eligible Inventory to the extent that Agent determines that: (A) the number of days of the turnover of such Inventory for any period has changed in any material respect or (B) the liquidation value of such Eligible Inventory, or any category thereof, has decreased, or (C) the nature, quality or mix of such Inventory has deteriorated in any material respect.  In determining whether to reduce any of the Lending Formulas, Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing reserves as provided in Section 3.5 hereof.

(d)  Notwithstanding anything to the contrary in Sections 1.16, 3.1(a) and 3.3  hereof, no Accounts or Inventory of Buick Recycling shall, on and after the date hereof, be considered Eligible Accounts, Eligible Inventory or Eligible Stores Inventory and Agent and Lenders shall have no obligation to make and Buick Recycling shall have no right to request any Loans or other financial accommodations hereunder unless and until each of the conditions set forth in Section 7.6(c) hereof shall have been satisfied as determined by Agent.

3.2  Letter of Credit Accommodations.

(a)  Subject to and upon the terms and conditions contained herein, at the request of a Borrower, Agent agrees, for the ratable risk of each Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations to be issued for the account of Borrowers containing terms and conditions acceptable to Agent and the issuer thereof.  Any payments made by Agent or Lenders to any issuer thereof and/or related parties in connection with Borrowing Base LC Accommodations shall constitute additional Borrowing Base Loans pursuant to this Section 3.

(b)  In addition to any customary charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Agent, for the ratable benefit of Lenders, a letter of credit fee at a rate equal to two (2%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Agent may, and upon the written direction of the Majority Lenders  shall, require Borrowers to pay to Agent, for the ratable benefit of Lenders, such letter of credit fee, without notice, at a rate equal to four (4%) percent per annum on such daily outstanding balance for: (i) the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid in full (notwithstanding entry of a judgment against such Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing, as determined by Agent.  Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement.  Borrowers shall not be required to pay such letter of credit fee to Agent in respect of a Letter of Credit Accommodation unless Agent has duly executed and delivered to the issuer of such Letter of Credit Accommodation the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation.

(c)  No Borrowing Base LC Accommodations shall be available unless on the date of the proposed issuance of such Borrowing Base LC Accommodations and prior to such issuance, Excess Availability (calculated without any deduction for unpaid trade payables and book overdraft as set forth in Sections 1.57(a)(ii)(C) and (b)(ii)(C) hereof) shall be equal to or greater than one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent or any Lender with respect thereto.  Effective upon the issuance of each Borrowing Base LC Accommodation and for so long as such Borrowing Base LC Accommodation is outstanding, the amount of Loans which might otherwise be available to such Borrower if such Borrowing Base LC Accommodation were not outstanding, shall be reduced by the amount of such Borrowing Base LC Accommodation.

(d)  Except in Agent’s discretion with the consent of all the Lenders, the aggregate amount of all outstanding Letter of Credit Accommodations to Borrowers and all other commitments and obligations made or incurred by Agent and Lenders in connection therewith shall not at any time exceed $10,000,000.  At any time an Event of Default exists or has occurred and is continuing, Agent may, upon the written direction of the Majority Lenders, shall require each Borrower to either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any or all Letter of Credit Accommodations or furnish cash collateral to Agent, for itself and the ratable benefit of Lenders, for the Letter of Credit Accommodations, and in either case, the Loans otherwise available to Borrowers shall not be reduced as provided in Section 3.2(c) hereof to the extent of such cash collateral.

(e)  Each Borrower shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation except resulting from the gross negligence or wilful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction.  Each Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower’s Agent.  Each Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder except resulting from the gross negligence or wilful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction.  Each Borrower hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by such Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation except resulting from the gross negligence or wilful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

The provisions of this Section 3.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

(f)  Nothing contained herein shall be deemed or construed to grant Borrowers any right or authority to pledge the credit of Agent or any Lender in any manner.  Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent, unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation.  Borrowers shall be bound by any interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrowers.  At any time an Event of Default exists or has occurred and is continuing, Agent shall have the sole and exclusive right and authority to, and Borrowers shall not, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods or (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders.  Agent may take such actions either in its own name or in a Borrower’s name.  At all times, Borrowers shall not, without the prior written consent of Agent, grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents or agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral.

(g)  Any rights, remedies, duties or obligations granted or undertaken by each Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Borrower to Agent and Lenders.  Any rights, remedies, duties or obligations undertaken by Agent or any Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent or any Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by the Borrower requesting such Letter of Credit Accommodation to Agent or the applicable Lender(s) and to apply in all respects to such Borrower.

(h)  Immediately upon the issuance or amendment of any Letter of Credit Accommodation, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit Accommodation (including, without limitation, all Obligations with respect thereto).

3.3 Supplemental Loans.

(a)  In addition to the Loans which may be made by Agent and Lenders to Borrowers pursuant to Sections 3.1 and 3.2 of this Agreement, on or after the date hereof, upon the request of Administrative Borrower made at any time after the date hereof (or as otherwise provided for herein) and prior to the Supplemental Loan Termination Date, and subject to and upon the terms and conditions contained herein and the other Financing Agreements, each Lender severally (and not jointly) agrees:

(i)  On any Supplemental Loan Funding Date, Agent on behalf of Lenders, shall make a Supplemental Loan to Doe Run, in the amount requested by Administrative Borrower; provided, that, each such Supplemental Loan shall be in the amount of the cash or other immediately available funds that has been received by Agent from Renco Group in accordance with the terms of the Renco Junior Participation Agreement in respect of the purchase price for the junior participation interest of Renco Group in such Supplemental Loans to be made so long as after giving effect to such Supplemental Loans, the aggregate amount of all Supplemental Loans then outstanding shall not exceed the Supplemental Loan Limit as then in effect.

(ii)  At any time after Agent may send a Renco Secondary Funding Notice to Renco Group in accordance with the Renco Junior Participation Agreement and Section 3.3(a)(iv) hereof, regardless of whether Agent has received any request by Administrative Borrower for Supplemental Loans or Agent has received cash or other immediately available funds from Renco Group which Agent may request from Renco Group as the purchase price for a junior participation interest in such Renco Secondary Funding Notice, Agent may, at its option, and if Agent has received cash or other immediately available funds from Renco Group for such purchase price, shall, deem any portion of the Borrowing Base Loans or Borrowing Base LC Accommodations to be Supplemental Loans or Supplemental Loan LC Accommodations; provided, that, any such Supplemental Loans or Supplemental Loan LC Accommodations shall not: (A) exceed the amount which Agent may request from Renco Group as the purchase price for a junior participation interest in such Renco Secondary Funding Notice in accordance with the terms of the Renco Junior Participation Agreement or (B) cause the aggregate amount of all Supplemental Loans to exceed the Supplemental Loan Limit as then in effect.  To the extent that any Borrowing Base Loans or Borrowing Base LC Accommodations may for any reason subsequently be deemed to be Supplemental Loans or Supplemental Loan LC Accommodations, the amount of Supplemental Loans or Supplemental Loan LC Accommodations otherwise available shall be reduced by the amount of such Supplemental Loans or Supplemental Loan LC Accommodations. Any payments made by Agent or Lenders to any issuer of a Supplemental Loan LC Accommodation and/or related parties in connection with Supplemental Loan LC Accommodations shall constitute additional Supplemental Loans.

(iii)  At any time on and after an Initial Shortfall Day, Agent may send to  Renco Group a Renco Primary Funding Notice. If such notice is sent before 4:00 p.m. (New York City time)

on any  Business Day, it shall be deemed sent on such Business Day. If such notice is sent after 4:00 p.m. (New York City time) on any Business Day, it shall be deemed sent on the next Business Day and such next Business Day shall instead be deemed to be such Initial Shortfall Day (provided, that, (A) the aggregate Excess Availability of Borrowers on such Business Day is less than $2,500,000 as of the close of business on such day and (B) in the event that the aggregate amount of the Excess Availability of Borrowers on such next Business Day is equal to or greater than $2,500,000, then there shall not be an Initial Shortfall Day at such time).

(iv)  At any time after any Fifth Shortfall Day, Agent may send Renco Group a Renco Secondary Funding Notice.  Except as set forth in Section 3.3(b) hereof or otherwise herein, in the event that Agent receives from Renco Group in cash or other immediately available funds for the purchase price for the junior participation in the Supplemental Loan requested in such Renco Secondary Funding Notice, prior to 12:00 p.m. (New York City time) on any Business Day, Agent on behalf of Lenders shall make a Supplemental Loan to Borrowers in accordance with the terms hereof on such Business Day.  The obligation of Renco Group to pay Agent the amount requested therein as the purchase price for the junior participation in the Supplemental Loan to be made by Agent and Lenders to Doe Run shall be absolute and unconditional in accordance with the terms of the Renco Junior Participation Agreement, notwithstanding the occurrence of any Event of Default or any act, condition, or event which with notice or passage of time or both shall constitute an Event of Default or the commencement of any Insolvency Proceeding by or against any Borrower, Obligor or Renco Group. Upon the commencement of any Insolvency Proceeding by Renco Group or any other insolvency statute or similar statute or in the event that Agent is otherwise stayed from sending a Renco Primary Funding Notice or a Renco Secondary Funding Notice, the obligations of Renco Group  to pay the purchase price for any junior participation in the Supplemental Loans shall automatically mature and become immediately due and payable without any such notice or demand.

(v) Borrowers and Guarantors hereby acknowledge and agree that any failure of Agent to send such notices to Renco Group as specified above and to make any Supplemental Loans to Doe Run as a result thereof shall not in any way affect the liability of Borrowers and/or Guarantor with respect to the Obligations or result in any liability of Agent or any Lender to Borrowers, any other Obligor or party.

(b) In the event that as of the date Agent sends to Renco Group a Renco Secondary Funding Notice, Agent shall have received written notice from a Lender or a Borrower of a material Event of Default and such default exists and is continuing in the determination of Agent (“Existing Default”) and Agent shall have received payment in full in cash or other immediately available funds of the purchase price for the junior participation interest of Renco Group in the Supplemental Loans as requested in such notice, Agent and Lenders shall, notwithstanding that the condition set forth in Section 4.3(c) hereof has not been satisfied, either: (i) make Supplemental Loans up to such amounts received from Renco Group (subject to the limitations set forth in Section 3.3(a)(i) and (ii) hereof), which shall be applied to the Borrowing Base Loans as provided herein and, to the extent that there is any Excess

Availability after giving effect thereto, shall make Borrowing Base Loans in the amount of such Supplemental Loans or (ii) deem any portion of the Borrowing Base Loans or Borrowing Base LC Accommodations to be Supplemental Loans or Supplemental Loan LC Accommodations as provided herein and shall make new Borrowing Base Loans or Borrowing Base LC Accommodations in the amount of the Borrowing Base Loans or Borrowing Base LC Accommodations deemed to be Supplemental Loans or Supplemental LC Accommodations so long as, in the case of (i) or (ii), Agent has determined that (A) the making of such Borrowing Base Loans by Agent and Lenders or the allocation of any Borrowing Base Loans or Borrowing Base LC Accommodations to be Supplemental Loans or Supplemental LC Accommodations shall not be deemed to be a waiver of any Existing Default or any other Event of Default or any act, condition, or event which with notice or passage of time or both would constitute an Event of Default which may have occurred or which may occur whether similar to the Existing Default or otherwise, (B) Renco Group has complied with all of its obligations under the Renco Junior Participation Agreement and is not otherwise in default thereunder or under any other agreement related to the financing arrangements of Borrowers, (C) as of the date of and after giving effect to any such Borrowing Base Loans or the allocation of any Borrowing Base Loans or Borrowing Base LC Accommodations to be Supplemental Loans or Supplemental LC Accommodations, no Event of Default or any act, condition, or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred (other than the Existing Default) regardless of whether such Event of Default or act, condition or event occurred on the date Agent sent the Renco Secondary Funding Notice or after or is similar to the Existing Default or otherwise, (D) as of such date, there has been no further deterioration in the value of any of the Collateral or the ability of Agent and Lenders to realize thereon or otherwise be paid in full (as defined in Section 9.2 hereof) all of the Obligations by Borrowers on the terms and conditions set forth herein, (E) no Borrower or Obligor is the subject of an Insolvency Proceeding, and (F) the Supplemental Loan Termination Date shall not have occurred.  A copy of the notice regarding the Existing Default shall be provided to Renco Group by a Borrower if such notice is given by a Borrower to Agent, and if such notice is delivered by a Lender to Agent, Agent shall use best efforts to provide a copy to Renco Group; provided, that, the failure of Agent to provide such notice shall not affect any of the obligations or liabilities of Borrowers hereunder or Renco Group under the Renco Junior Participation Agreement.

(c)  Except in the discretion of Majority Lenders, Borrowers shall not have any right to request, and Agent and Lenders shall not make, any Supplemental Loans in excess of the Supplemental Loan Limit then in effect or at any time on or after the Supplemental Loan Termination Date or if such Supplemental Loan would cause the Obligations to exceed the Maximum Credit.

(d)  The proceeds of the Supplemental Loans shall be applied to the payment of Obligations arising in respect of the Borrowing Base Loans.

(e)  Without limiting any other rights of Agent or any Lender under this Agreement or otherwise, Agent shall apply any payments it receives from or for the account of  Doe Run (whether identified as payments of the Supplemental Loans or otherwise) to any of the Obligations in such order and manner set forth in Section 9.2(b) hereof; provided, that, any such payments received, including but not limited to, payments with the proceeds of any Borrowing Base Loans or the proceeds of any sale, disposition or other realization upon all or any part of the Collateral, shall only be applied to repay the Obligations arising pursuant to the Supplemental Loans, if each of the following conditions is satisfied as determined by Agent:

(i) as to any such repayment, Agent shall have received prior written notice from Administrative Borrower that Borrowers will make such payment not less than five (5) Business Days prior to the date thereof,

(ii) for each of the sixty (60) consecutive days immediately prior to the date of any such repayment, the aggregate Excess Availability of Borrowers shall have been not less than $5,000,000,

(iii) as of the date of any such repayment and after giving effect thereto, the aggregate Excess Availability of Borrowers shall be not less than $5,000,000,

(iv) any such repayment must be made within ten (10) Business Days of the notice provided to Agent in Section 3.3(e)(i) hereof,

(v)  as of the date of any such repayment, (A) the Renco Junior Participation Agreement shall be in full force and effect (except for termination thereof in accordance with their terms) and shall not be void or invalid and neither Renco Group, nor any Borrower, Obligor or any other party thereto shall have contested the validity or enforceablity of any term or provision hereof, (B) Renco Group and each other party thereto shall have complied with all of the terms, covenants, conditions or provisions of the Renco Junior Participation Agreement and any other agreement of such parties in favor of Agent or any Lender in connection with the financing arrangements among Borrowers, Agent and Lenders, (C) Renco Group shall have honored all demands for payment under the Renco Junior Participation Agreement, and shall not have denied it has any further liability or obligation thereunder or have revoked, terminated or purported to revoke or terminate the Renco Junior Participation Agreement or any term or provision thereunder or hereunder and (D) no injunctive relief or restraining order shall have been sought or granted which does or would, if granted limit or impair the rights of Agent or any Lender to receive payment under the Renco Junior Participation Agreement in accordance with the terms of the foregoing or to retain any funds drawn or paid thereunder,

(vi) all amounts required to be paid pursuant to Sections 9.2(b)(i), (ii), (iii) and (iv) hereof have been paid in full in cash or other immediately available funds, and

(vii) as of the date of any such repayment and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an

Event of Default shall exist or have occurred and is continuing except that this condition shall not apply with respect to any payments permitted under Section 9.2(b) hereof.

(f) Subject to Section 3.3(k) hereof and the satisfaction of each of the conditions set forth in Section 3.3(e) hereof and the other rights of Agent and Lenders hereunder to receive payments from Renco Group, to the extent that Agent receives any proceeds of any Borrowing Base Loans or Collateral that are used to repay the Obligations arising pursuant to the Supplemental Loans in accordance with this Section and Agent shall have had received payment from Renco Group in full in cash or other funds for the purchase price for its junior participation interest in such Supplemental Loans, Agent shall remit such amounts to Renco Group.  Nothing contained herein shall be construed to require Agent to remit any funds to Renco Group if Renco Group has failed to comply with any of the terms thereof or to limit the Agent’s right setoff or recoupment against amounts otherwise payable to Renco Group for amount owing to Agent and Lenders.

(g)  The Supplemental Loans shall be secured by all of the Collateral.

(h)  Notwithstanding anything to the contrary contained herein or in the other Financing Agreements, unless sooner demanded by Agent in accordance with the terms of this Agreement or the other Financing Agreements, each Borrower further agrees that all outstanding and unpaid Obligations arising pursuant to the Supplemental Loans (including without limitation, principal, interest, fees, costs, expenses and other charges in respect thereof payable by Borrowers to Agent) shall automatically, without notice or demand, be absolutely and unconditionally due and payable and Borrowers shall pay to Agent in immediately available funds all such Obligations on the Supplemental Loan Termination Date; provided, that, Borrowers may only use proceeds of any Loans or Collateral to repay the Obligations arising pursuant to the Supplemental Loans if each of the conditions set forth in Section 3.3(e)  hereof is satisfied as determined by Agent.  Interest shall accrue and be due, until and including the next Business Day, if the amount paid by Borrowers to the bank account designated by Agent for such purpose is received in such bank account later than 11:00 a.m., (New York City time).

(i)  All of the Obligations arising pursuant to the Supplemental Loans shall be due and owing on the Supplemental Loan Termination Date regardless of whether Borrowers are permitted to make payments in respect to such Obligations in accordance with Section 3.3(e)  hereof.

(j)  Each Borrower acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement or the Financing Agreements, the failure of  Borrowers to pay all of the Obligations arising pursuant to the Supplemental Loans on or before the  Supplemental Loan Termination Date or at any other time that all or any portion of such Obligations may be payable hereunder or otherwise, shall constitute an Event of Default regardless of whether Borrowers are permitted to make payments in respect of such Obligations in accordance with Section 3.3(e)  hereof.  Without limiting any other rights of Agent with respect to the establishment of reserves or otherwise, each Borrower acknowledges that Agent may from time to time, at its option, establish reserves in the amount equal to the then accrued and unpaid interest in respect of the Supplemental Loans.

(k)  Each Borrower acknowledges and agrees that, in the event that after the payment of any of the Obligations arising pursuant to the Supplemental Loans, Agent determines that the conditions for such payment set forth in Section 3.3(e) above were not satisfied, such Obligations arising pursuant to the Supplemental Loans shall be reinstated and continue as if any such payment had not been received.

(l)  For purposes of this Section 3.3, the term “Excess Availability” shall be calculated without any deduction for unpaid trade payables and the book overdraft notwithstanding anything to the contrary in Sections 1.57(a)(ii)(C) and (b)(ii)(C) hereof.

3.4  Maximum Credit.  Except in Agent’s discretion, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit.

3.5  Reserves.

(a) Without limiting any other rights and remedies of Agent or Lenders hereunder or under the other Financing Agreements, all Loans otherwise available to Borrowers shall be subject to Agent’s continuing right in its discretion, to establish a reserve reducing the amounts of Loans otherwise available to Borrowers and to increase and decrease such reserve from time to time, if and to the extent that, in Agent’s judgment, such reserve is necessary to protect Agent and/or Lenders against possible non-payment for any reason by Account Debtors or possible non-payment of any of the Obligations, or in respect of any state of facts which does or would, with notice or passage of time or both, constitute an Event of Default hereunder or for any other reason.

(b) In addition to any other rights of Agent under this Agreement with respect to the establishment of reserves or otherwise, and in addition to any other reserves at any time established by Agent, Agent shall, effective on the date hereof, establish a reserve reducing the amount of Borrowing Base Loans otherwise available to Borrowers in the amount of the $5,000,000 (the “Special Availability Reserve”). The term “reserves” as used herein and the other Financing Agreements shall be deemed to include, in addition and not in limitation, the Special Availability Reserve.

(c) Without limiting any rights or remedies of Agent under the Loan Agreement or any of the other Financing Agreements with respect to the establishment of reserves or otherwise, Agent may establish reserves to reflect (a) any past due Indebtedness described in Section 7.3(p) of the Loan Agreement, (b) the failure of Agent to receive the certification described in Section 7.19(f) of the Loan Agreement in accordance with the terms of such Section or (c) any loss payments which constitute Insurance Premium Collateral which shall have been deposited in or received in the lockbox or blocked account established by Borrowers in connection with the Financing Agreements or otherwise with respect to Borrowers’ financing arrangements with Agent for the handling of collections of Receivables or other assets.

3.6  Changes in Laws and Increased Costs of Loans.  If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender of funding or maintaining the Loans or the Letter of Credit Accommodations, then Borrowers and Guarantors shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify Lenders against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified); provided, that, Borrowers shall have not liability for any such costs incurred more than one hundred eighty (180) days prior to such demand.  A certificate as to the amount of such increased cost and showing the basis for calculation thereof in reasonable detail shall be submitted to a Administrative Borrower by Agent and shall be conclusive, absent manifest error.

3.7  Mandatory Prepayments.

(a)  In the event that the outstanding amount of the Borrowing Base Loans to Borrowers exceed the Borrowing Base of such Borrower, or any component of the Borrowing Base Loans exceed the sublimits set forth in Section 3.1(b) hereof, or the aggregate amount of the outstanding Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 3.2(d) hereof, or the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall exceed the Maximum Credit, such event shall not limit, waive or otherwise affect any rights of Agent and Lenders in that circumstance or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent, for the ratable benefit of Lenders, the entire amount of any such excess(es) for which payment is demanded or in the case of Letter of Credit Accommodations, provide cash collateral to Agent (for itself and the ratable benefit of Lenders) in such amount.

(b)  Subject to Section 10.1(e) hereof, all such payments in respect of the Loans pursuant to this Section 3.7 shall be without premium or penalty.  All interest accrued on the principal amount of the Loans paid pursuant to this Section 3.7 shall be paid, or may be charged by Agent to the loan account(s) of Borrowers, at Agent’s option, on the date of such payment.

3.8  Interest.

(a)  Interest on all of the Loans and other non-contingent Obligations shall be payable by Borrowers to Agent, for the ratable benefit of Lenders, at the Interest Rate.

(b)  In no event shall the Interest Rate and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that a court determines that Agent or Lenders has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest in the inverse order of maturity, and the provisions hereof shall be deemed amended to provide for the highest permissible rate.

(c)  Subject to the foregoing, all interest charges hereunder or in connection herewith shall be (i) computed as provided herein and in the other Financing Agreements and (ii) paid monthly to Agent on the first day of each calendar month, or, at Agent’s option, charged to a Borrower’s account(s) maintained by Agent as of the first day of each calendar month and deemed paid by the first amounts subsequently credited thereto.

(d)  Without limiting the continuing right of Agent and Lenders to demand payment of the Loans and other Obligations, or any portion thereof, in accordance with the terms of this Agreement, or any of the other Financing Agreements, all interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof, shall be payable on demand.

3.9  Closing Fee.  Borrowers shall pay to Agent (for the account of Lenders based upon their Pro Rata Shares), a closing fee of $750,000, which fee is fully earned and payable on the date hereof.

3.10  Servicing Fee.  Borrowers shall pay monthly to Agent, for its own account, a servicing fee in an amount equal to $10,000 for each month or part thereof during the term of this Agreement and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the first day of each month.

3.11  Unused Line Fee.  Borrowers shall pay to Agent, for the ratable benefit of Lenders, based upon their Pro Rata Shares, an unused line fee at a rate equal to one-quarter (1/4%) percent per annum calculated upon the amount (if any) by which (a) the Maximum Credit exceeds (b) the average aggregate daily principal balance of the Loans and Letter of Credit Accommodations outstanding during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

3.12  Authorization to Make Loans.  Agent is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Administrative Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations.  All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested Loan is to be made or Letter of Credit Accommodation established (which day shall be a Business Day) and the amount of the requested Loan and Letter of Credit Accommodation.  Requests received after 11:00 a.m. (New York City time) on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day.  All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrowers when deposited to the credit of a Borrower or otherwise disbursed or established in accordance with the instructions of a Borrower or in accordance with the terms and conditions of this Agreement.

3.13  Settlement Procedures.

(a)  Notwithstanding any other provision of this Agreement, and in order to administer the Credit Facility in an efficient manner and to reduce the number of fund transfers between Lenders and Agent, Borrowers, Lenders and Agent agree that Agent may (but shall not be obligated to), and Borrowers and Lenders hereby irrevocably authorize the Agent to, fund, on behalf of the Lenders, Loans pursuant to Sections 3.1 and 3.3 hereof, subject to the procedures for settlement set forth in this Section 3.13; provided, that, (i) other than to fund Loans to make payments to the issuer of any of the Letter of Credit Accommodations or for costs and expenses as provided for herein, Agent shall in no event fund such Loans if the Agent shall have received written notice from the Majority Lenders on the Business Day prior to the day of the proposed Loan that one or more of the applicable conditions precedent contained in Section 4 will not be satisfied on the day of the proposed Loan, and (ii) Agent shall not otherwise be required to determine that, or take notice whether, the applicable conditions precedent in Section 4 have been satisfied.

(b)  With respect to all periods for which the Agent has funded Loans pursuant to Section 3.13(a) above, the amount of each Lender’s Pro Rata Share in the outstanding Loans and Letter of Credit Accommodations shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of the close of business on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly.  Agent shall deliver to each of Lenders after the end of each week, or such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”).  If the summary statement is sent by Agent and received by a Lender prior to 12:00 noon (New York City time) then such Lender shall make the settlement transfer described in this Section by no later than 2:00 p.m. (New York City time) on the day such summary statement was sent, and if such summary statement is sent by Agent and received by a Lender after 12:00 noon (New York City time), such Lender shall make such settlement transfer by no later than 2:00 p.m. (New York City time) on the next Business Day following the date of the receipt of such summary statement.  If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase.  If the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease.  The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent.  Each of Agent and Lenders agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations.  Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans which have been funded by such Lender.

(c)  To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by Borrowers, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section 3.13.  In lieu of weekly or more frequent settlements, Agent may at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to or for the benefit of Borrower.  In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder.

(d)  If Agent is not funding a particular Loan pursuant to Section 3.13(a) above on any day, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to Borrowers on such day.  If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Interest Rate.  During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to a Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account.  Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify such Borrower of such failure and such Borrower shall immediately pay such corresponding amount to Agent for its own account.

(e)  Nothing in this Section 3.13 or otherwise in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Agent or Borrowers may have against any Lender as a result of any default by such Lender hereunder.

3.14  Use of Proceeds.  All Loans made by Agent on behalf of Lenders or made or provided by Lenders to or for the account of Borrowers pursuant to this Agreement and the other Financing Agreements shall be used by Borrowers for general operating and working capital purposes of Borrowers and such other purposes as permitted by the terms hereof.

3.15  Joint and Several Liability.  Borrowers shall be liable for all amounts due to Agent and Lenders under this Agreement, regardless of which Borrower actually receives the Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which Lender accounts for such Loans, Letter of Credit Accommodations or other extensions of credit on its books and records.  The Obligations with respect to Loans made to a Borrower, and the Obligations arising as a result of the joint and several liability of a Borrower hereunder, with respect to Loans made to the other Borrower hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of both Borrowers.  The Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letter of Credit Accommodations or other extensions of credit made to the other Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (a) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrower, (b) the absence of any attempt to collect the Obligations from the other Borrower or any other security therefor, or the absence of any other action to enforce the same, (c) the waiver, consent, extension, forbearance or granting of any indulgence by Agent or any Lender with respect to any provisions of any instrument evidencing the Obligations of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to Agent or any Lender, (d) the failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights and maintain its security or collateral for the Obligations of the other Borrower, (e) the election of Agent in any proceeding instituted under the

Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (f) any borrowings or grant or a security interest by the other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (g) the disallowance of all or any portion of the claim(s) of Agent for the repayment of the Obligations of the other Borrower under Section 502 of the Bankruptcy Code, or (h) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of the other Borrower.  With respect to the Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letter of Credit Accommodations or other extensions of credit made to the other Borrower hereunder, each Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent or any Lender now has or may hereafter have against Borrowers, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent or any Lender.  Upon any Event of Default, Agent may proceed directly and at once, without notice (except as otherwise specifically provided for herein), against a Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrower or any other Person, or against any security or collateral for the Obligations.  Each Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshall any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.

3.16  Appointment of Administrative Borrower for Requesting Loans and Receipts of Loans and Statements.

(a)  Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to request and receive Loans and Letter of Credit Accommodations pursuant to this Agreement and the other Financing Agreements from Lender in the name or on behalf of such Borrower.  Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letter of Credit Accommodations to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower.  Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b)  Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent of Borrowers pursuant to this Section 3.16.  Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Borrowers, or the issuance of any Letter of Credit Accommodations for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c)  Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent with respect to the

Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d)  Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made directly by such Borrower.

(e)  No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

SECTION 4.  CONDITIONS PRECEDENT TO LOANS AND OTHER FINANCIAL ACCOMMODATIONS

4.1  Conditions Precedent to Initial Loans and Letter of Credit Accommodations to Borrowers.  Each of the following is a condition precedent to the amendment and restatement of the Obligations under the Existing Loan Agreement and the initial Borrowing Base Loans and Borrowing Base LC Accommodations to Borrowers pursuant to this Agreement and the other Financing Agreements which shall be satisfied in a manner acceptable to Agent and each Lender (any of which may be waived, in whole or in part, only by Agent and all Lenders in writing):

(a)  Agent shall have received, in form and substance satisfactory to Agent, a consolidated pro-forma balance sheet of Doe Run and its Subsidiaries (including for this purpose, Doe Run Cayman and its Subsidiaries) reflecting the initial transactions contemplated hereunder, including, but not limited to, the transactions contemplated by the Existing Note Exchange Offer,  Term Loan Documents and the New Secured Note Agreements, accompanied by a certificate dated of even date herewith of the chief financial officer or treasurer of Doe Run acceptable to Agent stating that such pro-forma balance sheet represents the reasonable, good faith opinion of such officer as to the subject matter thereof as of the date hereof;

(b)  Agent shall have received, in form and substance satisfactory to Agent, evidence that the New Secured Notes, the other New Secured Note Agreements and all agreements, documents and instruments relating thereto (including without limitation, the New Secured Note Intercreditor Agreement) have been duly authorized, executed and delivered by the parties thereto in accordance with their terms,

(c)  Agent shall have received, in form and substance satisfactory to Agent, evidence that (i) Doe Run has received cash or other immediately available funds in the aggregate amount of $15,035,000 constituting the proceeds of the Initial Term Loan pursuant to the terms of the Term Loan Documents, (ii) Doe Run has received $20,000,000 in cash or other immediately available funds from

Renco Group pursuant to the terms of the Renco Preferred Stock Purchase Agreement (inclusive of the amounts referenced in Section 4.1(d) hereof which shall be applied to the purchase price to be paid by Renco Group to Doe Run in respect of the Renco Preferred Stock), and (iii) Doe Run has used the entire amount of its special term deposit held by Banco de Credito pursuant to Prior Banco de Credito Agreements to make a loan in the amount of $139,062,500 to Doe Run Peru and Doe Run Peru has received $139,062,500 in cash or other immediately available funds as a loan from Doe Run which Indebtedness is evidenced by the Doe Run Peru Intercompany Note and the proceeds of such loan shall have been applied to satisfy in full the existing Indebtedness of Doe Run Peru to Banco de Credito pursuant to the Prior Banco de Credito Agreements,

(d)  Agent shall have received, in form and substance satisfactory to Agent, written instructions from Renco Group instructing Congress to pay to Agent, for the benefit of Doe Run, the $5,066,009 of the existing cash collateral held by Congress and delivered by Renco Group to Congress, prior to the date hereof, pursuant to the terms of the Cash Collateral Pledge Agreement, dated January 4, 2002, by and among Renco Group and Congress and Agent shall apply such amount to the Obligations outstanding on the date hereof, and such amount shall be deemed to be a portion of the purchase price to be paid by Renco Group to Doe Run for the Renco Preferred Stock pursuant to the Renco Preferred Stock Purchase Agreement;

(e)  Agent shall have received, in form and substance satisfactory to Agent, (i) all other consents, waivers, acknowledgments, releases, terminations and other agreements and documents from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement, the other Financing Agreements, Existing Note Exchange Offer, Term Loan Documents and the New Secured Note Agreements, including any consent or amendment required under the Banco de Credito Agreements and the Existing Note Agreements, (ii) evidence in form and substance satisfactory to Agent that the Existing Notes in an amount not less than the minimum amount required pursuant to the Exchange Offer Agreements shall have been tendered for exchange for New Secured Notes pursuant to the Existing Notes Exchange Offer, and shall not have been withdrawn, prior to the expiration of the Existing Notes Exchange Offer, and (iii) all other conditions precedent to the Existing Notes Exchange Offer (other than the issuance of the New Secured Notes pursuant to the Existing Notes Exchange Offer) shall have been satisfied.

(f)  each Borrower shall have established a lockbox and the Blocked Accounts for its collections and the transfer thereof to Agent, which shall be in form and substance satisfactory to Agent, in accordance with Section 9.1 hereof;

(g)  Agent shall have received true, correct and complete copies of each of the following as duly executed by the parties thereto: (i) the Tax Sharing Agreement, (ii) all Material Contracts, (iii) the Banco de Credito Agreements, (iv) the Term Loan Documents (including without limitation the Term Loan Intercreditor Agreement), (v) the Renco Junior Participation Agreement, (vi) the Renco

Preferred Stock Purchase Agreement, (vii) the Exchange Offer Agreements (including the New Secured Note Intercreditor Agreement), and (viii) the Doe Run Peru Intercompany Note;

(h)  Agent shall have received evidence of insurance and loss payee endorsements required under this Agreement and under the other Financing Agreements, in form and substance satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee, all at Borrowers’ cost and expense;

(i)  Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has, or will have upon the filing of appropriate financing statement amendments, a valid perfected first priority security interest in all of the Collateral;

(j)  Agent shall have received and reviewed UCC search results for all jurisdictions in which assets of Borrowers are located in the United States, which search results shall be in form and substance satisfactory to Agent;

(k)  all requisite corporate or limited liability company action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate or limited liability company action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation or organizational documents of each Borrower and Guarantor (including the Amended Certificate of Incorporation) certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation or organization);

(l)  Agent shall have received not less than $20,000,000 (including the $5,066,009 paid to Agent for the benefit of Doe Run as described in Section 4.1(d) hereof) from, or on behalf of Doe Run, which amount shall be applied by Agent to the Obligations outstanding on the date hereof in accordance with the terms and conditions of the Loan Agreement;

(m)  Agent shall have received, in form and substance satisfactory to Lender, an opinion letter of counsel to Borrowers with respect to the Existing Note Exchange Offer, New Secured Note Agreements, the transactions contemplated therein, the Financing Agreements and such other matters as Lender or its counsel may request; and

(n)  this Agreement, the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly authorized, executed and delivered to Agent, in form and substance satisfactory to Agent.

4.2  Conditions Precedent to All Loans and Letter of Credit Accommodations to Buick Recycling.  Notwithstanding anything to the contrary in Sections 1.16 and 3.1(a) above, and in addition to all of the conditions set forth in Section 4.1 hereon, each of the conditions set forth in Section 7.6(c) hereof shall be satisfied in a manner acceptable to Agent and each Lender and no Accounts or Inventory of Buick Recycling shall, on and after the date hereof, be considered Eligible Accounts or Eligible Inventory or Eligible Stores Inventory and Agent and Lenders shall have no obligation to make, and Buick Recycling will have no right to request, any Loans or other financial accommodations hereunder unless and until each of such conditions is so satisfied and Agent shall have conducted a field examination with respect to Buick Recycling, its assets and its business, and in no event shall such Accounts or Inventory or any Accounts or Inventory transferred to Buick Recycling pursuant to the transactions described in the Buick Asset Transfer Documents be deemed Eligible Accounts or Eligible Inventory or Eligible Stores Inventory unless the results of such field examination shall be satisfactory to Agent in all respects (and reporting with respect to all such assets shall have been included in the accounting systems of Buick Recycling in a manner satisfactory to Agent) and then only to the extent the criteria for Eligible Accounts and Eligible Inventory and Eligible Stores Inventory set forth herein are satisfied with respect thereto (or as modified by Agent to reflect the results of Agent’s field examination, including any separate advance percentage with respect to such Accounts or Inventory or Reserves as Agent may determine in good faith), and upon the request of Agent, the Accounts and Inventory acquired by Buick Recycling pursuant to such transfer shall at all times after such transfer be separately identified and reported to Agent in a manner satisfactory to Agent.

4.3  Conditions Precedent to All Borrowing Base Loans and Letter of Credit Accommodations.  In addition to all of the conditions set forth in Section 4.1 and 4.2 hereof, each of the following is an additional condition precedent to the Borrowing Base Loans and Borrowing Base LC Accommodations to Borrowers, including the initial Borrowing Base Loans and Borrowing Base LC Accommodations and any future Borrowing Base Loans and Borrowing Base LC Accommodations:

(a)  all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representation and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b)  no law, regulation, order, judgment or decree of any Governmental Authority shall, and Lender shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements, the Exchange Offer Agreements, the New Secured Note Agreements, the Term Loan

Documents or the Renco Preferred Stock Purchase Agreements, or (ii) has or could reasonably be expected to have a Material Adverse Effect; and

(c)  no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

4.4 Conditions Precedent to Supplemental Loans and Supplemental Loan LC Accommodations.  In addition to all of the conditions set forth in Section 4.1 hereon, each of the following is an additional condition precedent to any Borrowing Base Loans and Supplemental Loan LC Accommodations to Borrowers:

(a)  all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representation and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date); and

(b)  no law, regulation, order, judgment or decree of any Governmental Authority shall, and Lender shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements, the Exchange Offer Agreements, the New Secured Note Agreements, the Term Loan Documents or the Renco Preferred Stock Purchase Agreements, or (ii) has or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.  COLLATERAL

5.1  As collateral security for the prompt performance, observance and payment in full of all of the Obligations, each Borrower hereby grants, pledges and assigns to Agent for itself and the ratable benefit of Lenders, and confirms, reaffirms and restates its prior grant to Agent (as successor to Congress) of, a continuing security interest in and a lien upon, and a right of setoff against, and hereby assigns to Agent, for itself and the ratable benefit of Lenders, as security, all of the following now owned and hereafter acquired or existing assets and properties of such Borrower (which assets and properties, together with all other collateral security for the Obligations granted to or otherwise held or acquired by Agent or any Lender are referred to herein as the “Collateral”):

(a)  all Accounts;

(b)  all contracts, contract rights, licenses, customer lists and other general intangibles relating to any Receivables or other property described in this Section 5, including, without limitation, all Intellectual Property to the extent affixed to, or to be affixed to, any Inventory or other property described in this Section 5 for purposes of selling the same, or otherwise necessary or reasonably desirable in connection with the collection, sale or other disposition of the Receivables or any of the other property described in this Section 5, choses in action, causes of action and other claims and rights relating to the Receivables and Inventory, including, without limitation, those against Account Debtors, and against shippers and carriers, agreements or arrangements with sales agents, distributors or the like and/or consignees, warehouses or other third persons in possession of any Inventory, and guaranty or warranty claims with respect to Receivables or Inventory;

(c)  all Inventory;

(d)  all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(e)  all instruments that evidence or relate to any Receivables or other property described in this Section 5, including, without limitation, all promissory notes that evidence or relate to any Receivables or other property described in this Section 5;

(f)  all documents which relate to any Receivables or other property described in this Section 5 and documents of title with respect to any Inventory or which evidence or relate to indebtedness arising pursuant to Receivables or other property described in this Section 5;

(g)  all Blocked Accounts, or any deposit account (or other account) used in connection with the collection of Receivables or other property described in this Section 5 or the remittance thereof to Agent or any Lender, or containing proceeds of Receivables or other property described in this Section 5;

(h)  all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights relating to any Receivables or other property described in this Section 5;

(i)  all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and

(iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(j)  all of the following now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise: (i) all investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) all monies, credit balances, deposits and other property of any Borrower;

(k)  all commercial tort claims relating to any Receivables or other property described in this Section 5;

(l)  to the extent not otherwise described above, all Receivables;

(m)  all Records; and

(n)  all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

5.2  For purposes of Section 5.1 hereof, the Collateral shall not include (a) the U.S. Services Agreements listed on Schedule 1.167 hereto or Accounts arising in the ordinary course of business payable by Doe Run Peru to Doe Run under the U.S. Services Agreements listed on Schedule 1.167 hereto; (b) the Doe Run Peru Intercompany Note; and (c) the shares of Capital Stock owned by any Borrower in any Subsidiary (including, for this purpose, Doe Run Cayman and its Subsidiaries).

5.3  (a)  Each Borrower irrevocably and unconditionally authorizes Agent (or its Agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower as debtor, as Agent may require, and including any other information with respect to such Borrower or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof.  Each Borrower hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any).  Each Borrower hereby authorizes Agent to adopt on behalf of such Borrower any symbol required for authenticating any electronic filing.  In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower as debtor includes assets and properties of such Borrower that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral, and Agent agrees, upon the request of any Borrower, and at Borrowers’ expense, to file such amendments or partial releases as shall be necessary to cause such financing statements to cover only the Collateral.  In no event shall any Borrower at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower as debtor.

(b)  Each Borrower does not have any chattel paper (whether tangible or electronic) or instruments constituting Collateral as of the date hereof.  In the event that any Borrower shall be entitled to or shall receive any chattel paper or instrument constituting Collateral after the date hereof, Borrowers shall promptly notify Agent thereof in writing.  Promptly upon the receipt thereof by or on behalf of any Borrower (including by any Agent or representative), such Borrower shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that evidence or relate to any Receivables or Inventory that such Borrower has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree.  At Agent’s option, each Borrower shall, or Agent may at any time on behalf of any Borrower, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Congress Financial Corporation and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c)  In the event that any Borrower shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower shall promptly notify Agent thereof in writing.  Promptly upon Agent’s request, such Borrower shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)  Each Borrower does not have any deposit accounts as of the date hereof, except as set forth on Schedule 6.17.  Borrowers shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied:  (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such deposit account, such Borrower shall as Agent may specify either (A) deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower and the bank at which such deposit account is opened and maintained or (B) arrange for Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Agent. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s salaried employees.

(e)  No Borrower owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property constituting Collateral (other than the shares of Capital Stock of Compass described in Section 7.5(v) hereof), as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof except as set forth on Schedule 5.3(e) hereto.

(i) In the event that any Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities constituting Collateral, such Borrower shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify.  If any securities constituting Collateral, now or hereafter acquired by any Borrower are uncertificated and are issued to such Borrower or its nominee directly by the issuer thereof, such Borrower shall immediately notify Agent thereof and shall as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or such nominee, or (B) arrange for Agent to become the registered owner of the securities.

(ii)  Borrowers shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than an account used in connection with the Hedging Agreements) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A)  Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower shall as Agent may specify either (i) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower and such securities intermediary or commodity intermediary or (ii) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent.

(f)  Borrowers are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof except as set forth on Schedule 5.3(f).  In the event that any Borrower shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower shall promptly notify Agent thereof in writing.  Such Borrower shall immediately, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument constituting Collateral, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g) To the best knowledge of Borrowers, except as set forth on Schedule 5.3(g), Borrowers do not have any commercial tort claims as of the date hereof.  In the event that any Borrower shall at any time after the date hereof have any commercial tort claims constituting Collateral, such Borrower shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower to Agent of a security interest in such commercial tort claim (and the proceeds thereof).  In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein.  Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(h)  Borrowers do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in Schedule 6.9 hereto and except for goods located in the United States in transit to a location of a Borrower permitted herein in the ordinary course of business of such Borrower in the possession of the carrier transporting such goods.  In the event that any goods, documents of title constituting Collateral or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in Schedule 6.9 hereto or such carriers, Borrowers shall promptly notify Agent thereof in writing.  Promptly upon Agent’s request, Borrowers shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower that is the owner of such Collateral.

(i)  Borrowers shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of (except as specifically set forth herein), and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

SECTION 6.  REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby jointly and severally represents and warrants to Agent and Lenders (to the extent applicable to Guarantor as set forth herein), as follows, which representations and warranties are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of each, together with the representations and warranties in the other Financing Agreements, being a continuing condition of each Loan and Letter of Credit Accommodations:

6.1  Organization and Qualification.

(a)  Each Borrower and its Subsidiaries is a duly organized or formed and validly existing corporation or limited liability company in good standing under the laws of its state or jurisdiction of incorporation or organization, with perpetual existence, and has the power as a limited liability company or the corporate power and authority to own its properties and to transact the business in which it is engaged or presently proposes to engage.  Each Borrower and its Subsidiaries has qualified to do business as a foreign corporation or limited liability company, as applicable, in the states and other jurisdictions listed on Schedule 6.1(a) hereto, which constitute all states or other jurisdictions where the nature of its business or the ownership or use of property requires such qualification.

(b)  Each Borrower does not have any Subsidiaries as of the date hereof, except as set forth on Schedule 6.1(b) hereto.

6.2  Power and Authority.  Each Borrower has the power as a limited liability company or the corporate power and authority to borrow and each Borrower, Guarantor and their respective Subsidiaries has the power as a limited liability company or the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and the other Financing Agreements and all other agreements, instruments and documents delivered by such Borrower, Guarantor and their respective Subsidiaries pursuant hereto and thereto applicable to it, and each Borrower, Guarantor and their respective Subsidiaries has taken or caused to be taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of this Agreement, the other Financing Agreements and the other agreements relating hereto or thereto to which it is a party, the present and future borrowings by such Borrower hereunder and thereunder and the execution, delivery and performance of the instruments and documents delivered and to be delivered by it pursuant hereto and thereto.  This Agreement and the other Financing Agreements to which it is a party constitute and will constitute legal, valid and binding obligations of each Borrower and Guarantor, enforceable in accordance with their respective terms.

6.3  Name; State of Organization; Chief Executive Office; Collateral Locations.

(a)  The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement.  Except as set forth on Schedule 6.3, no Borrower or Guarantor has, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business.

(b)  Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth on Schedule 6.1(b) hereto.  Schedule 6.1(b) hereto accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

(c)  The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 6.9 hereto and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 6.9 hereto, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 6.9(b) below.

Schedule 6.9 hereto correctly identifies any of such locations which are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.

6.4  Existing Notes Exchange Offer and Cancellation of Existing Notes.

(a)  As of the date hereof, (i) Existing Notes in an amount not less than the minimum amount required pursuant to the Existing Notes Exchange Offer Agreements have been tendered for exchange for New Notes pursuant to the Existing Notes Exchange Offer, and shall not have been withdrawn, and (ii) all other conditions precedent to the Existing Notes Exchange Offer (other than the issuance of the New Secured Notes pursuant to the Existing Notes Exchange Offer) have been satisfied.  Not later than one day following the date hereof, the Existing Notes Exchange Offer and the transactions contemplated thereunder (other than the transfer of the assets set forth on Schedule 7.6(c) from Doe Run to Buick Recycling pursuant to the Buick Asset Transfer Agreements) have been or shall have been duly consummated in accordance with their terms, including the fulfillment (not merely the waiver, except as may be disclosed to Agent and consented to in writing by Agent) of all conditions precedent set forth therein and giving effect to the terms of the Exchange Offer Agreements respectively, all of the Existing Notes tendered for exchange pursuant to the Existing Notes Exchange Offer have been exchanged for the New Secured Notes, as applicable, and all obligations, liabilities and Indebtedness of Doe Run evidenced by or arising under such exchanged Existing Notes have been satisfied and performed and all such Existing Notes have been cancelled, and, if all of the Existing Notes are exchanged by the holders of the Existing Notes pursuant to the Existing Notes Exchange Offer, or otherwise acquired by Doe Run, all security interests in, and mortgages and liens upon, any of the assets of Doe Run or any Obligor to secure the Indebtedness evidenced by or arising under the Existing Secured Notes shall be terminated and released.

(b)  All actions and proceedings required by the Existing Notes Exchange Offer Agreements (other than the issuance of the New Secured Notes pursuant to the Existing Notes Exchange Offer), applicable law and regulation have been taken and the transactions required thereunder had been duly and validly taken and consummated.

(c)  No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the Existing Notes Exchange Offer or the transactions described in the Exchange Offer Agreement, and no governmental action or proceeding has been threatened or commenced seeking any injunction, restraining order or other order which seeks to void or otherwise modify the Existing Notes Exchange Offer or the transactions described in the Exchange Offer Agreements.

(d)  Borrowers have delivered, or caused to be delivered, to Agent true, correct and complete copies of the Exchange Offer Agreements.

6.5  New Secured Notes

(a)  Upon the issuance of the New Secured Notes in accordance with the Exchange Offer Agreements, the New Secured Notes shall have been duly authorized, issued and delivered by Borrowers and all agreements, documents and instruments related thereto, including, but not limited to, the New Secured Note Indenture, shall have been duly authorized, executed and delivered and the transactions contemplated thereunder performed in accordance with their terms by the respective parties thereto in all respects, including the fulfillment (not merely the waiver) of all conditions precedent set forth herein.  Upon the issuance thereof in accordance with the Exchange Offer Agreements, all actions and proceedings required by the New Secured Note Agreements and the agreements, documents and instruments related thereto, applicable law or regulation shall have been taken and the transactions required thereunder shall have been duly and validly taken and consummated.  Upon the issuance of the New Secured Notes in accordance with the Exchange Offer Agreements, neither the execution and delivery of the New Secured Notes, any of the other New Secured Note Agreements or any of the instruments and documents to be delivered pursuant thereto, nor the consummation of the transactions therein contemplated, nor compliance with the provisions therein contemplated, has violated or will violate any law or regulation or any order or decree of any court or governmental instrumentality in any respect or does or will conflict with or result in the breach of, or constitute a default in any respect under, any indenture, mortgage, deed of trust, agreement or instrument to which any Borrower or Obligor is a party or may be bound, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property of any Borrower or Obligor (except as specifically contemplated hereunder or under the other Financing Agreements) or violate any provision of the Certificate of Incorporation or By-Laws (or other organizational documents as applicable) of any Borrower or Obligor.

(b)  No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the issuance of the New Secured Notes and the transactions described therein and no governmental or other action or proceeding has been threatened or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the issuance of the New Secured Notes.

(c)  Borrowers have delivered, or caused to be delivered, to Agent true, correct and complete copies of the New Secured Note Agreements and all other agreements, documents and instruments existing as of the date hereof relating thereto.

6.6  Capitalization.

(a)  All of the issued and outstanding shares of Capital Stock of Fabricated Products and all of the issued membership interests of Buick Recycling and Guarantor are directly and beneficially owned and held by Doe Run and have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind (except any lien in favor of Term Loan Agent to the extent permitted by Section 7.4(n) hereof).  All of the issued and outstanding shares of Capital Stock of Doe Run are directly and beneficially owned and held by DRA (other than the

Renco Preferred Stock and any Capital Stock issued or to be issued to the holders of the New Warrants) and have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind.  All of the issued and outstanding shares of Capital Stock of DRA are directly and beneficially owned and held by Renco Group and have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind.

(b)  Upon the creation of the Obligations, the security interests of Agent for itself and the ratable benefit of Lenders, the amendment and restatement of the Existing Loan Agreement, the consummation of the Existing Note Exchange Offer, the making of the Term Loan and the issuance of the Renco Preferred Stock, and the other transactions contemplated hereunder, (i) each Borrower shall continue to be able to pay its debts as they mature in accordance with its customary practices and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business and all businesses in which it is about to engage, (ii) the assets and properties of each Borrower at a fair valuation and at their present fair salable value are, and will be, greater than the Indebtedness and other liabilities of such Borrower, and including subordinated and contingent liabilities computed in the amount which, to the best of Borrowers’ knowledge, represents an amount which can reasonably be expected to become an actual or matured liability, and (iii) each Borrower has sufficient capital to carry on all businesses and transactions in which it now engages or proposes to engage in, is solvent and will, in the reasonable, good faith determination of such Borrower as of the date hereof, continue to be solvent after the creation of the Obligations and the security interests in favor of Agent, for itself and the ratable benefit of Lenders, and is able to pay its debts as they mature in accordance with its customary practices.

6.7  Compliance with Other Agreements and Applicable Law.

(a)  After giving effect to the transactions contemplated herein, each Borrower, Guarantor and their respective Subsidiaries is not in default under, in violation of or in contravention of, in any respect, any indenture, mortgage, deed of trust, deed to secure debt, agreement or instrument to which it is a party or by which it or any of its assets or properties may be or are bound, in each case where such default, violation or contravention has or would have a Material Adverse Effect.

(b)  Neither the execution and delivery of this Agreement, the other Financing Agreements, or any of the instruments and documents to be delivered pursuant hereto or thereto, nor the consummation of the transactions herein or therein contemplated, nor compliance with the provisions hereof or thereof, has violated any law or regulation or any order or decree of any court or Governmental Authority in any respect or does or will conflict with or result in the breach of, or constitute a default in any respect under, any indenture, mortgage, deed of trust, agreement or instrument to which such Borrower, Guarantor  or any of their respective Subsidiaries is a party or may be bound, which in any case has or would have a Material Adverse Effect, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property of such Borrower, Guarantor or any of its Subsidiaries (except as specifically contemplated hereunder or under the other Financing Agreements) or violate any provision of the certificate of incorporation or by-laws (or other organizational documents, as applicable) of such Borrower, Guarantor or any of its Subsidiaries.

(c)  Each Borrower has obtained or will obtain prior to the time required by applicable law all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business and is in compliance in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, but not limited to, Federal Mine Safety and Health Administration, Federal Office of Surface Mining and Reclamation, and the Federal Environmental Protection Agency) relating to its business (including, without limitation, those set forth in or promulgated pursuant to ERISA, the Occupational Safety and Health Act of 1970, as amended, the Surface Mining Control and Reclamation Act of 1977, the Mine Safety and Health Act of 1977, the Fair Labor Standards Act of 1938, as amended, the Code, and the Environmental Laws).  Schedule 6.7 hereto sets forth all material permits, licenses, approvals, consents, certificates, orders or authorizations (“Permits”) issued, held or pending by each Borrower as of the date hereof by any federal, state or local Governmental Authority.  The Permits constitute all permits, licenses, approvals, consents, certificates, orders, authorizations or applications necessary for each Borrower to own and operate its business as presently conducted or proposed to be conducted where the failure to have such Permits would have a Material Adverse Effect.  Except for the permits which are described as “pending” on Schedule 6.7 hereto, all of the Permits are valid and subsisting and in full force and effect and there are no actions, claims or proceedings pending or threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

6.8  Governmental Approval.  No consent, approval or other action of, or filing with, or notice to any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement, the other Financing Agreements or any of the instruments or documents to be delivered pursuant hereto or thereto, except for the filing of UCC financing statement amendments and those approvals needed for the transfer of Permits from Doe Run to Buick Recycling in connection with the asset transfer set forth in Section 7.6(c) hereof.

6.9  Chief Executive Office; Collateral Locations.

(a)  The address of the principal place of business and chief executive office of each Borrower is as set forth on Schedule 6.9 hereto, which address is the mailing address for such principal place of business and chief executive office.  The books and records relating to the Accounts of each Borrower are located at such address.  The Collateral is located only at the locations set forth on Schedule 6.9.

(b)  Each Borrower may open any new location within the continental United States provided it (i) gives Agent thirty (30) days prior written notice of the intended opening of any such new location, except, that, such Borrower may only give Agent written notice of any intended new location on the same day it is established, provided, that, (A) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred, (B) the value of all of the Collateral located at all of such new locations shall not exceed $2,500,000 as to Doe Run or Buick Recycling or $1,000,000 as to Fabricated Products, and (C) within fifteen (15) days after the date of any such notice from such Borrower, Agent shall have received all agreements, documents and instruments pursuant to Section 6.9(b)(ii) below as Agent may require, and (ii) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments consistent with the other then existing Financing Agreements to the extent applicable or otherwise as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral to be located in such location, including, without limitation, UCC financing statements and agreements from appropriate Persons acknowledging the liens of Agent on the Collateral to be located in such location, waiving any lien or claim by such Person to the Collateral and permitting Agent access to the premises to exercise its rights and remedies and otherwise deal with the Collateral.

6.10  Priority of Liens/Title to Properties.

(a)  The security interests and liens granted to Agent for itself and the ratable benefit of Lenders under this Agreement and the other Financing Agreements constitute valid and perfected liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 6.10 hereto and the liens permitted under Section 7.4 hereof.

(b)  Each Borrower, Guarantor and their respective Subsidiaries has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those directly in favor of or assigned to Agent and such others as are specifically permitted under the provisions of this Agreement as listed on Schedule 6.10 hereto or under Section 7.4 hereof and the other Financing Agreements.  Each Borrower, Guarantor and their respective Subsidiaries has peaceful and undisturbed possession of all Real Property and Equipment and such other assets as may be necessary for its business as presently conducted or proposed to be conducted and under all security agreements, leases, licenses and easements necessary for the operation of its properties and business.  None of such leases, licenses and easements contain any unusual or burdensome provisions which might materially affect or impair the operations of such properties and business and all such leases, licenses and easements are valid and subsisting and in full force and effect.

6.11  Tax Returns.  Except as set forth on Schedule 6.11, each Borrower, Guarantor and their respective Subsidiaries has filed, or caused to be filed all Federal, State, county, local, foreign and other tax returns, reports and declarations which are required to be filed by it and as to which an extension has not been granted and has paid or caused to be paid all taxes shown to be due and payable on said returns and reports or in any assessment received by it, to the extent that such taxes have become due and payable, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary and with respect to which adequate reserves have been set aside on its books.  Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

6.12  Litigation.  Except as set forth on Schedule 6.12 hereto, there is no present investigation by any Governmental Authority pending or, to the best of the knowledge of each Borrower and Guarantor, threatened against or affecting such Borrower, Guarantor or its respective Subsidiaries or their respective properties or business and there is no present action, suit, proceeding or claim by any Person pending or, to the best of the knowledge of each Borrower and Guarantor, threatened against such Borrower, Guarantor or its respective Subsidiaries or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, the other Financing Agreements, or other instruments, agreements or documents delivered in connection herewith or therewith, which if adversely determined with respect to it, would have a Material Adverse Effect.

6.13  Intellectual Property.  Each Borrower, Guarantor and their respective Subsidiaries owns or licenses all patents, trademarks, service-marks, logos, tradenames, trade secrets, know-how, copyrights, or licenses and other rights with respect to any of foregoing, which are necessary for the operation of its business as presently conducted or proposed to be conducted.  No trademark, service-mark, logo or similar item at any time used by a Borrower, Guarantor or their respective Subsidiaries which is owned by another person or owned by such Borrower, Guarantor or their respective Subsidiaries subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent is affixed to any Eligible Inventory.  To the best of the knowledge of each Borrower, Guarantor and their respective Subsidiaries, no product, process, method, substance, part or other material presently contemplated to be sold by or employed by such Borrower, Guarantor or their respective Subsidiaries, infringes any patent, trademark, service-mark, tradename, copyright, license or other right owned by any other Person and no claim or litigation is pending or threatened against or affecting a Borrower contesting its right to sell or use any such product, process, method, substance, part or other material.

6.14  Accounts.  Each Eligible Account of a Borrower represents a valid and legally enforceable indebtedness based upon an actual and bona fide sale and delivery of goods or rendition of services in the ordinary course of the business of such Borrower which has been finally accepted by the Account Debtor and for which the Account Debtor is unconditionally liable to make payment of the amount stated in each invoice, document or instrument evidencing the Eligible Account in accordance with the terms thereof, without offset, defense or counterclaim (except that for sales of lead and By-Products by Doe Run and Buick Recycling, the amount of the Account may be subject to adjustment based on the results of the assay, and final prices and weights, with respect to lead and By-Products sold giving rise to such Account).  All statements made and all unpaid balances appearing in the invoices, documents and instruments evidencing each Eligible Account are true and correct and are in all respects what they purport to be and all signatures and endorsements that appear thereon are genuine and all signatories and endorsers have full capacity to contract and each Account Debtor is solvent and financially able to pay in full the Eligible Account when it matures.  None of the transactions underlying or giving rise to any Account violates any Federal, State or foreign laws or regulations, and all documents relating to the Accounts are legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms and all recording, filing and other requirements of giving public notice under any applicable law have been duly complied with.

6.15  Employee Benefits.

(a)  Each Borrower, Guarantor, and its respective Subsidiaries has not engaged in any transaction in connection with which such Borrower, Guarantor or its respective Subsidiaries, that could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(b)  No liability to the Pension Benefit Guaranty Corporation (other than liability for premiums in the ordinary course of the business of Borrowers) has been or is expected by a Borrower or Guarantor to be incurred with respect to any employee pension benefit plan of such Borrower, Guarantor and its Subsidiaries.  Except as set forth on Schedule 6.15(b), there has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan of a Borrower, Guarantor or its respective Subsidiaries which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

(c)  Full payment has been made of all amounts which each Borrower, Guarantor and their respective Subsidiaries is required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee pension benefit plan of any Borrower or their Subsidiaries as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, except as set forth on Schedule 6.15 hereto, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such employee pension benefit plan.

(d) As of November 1, 2001, the current value of all vested accrued benefits under all employee pension benefit plans maintained by each Borrower, Guarantor or its respective Subsidiaries that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits as of such date, except in the case of all Plans of any Borrower and its Subsidiaries identified on Schedule 6.15 hereto; provided, that, (i) from time to time such amount may increase or decrease, and (ii) from the time to time promptly upon Agent’s request, Borrowers shall deliver to Agent a statement, in form reasonably satisfactory to Agent, setting forth the current amount by which such current vested accrued benefits exceed the current value of the assets of such plans.  The terms “current value” and “accrued benefit” have the meanings specified in Section 4062(b)(1)(A) and Section 3 of ERISA, respectively.

(e)  Except as set forth on Schedule 6.15, no Borrower, Guarantor or their respective Subsidiaries is or has ever been obligated to contribute to any “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

6.16  Environmental Compliance.

(a)  Except as set forth on Schedule 6.16 hereto, Borrower, Guarantor and any of their respective Subsidiaries have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which as of the date hereof or at any time thereafter violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder, in each case, in any material respect and the operations of any Borrower, Guarantor and its respective Subsidiaries comply in all material respects with all Environmental Laws and all applicable licenses, permits, certificates, approvals and similar authorizations thereunder.

(b)  Except as set forth on Schedule 6.16 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or, to the best of any Borrower’s or Guarantor’s knowledge, threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by such Borrower, Guarantor or any of its respective Subsidiaries in any material respect or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacturer, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects such Borrower, Guarantor or its Subsidiaries or their businesses, operations or assets or any properties at which such Borrower, Guarantor or its Subsidiaries transported, stored or disposed of any Hazardous Materials in any material respect.

(c)  Except as set forth on Schedule 6.16 hereto, Borrowers, Guarantor and their Subsidiaries do not have any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials, in each case, in violation of any applicable Environmental Law.

(d)  Except as set forth on Schedule 6.16, each Borrower, Guarantor and their Subsidiaries has, or shall, prior to the time required by applicable law, have all material licenses, certificates, approvals and other Permits required to be obtained or filed in connection with the operations of such Borrower, Guarantor and its Subsidiaries under any Environmental Law and all of such licenses, permits, certificates, approvals and other Permits are valid and in full force and effect.

6.17  Bank Accounts.  All of the deposit accounts, investment accounts or other accounts in the name of or used by each Borrower or its Subsidiaries maintained at any bank or other financial institution are set forth on Schedule 6.17 hereto, subject to the right of each Borrower to establish new accounts in accordance with Section 7.17 below.

6.18  Investment Company.  Each Borrower, Guarantor and their Subsidiaries are not an “investment company”, or an “affiliated person” or “promoter” or “principal underwriter”, as such terms are defined in the Investment Company Act of 1940, as amended.  The making of the Loans by Agent on behalf of Lenders or by Lenders, the application of the proceeds and the repayment thereof by each Borrower and Guarantor and the performance of the transactions contemplated herein will not violate any provision of the Investment Company Act of 1940, as amended, or any rule, regulation or order issued pursuant thereto.

6.19  Regulation G; Securities Exchange Act of 1934.  No Borrower or Guarantor owns any “margin security” as such term is defined in Regulation G, as amended (12 C.F.R. Part 207) of the Board.  The proceeds of the borrowings made pursuant to this Agreement and the other Financing Agreements will be used by each Borrower only for the purposes contemplated hereunder.  None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation G of the Board, as amended.  No Borrower or Guarantor will take or permit any Agent acting in its behalf to take, any action which might cause this Agreement or the other Financing Agreements, or instruments delivered pursuant hereto or thereto, to violate any regulation of the Board or to violate the Securities Exchange Act of 1934 or any state or other securities laws, in each case as in effect on the date hereof or as amended hereafter.

6.20  No Material Adverse Change.  There has been no material adverse change in the business, assets, condition (financial or  otherwise) or results of operations of Borrowers, and their Subsidiaries (taken as a whole) since the date of the most recent financial statements with respect thereto submitted to Agent or field examination with respect thereto conducted by Agent except as disclosed in the Exchange Offer Agreements (as in effect on the date hereof).

6.21  Financial Statements.

(a)  None of the financial statements, reports and other information furnished or to be furnished by a Borrower or Guarantor to Agent or any Lender with respect to such Borrower, Guarantor and its Subsidiaries contain, as of their respective dates, any untrue statement of material fact or (taken as a whole) omit to state any material fact necessary to make the information therein not misleading.  Such financial statements and reports were and will be prepared in accordance with GAAP consistently applied, except as otherwise expressly provided herein or therein, and shall fairly present the consolidated and consolidating financial condition and results of operations of the applicable Persons, as of the dates and for the periods indicated thereon.

(b)  The future cash flow projections for Doe Run and its Subsidiaries (together with the summaries of assumptions and projected assumptions, based on historical performance with respect thereto) furnished by Doe Run to Agent and Lenders taken as a whole represent the reasonable, good faith opinion of such Borrower or Guarantor and its management as to the subject matter thereof.

6.22  Disclosure.

(a)  The information contained in the representations and warranties of each Borrower set forth in this Agreement, the other Financing Agreements, or in any other instrument, document, list, certificate, statement, schedule or exhibit heretofore delivered or to be delivered to Agent or any Lender, as contemplated in this Agreement or in the other Financing Agreements, does not contain and will not contain any untrue statement of a material fact and (taken as a whole) does not omit and will not omit to state a material fact necessary in order to make the information contained herein or therein not misleading.

(b)  After giving effect to the transactions contemplated by this Agreement, the other Financing Agreements, and the other instruments or documents delivered in connection herewith and therewith, there does not exist and there has not occurred any act, condition or event which constitutes an Event of Default or which, with notice or passage of time or both would constitute an Event of Default.

6.23  Labor Disputes.

(a)  Set forth on Schedule 6.23 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor or any of their respective Subsidiaries and any union, labor organization or other bargaining Agent in respect of the employees of such Borrower, Guarantor and/or any of its Subsidiaries on the date hereof.

(b)  No Borrower, Guarantor or  nor any of their Subsidiaries is engaged in any unfair labor practice that is reasonably likely to have a Material Adverse Effect.  There is (i) no significant unfair labor practice complaint pending against a Borrower or its Subsidiaries or, to the best of each Borrower’s or Guarantor’s knowledge, threatened against either of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against a Borrower, Guarantor or any of their respective Subsidiaries or, to best of each Borrower’s or Guarantor’s knowledge, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or any of its Subsidiaries or, to the best of each Borrower’s or Guarantor’s knowledge, threatened against any Borrower, Guarantor or any of their Subsidiaries, except (with respect to any matter specified in clause (i) and (ii) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

6.24  Restrictions on Subsidiaries.  Except for restrictions contained in any agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on such Borrower or Guarantor or any of its Wholly-Owned Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between such Borrower or Guarantor and any of its Wholly-Owned Subsidiaries or (ii) between any Subsidiaries of such Borrower or Guarantor or (b) the ability of such Borrower or any of its Wholly-Owned Subsidiaries to grant security interests to Agent in the Collateral.

6.25  Material Contracts.  All of the Material Contracts of each Borrower, Guarantor and their Subsidiaries are set forth on Schedule 6.25 hereto.  Each Borrower and Guarantor has delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof.  No Borrower, Guarantor any of their Subsidiaries is in breach of or in default under any Material Contract.

SECTION 7.  ADDITIONAL COVENANTS

In addition to the covenants set forth in the other Financing Agreements, each Borrower and Guarantor hereby jointly and severally covenants to and agrees with Agent and Lenders that Borrowers and Guarantor (to the extent applicable to Guarantor as set forth herein) shall comply with the following covenants, or cause the same to be complied with, unless Agent shall otherwise consent in writing:

7.1  Tradenames.  Some of a Borrower’s invoices may from time to time be rendered to customers under the tradenames listed on Schedule 6.3 hereto (which, together with any new tradenames used after the date hereof are referred to collectively as the “Tradenames” and individually, as a “Tradename”).  As to the Tradenames used by it, and the related Accounts:

(a)  Each Tradename is a tradename (and not an independent corporation or other legal entity) by which such Borrower may identify and sell or lease certain of its goods or services and conduct a portion of its business.

(b)  All Accounts and proceeds thereof (including any returned merchandise) which arise from the sale or lease of goods or rendition of services invoiced under the Tradename shall be owned solely by such Borrower and shall be subject to the security interests of Agent and other terms of this Agreement and the other Financing Agreements.

(c)  All assignments or confirmatory schedules of Accounts delivered to Agent by such Borrower, whether in the name of any of the Tradenames or of such Borrower, shall be executed by such Borrower as owner of such assigned Accounts, as the case may be.

(d)  New Tradenames may be used by a Borrower, but only if (i) Agent is given at least thirty (30) days prior written notice of the intended use of any new Tradename and (ii) such supplemental financing statements or similar instruments as Agent may request shall be executed and delivered to Agent by such Borrower for filing or recording by Agent prior to the use of such new Tradename.

7.2  Subsidiaries.  Each Borrower and Guarantor shall not form or acquire any Subsidiaries without the prior written consent of Agent except as permitted in Section 7.6(c) hereof.  In the event Agent so consents, promptly upon such formation or acquisition, (a) such Subsidiary shall be subject to the terms of this Agreement and bound by the terms and conditions hereof applicable to the Subsidiaries of a Borrower and Guarantor and (b) each Borrower or Guarantor shall cause any such Subsidiary to execute and deliver to Agent, in form and substance satisfactory to Agent and its counsel:  (i) an absolute and unconditional guarantee of payment of any and all present and future Obligations of Borrowers to Agent containing terms substantially similar to those guarantees entered into by each Borrower or Guarantor in favor of Agent as of the date hereof, (ii) a security agreement granting to Agent for itself and the ratable benefit of Lenders a first lien (except as otherwise consented to in writing by Agent) upon the same types and categories of assets of such Subsidiary as those assets constituting the Collateral containing terms substantially similar to this Agreement to the extent that Agent deems appropriate and related Uniform Commercial Code Financing Statements; provided, that, in the event Agent elects, at its option, not to include any assets of such Subsidiary in the Borrowing Base of any Borrower or not to make loans or provide other financial accommodations to or for the benefit of such Subsidiary, such Subsidiary shall not be required to execute and deliver such a security agreement, unless (A) the amount of the capital contributions or other investments by a Borrower or Guarantor in, or loans by a Borrower or Guarantor to, or any other payments by a Borrower in connection with the acquisition or formation of such Subsidiary, shall at any time exceed $1,000,000 or (B) a Borrower or Guarantor (1) provides credit support for, or guarantees any Indebtedness of, such Subsidiary or (2) is, or agrees to be, directly or indirectly liable for any Indebtedness of such Subsidiary or Subsidiary of such Subsidiary or (C) any default by such Subsidiary in respect of any Indebtedness of such Subsidiary would permit (upon notice or passage of time or both) any holder of any Indebtedness of a Borrower or any Obligor to declare a default on such Indebtedness of such Borrower or Obligor or cause the payment of such Indebtedness of a Borrower or any Obligor to be accelerated or payable prior to its final scheduled maturity and (iii) such other agreements, documents and instruments as Agent may require, including, but not limited to, supplements and amendments hereto and other loan agreements or instruments evidencing Indebtedness of such new Subsidiary to Agent.

7.3  Indebtedness.  Each Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist, contingently or otherwise, any Indebtedness, except:

(a)  the Obligations;

(b)  Capitalized Lease Obligations and other Indebtedness incurred in the ordinary course of its business secured only by liens permitted under Section 7.4(k) hereof;

(c)  Indebtedness of Doe Run and its Subsidiaries up to the principal amount of $255,000,000 consisting of the principal amount of $200,000,000 evidenced by the Existing Unsecured Fixed Rate Notes and $55,000,000 evidenced by the Existing Unsecured Floating Rate Notes, in each case as reduced by payments of principal in respect thereof, plus interest thereon at the rate provided for in the Existing Unsecured Notes as in effect on the date hereof; provided, that:  (i) within thirty (30) days of the date hereof, Agent shall have received evidence, in form and substance satisfactory to Agent, that the principal amount of the Existing Unsecured Fixed Rate Notes shall not exceed $25,500,000 and the principal amount of the Existing Unsecured Floating Rate Notes shall not exceed $5,500,000 as a result of the consummation of the Existing Notes Exchange Offer, (ii) Doe Run shall only make regularly scheduled payments of principal and interest or other mandatory payments in respect of such Indebtedness in accordance with the terms of the Existing Unsecured Notes as in effect on the date hereof, except that Doe Run may prepay, redeem, or defease, in whole or in part, the Existing Unsecured Notes (as in effect after the consummation of the Existing Notes Exchange Offer), so long as (A) Doe Run provides Agent with two (2) Business Days’ prior written notice of the intention of Doe Run to make any such prepayment, redemption or defeasance, (B) as of the date of such prepayment, redemption or defeasance, and after giving effect thereto, no Obligations (other than pursuant to Borrowing Base LC Accommodations and the costs, expenses and other charges relating thereto) shall be then outstanding, (C) after giving effect to such prepayment, redemption or defeasance, the aggregate  Excess Availability of Borrowers shall be not less than $10,000,000, and (D) no Event of Default, exists or has occurred and is continuing, (iii) Doe Run shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the Existing Unsecured Note Agreements or any agreements, documents or instruments executed and/or delivered in connection therewith as in effect on the date hereof, or (B) redeem, retire, defease, purchase or otherwise deposit or invest any sums for such purpose, except for (1) the redemptions of the Existing Unsecured Notes in accordance with the terms and conditions of the Exchange Offer Agreements (as the same are in effect on the date hereof), and (2) the prepayments, redemptions and defeasances permitted under clause (ii) hereof, (iv) Doe Run shall furnish to Agent copies of all notices, demands or other materials either received from the Existing Unsecured Note Trustee or any of the holders of the Existing Unsecured Notes, or on its or their behalf, promptly after receipt thereof, or sent by Doe Run or any of its Affiliates, or on its or their behalf, to the Existing Unsecured Note Trustee or any other representative of the holders of the Existing Unsecured Notes, concurrently with the sending thereof, as the case may be, and (v) such Indebtedness is and shall at all times be unsecured;

(d)  Indebtedness of each Borrower or any of its Wholly-Owned Subsidiaries evidenced by performance bonds, surety bonds or similar guarantees incurred in the ordinary course of business for purposes of insuring the performance of such Borrower or Wholly-Owned Subsidiary in an aggregate principal amount not to exceed at any time outstanding $10,000,000; provided, that, in the event that the issuer of any such performance bonds, surety bonds or guarantees has any security interest in, or any other claim or right to any of the Collateral (whether contingent upon a default by such Borrower or Subsidiary and/or pursuant to rights of subrogation or otherwise) Agent may, at its option, either (i) establish a reserve pursuant to Section 3.5 hereof in an amount equal to the liability of such Borrower or Subsidiary to such issuer as determined by Agent or (ii) determine that the Receivables and Inventory related to the bonds or guarantees shall not be Eligible Accounts or Eligible Inventory;

(e)  contingent Indebtedness permitted under Section 7.5 hereof;

(f)  Indebtedness of Doe Run in respect of (i) Interest Rate Protection Obligations incurred in the ordinary course of business so long as the same has been approved by Agent and (ii) Hedging Agreements incurred in the ordinary course of business; provided, that, at no time shall the aggregate maximum exposure (marked to market) pursuant to such Interest Rate Protection Obligations and Hedging Agreements exceed $20,000,000;

(g)  unsecured Indebtedness of any Borrower to any Non-Borrower Subsidiaries (including for this purpose Doe Run Cayman and its Subsidiaries) arising after the date hereof pursuant to loans by such Non-Borrower Subsidiaries to such Borrower, provided, that, (i) such Indebtedness is subject to, and subordinate in right of payment to, the right of Agent to receive the prior indefeasible payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent (provided that payments shall be permitted in respect of such Indebtedness to the extent provided in Section 7.3(g)(iii) below), (ii) Agent shall have received, in form and substance satisfactory to Agent, a subordination agreement providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior indefeasible payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Non-Borrower Subsidiaries and such Borrower, (iii) Borrowers shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness so long as any of the Obligations are outstanding and unpaid and this Agreement has not been terminated, except that a Borrower may make regularly scheduled payments in respect of such Indebtedness in accordance with the terms of such Indebtedness, to the extent each of the following conditions is satisfied as determined by Agent:  (A) as of the date of any such payment and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (B) as of the date of any such payment and after giving effect thereto, the daily average of the aggregate Excess Availability of Borrowers for the immediately preceding thirty (30) consecutive day period shall not be less than $10,000,000, and as of the date of such payment and after giving effect thereto, the aggregate Excess Availability of Borrowers shall be not less than $10,000,000, and no Obligations arising pursuant to the Supplemental Loan Credit Facility shall be then outstanding, and (C) Agent shall receive two (2) Business Days prior notice of any such payment, (iv) Borrowers shall not, directly or indirectly, (A) amend, modify, alter or change any terms of such Indebtedness or any agreement, document or instrument related thereto, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (v) Borrowers shall furnish to Agent all notices, demands or other materials in connection with such Indebtedness either received by a Borrower or on its behalf, promptly after receipt thereof, or sent by a Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

(h)  unsecured Indebtedness of Subsidiaries of each Borrower to such Borrower arising after the date hereof pursuant to loans by such Borrower to such Subsidiaries to the extent such loans by such Borrower are permitted under Sections 7.5(c), (d), (e) and (u) hereof; provided, that, such Indebtedness shall not be evidenced by any promissory note or other instrument, unless the original of such note or other instrument is pledged and delivered to Agent (with such endorsement thereof as Agent may require);

(i)  Indebtedness of each Borrower existing on the date hereof which is described on Schedule 7.3 hereto; provided, that:  (i) Borrower may only make regularly scheduled payments of principal and interest as set forth on Schedule 7.3, (ii) Borrowers shall not, directly or indirectly, (A) make any prepayments or other non-mandatory payments in respect of such Indebtedness (except as otherwise permitted pursuant to Section 7.3(l) below), or (B) amend, modify, alter or change the terms of the agreements with respect to such payments or otherwise, except, that, Borrowers may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to such Borrower, or (C) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose (except as otherwise permitted pursuant to Section 7.3(l) below), and (iii) Borrowers shall furnish to Agent all notices, demands or other materials in connection with such Indebtedness either received by a Borrower or on its behalf, promptly after the receipt thereof or sent by a Borrower or on its behalf concurrently with the sending thereof, as the case may be;

(j)  Indebtedness of each Borrower or any of its Subsidiaries, arising after the date hereof, other than Indebtedness otherwise permitted under this Section 7.3, provided, that, as to each and all of such Indebtedness: (i) Agent shall have not received less than ten (10) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, whether such Borrower or a Subsidiary of such Borrower is incurring the Indebtedness, the person to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may request, (ii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such

Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) such Indebtedness shall be incurred by such Borrower or Subsidiary at commercially reasonable rates and terms in an arm’s length transaction, (iv) such Indebtedness shall not at any time include terms and conditions which in any manner adversely affect Agent or any rights of Agent as determined in good faith by Agent and confirmed by Lender to such Borrower or Subsidiary in writing or which are more restrictive or burdensome than the terms or conditions of any other Indebtedness of such Borrower or Subsidiary as in effect on the date hereof, (v) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing, (vi) in no event shall the aggregate principal amount of such Indebtedness at any time outstanding exceed $5,000,000, (vii) such Indebtedness shall only be secured to the extent permitted under Section 7.4(l) hereof, (viii) such Borrower or Subsidiary may only make regularly scheduled payments of principal and interest in respect of such Indebtedness (except as otherwise permitted pursuant to Section 7.3(k) below), (ix) such Borrower or Subsidiary shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such Indebtedness or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose (except as otherwise permitted pursuant to Section 7.3(k) below), and (x) such Borrower or Subsidiary shall furnish to Agent all notices or demands in connection with such Indebtedness either received by such Borrower or Subsidiary or on its behalf promptly after the receipt thereof, or sent by such Borrower or Subsidiary or on its behalf, concurrently with the sending thereof, as the case may be;

(k)  Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, replace, substitute or refund Indebtedness referred to in Sections 7.3(b), (c), (e), (g), (h), (i), (j), (k), (l), (m) and (n) hereof prior to the final maturity thereof (the “Refinancing Indebtedness”); provided, that, (i) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced, substituted or refunded (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith), (ii) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, substituted or refunded, (iii) the Refinancing Indebtedness shall rank in the right of payment no more senior than, and be at least as subordinated (if subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced, substituted or refunded, (iv) if the Indebtedness so extended, refinanced, replaced, substituted or replaced is secured, the Refinancing Indebtedness may be secured by the same assets that secure the Indebtedness so extended, refinanced, replaced, substituted or replaced, provided, that, such security interest with respect to the Refinancing Indebtedness shall have a priority no more senior than, and be at least as subordinated (on terms and conditions acceptable to Agent) as the security interest with respect to the Indebtedness so extended, refinanced, replaced, substituted or refunded, and (v) the Refinancing Indebtedness shall not include terms and conditions with respect to a Borrower which are more burdensome or restrictive than those included in the Indebtedness so extended, refinanced, replaced, substituted or refunded, (vi) Agent shall have received not less than ten (10) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the person to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may request, (vii) promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (viii) such Indebtedness incurred by a Borrower or any Subsidiary of such Borrower shall be at rates and with fees or other charges no higher or greater than the Indebtedness so extended, refinanced, replaced, substituted or refunded, (ix) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, (x) such Borrower or Subsidiary may only make regularly scheduled payments of principal and interest in respect of such Indebtedness (except as otherwise permitted pursuant to this Section 7.3(k)), (xi) such Borrower or Subsidiary shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such Indebtedness, except, that, such Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to such Borrower or Subsidiary, and (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose (except as otherwise permitted pursuant to this Section 7.3(k)), and (xii) such Borrower shall furnish to Agent all notices, demands or other materials concerning such Indebtedness either received by such Borrower or on its behalf, promptly after the receipt thereto, or sent by such Borrower on its behalf, concurrently with the sending thereof, as the case may be;

(l)  Indebtedness of Doe Run and its Subsidiaries up to the principal amount of $50,000,000 evidenced by the Existing Secured Notes as reduced by payments of principal in respect thereof, plus interest thereon at the rate provided for in the Existing Secured Notes as in effect on the date of the issuance thereof; provided, that: (i) within thirty (30) days of the date hereof, Agent shall have received evidence, in form and substance satisfactory to Agent, that the principal amount of the Existing Secured Notes does not exceed $5,000,000 as a result of the consummation of the Existing Notes Exchange Offer, (ii) Doe Run shall only make regularly scheduled payments of principal and interest or other mandatory payments in respect of such Indebtedness in accordance with the terms of the Existing Secured Notes (as in effect after the consummation of the Existing Notes Exchange Offer), except that Doe Run may prepay, redeem, or defease, in whole or in part, the Existing Secured Notes as in effect on the date hereof, so long as (A) Doe Run provides Agent with two (2) Business Days’ prior written notice of the intention of Doe Run to make any such prepayment, redemption or defeasance, (B) as of the date of such prepayment, redemption or defeasance, and after giving effect thereto, no Obligations (other than pursuant to Borrowing Base LC Accommodations and the costs, expenses and other charges relating thereto) shall be then outstanding, (C) after giving effect to such prepayment, redemption or defeasance, the aggregate Excess Availability of Borrowers shall be not less than $10,000,000, and (D) no Event of Default, exists or has occurred and is continuing, (iii) Doe

Run shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the Existing Secured Note Agreements or any agreements, documents or instruments executed and/or delivered in connection therewith as in effect on the date hereof or (B) redeem, retire, defease, purchase or otherwise deposit or invest any sums for such purpose, except for (1) redemptions of the Existing Secured Notes in accordance with the terms and conditions of the Exchange Offer Agreements (as the same are in effect on the date hereof), (2) the prepayments, redemptions and defeasances permitted under clause (ii) hereof, (iv)  Doe Run shall furnish to Agent copies of all notices, demands or other materials either received from the Existing Secured Note Trustee or any of the holders of the Existing Secured Notes, or on its or their behalf, promptly after receipt thereof, or sent by Doe Run or any of its Affiliates, or on its or their behalf, to the Existing Secured Note Trustee or any other representative of the holders of the Existing Secured Notes, concurrently with the sending thereof, as the case may be, and (v) such Indebtedness evidenced by the Existing Secured Notes is and  shall at all times only be secured by the Existing Secured Note Collateral;

(m)  the secured Indebtedness of Doe Run and its Subsidiaries to Term Loan Agent and Term Loan Lenders as set forth in the Term Loan Documents (as in effect on the date hereof); provided, that,

(i)  the aggregate original principal amount of such Indebtedness shall not exceed $35,500,000 (including $15,500,000 in respect of the Initial Term Loan) less the aggregate amount of all permanent repayments, repurchases or redemptions, whether optional or mandatory, in respect thereof, provided, that, Borrowers shall give Agent prompt written notice on or before such time as the principal amount of such Indebtedness shall exceed $15,500,000 and copies of all Discretionary Credit Requests (as such term is defined in the Term Loan Documents (as in effect on the date hereof)) simultaneously with the delivery of any and all Discretionary Credit Requests to Term Loan Agent or Term Loan Lenders.

(ii)  Agent shall have received true, correct and complete copies of all agreements, documents, and instruments evidencing or otherwise related to such Indebtedness, including the Term Loan Documents, each as duly authorized, executed and delivered by the parties thereto,

(iii)  all Discretionary Credits (as defined in the Term Loan Document (as in effect on the date hereof)) shall be made on terms and conditions acceptable to Agent,

(iv)  Agent shall have received the Term Loan Intercreditor Agreement, in form and substance satisfactory to Agent, duly authorized, executed and delivered by the parties thereto,

(v)  such Indebtedness shall only be secured by the liens permitted under Section 7.4(n) hereof,

(vi)  no Borrower or its Subsidiaries shall make any payments with respect to such Indebtedness except that (A) Doe Run may make regularly scheduled payments in respect of daily interest with respect to such Indebtedness in accordance with Section 3.1.1 of the Term Loan Agreement (as in effect on the date hereof) and the terms of the Term Loan Intercreditor Agreement, (B) Doe Run may make payments in respect of contingent interest with respect to such Indebtedness in accordance with Section 3.1.2 of the Term Loan Agreement (as in effect on the date hereof) and the terms of the Term Loan Intercreditor Agreement; provided, that, Agent shall have received not less than ten (10) Business Days prior written notice of Doe Run’s intention to make such payments, (C) Doe Run may pay the principal amount of such Indebtedness in full on the maturity date set forth in the Term Loan Documents (as in effect on the date hereof) and in accordance with the terms of the Term Loan Intercreditor Agreement, (D) Doe Run may pay fees, expenses, reimbursements and indemnity payments when due in accordance with the terms of the Term Loan Agreement (as in effect on the date hereof) and in accordance with the terms of the Term Loan Intercreditor Agreement, (E) Doe Run may make mandatory payments of principal and interest in respect of the Term Loan Debt in accordance with Section 4.2 of the Term Loan Agreement (as in effect on the date hereof) and the terms of the Term Loan Intercreditor Agreement, and (F) Doe Run may prepay, redeem, retire, repurchase or defease, in whole or in part, the Term Loan Debt as in effect on the date of the issuance thereof, so long as (1) Doe Run provides Agent with two (2) Business Days’ prior written notice of the intention of Doe Run or its Subsidiaries to make any such prepayment, (2) as of the date of such prepayment and after giving effect thereto, no Obligations (other than pursuant to Borrowing Base LC Accommodations and the costs, expenses and other charges relating thereto) shall be then outstanding, (3) as of the date of such prepayment and after giving effect thereto, the aggregate Excess Availability of Borrowers shall be not less than $10,000,000 and the aggregate Excess Availability of Borrowers shall have been not less than $10,000,000 for each of the immediately preceding thirty (30) consecutive days, and (4) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, exists or has occurred and is continuing,

(vii)  no Borrower or its Subsidiaries shall, directly or indirectly, (A) amend, modify, alter or change any terms of such Indebtedness or any other provision of any agreement, document or instrument which governs or affects such Indebtedness except, that, Doe Run may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to Doe Run or any of its Subsidiaries, or to make such other changes which would not be expected to adversely impact Doe Run’s or its Subsidiaries’ ability to repay the Obligations or the Agent’s rights to realize on its Collateral or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose except as permitted in Section 7.3(m)(vi) above,

(viii)  Borrowers shall furnish to Agent all notices or demands in connection with such Indebtedness either received by Borrowers, or on their behalf, promptly after the receipt thereof or sent by Borrowers, or on their behalf concurrently with the sending thereof, as the case may be, and

(ix) Doe Run shall not request that Renco Group purchase any Term Loan Debt from the Term Loan Lenders or the Departing Lenders (as such term is defined in the Term Loan Credit Agreement) pursuant to the terms of Section 11.6 of the Term Loan Credit Agreement (as in effect on the date hereof) unless each of the following conditions has been satisfied as determined by Agent: (A) Agent shall have received not less that five (5) Business Days notice from Borrowers with respect thereto, (B) Borrowers shall deliver, or cause to be delivered, to Agent true, correct and complete copies of all agreements, documents and instruments with respect thereto, (C) Agent shall have received from Renco Group, the agreements required by Section 3.3 of each of the Term Loan Intercreditor Agreement and the New Secured Note Intercreditor Agreement, and  (D) as of the date Renco Group purchases the commitments of the Term Loan Lenders in accordance with Section 11.6 of the Term Loan Credit Agreement, no Event of Default or act, condition or event which with notice or passage of time or both, exists or has occurred;

(n)  Indebtedness of Doe Run and its Subsidiaries up to the principal amount of $175,832,200 (together with additions to principal arising from interest paid in kind pursuant to the terms of the New Secured Notes as in effect on the date hereof) evidenced by the New Secured Notes as reduced by payments of principal in respect thereof, plus interest thereon at the rate provided for in the New Secured Notes as in effect on the date of the issuance thereof; provided, that: (i) Doe Run shall only make regularly scheduled payments of principal and interest or other mandatory payments in respect of such Indebtedness in accordance with the terms of the New Secured Notes as in effect on the date of the issuance thereof, except that Doe Run may prepay, redeem, retire, repurchase or defease, in whole or in part, the New Secured Notes as in effect on the date of the issuance thereof, so long as (A) Doe Run provides Agent with two (2) Business Days’ prior written notice of the intention of Doe Run or its Subsidiaries to make any such prepayment, (B) as of the date of such prepayment and after giving effect thereto, no Obligations (other than pursuant to Borrowing Base LC Accommodations and the costs, expenses and other charges relating thereto) shall be then outstanding, (C) as of the date of such prepayment and after giving effect thereto, the aggregate Excess Availability of Borrowers shall be not less than $10,000,000 and the aggregate Excess Availability of Borrowers shall have been not less than $10,000,000 for each of the immediately preceding thirty (30) consecutive days, and (D) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, exists or has occurred and is continuing, (ii) Borrowers shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the New Secured Note Agreements or any agreements, documents or instruments executed and/or delivered in connection therewith as in effect on the date thereof or (B) redeem, retire, defease, purchase or otherwise deposit or invest any sums for such purpose, except for (1) the prepayments, redemptions and defeasances permitted under Section 7.3(n)(i) above, and (2) mandatory repurchases of New Secured Notes required in accordance with the terms of the New Secured Note Indenture (as in effect on the date of the execution and delivery thereof), (iii)  Doe Run shall furnish to Agent copies of all notices, demands or other materials either received from the New Secured Note Trustee or any of the holders of the New Secured Notes, or on its or their behalf, promptly after receipt thereof, or sent by Doe Run or any of its Affiliates, or on its or their behalf, to the New Secured Note Trustee or any other representative of the holders of the New Secured Notes, concurrently with the sending thereof, as the case may be, and (iv) such Indebtedness evidenced by the New Secured Notes is and shall at all times only be secured by the New Secured Note Subsequent Collateral;

(o)  unsecured Indebtedness of Doe Run to the holders of the New Warrants arising after the date hereof pursuant to the right of such holders to require Doe Run to purchase the New Warrants pursuant to the terms of the New Warrant Documents (as the same are in effect on the date hereof) and the deferral of the payment of such Indebtedness in accordance with the terms of the New Warrant Agreement (as in effect on the date hereof); provided, that, (i) such Indebtedness is, in all respects, subject to and subordinate in right of payment to the right of Agent to receive the prior indefeasible payment and satisfaction in full of all of the Obligations, (ii) Doe Run shall provide written notice to Agent promptly upon the creation of such Indebtedness by the exercise of the put option by the New Secured Noteholders in respect of the New Warrants, which notice shall set forth in detail satisfactory to Agent, the amount of New Warrants subject to such put option exercise, and such other information with respect thereto as Agent may reasonably request, (iii) Doe Run shall not make any payments in respect of such Indebtedness, except that Doe Run may purchase the put or make other mandatory payment in respect of such Indebtedness in accordance with the terms of the New Warrant Documents (as the same are in effect on the date hereof), so long as (A) Borrower provides Agent with two (2) Business Days’ prior written notice of the intention of Doe Run or its Subsidiaries to make any such a purchase, (B) as of the date of such purchase and after giving effect thereto, the aggregate Excess Availability of Borrowers shall be not less than $10,000,000 and the aggregate Excess Availability of Borrowers shall have been not less than $10,000,000 for each of the immediately preceding thirty (30) consecutive days, and (C) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, exists or has occurred and is continuing, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (i) the terms and conditions of such Indebtedness shall in all respects be reasonably satisfactory to Agent, (ii) Borrowers shall not, directly or indirectly (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto in any material respect, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrowers shall furnish to Agent all notices or demands in connection with such Indebtedness either received by Borrowers or on their behalf, promptly after the receipt thereof, or sent by Borrowers or on its behalf, concurrently with the sending thereof, as the case may be;

(p)  Indebtedness of a Borrower to an Insurance Premium Lender, provided, that,

(i)  in no event shall the total amount of such Indebtedness outstanding to all Insurance Premium Lender at any time exceed $8,000,000 in the aggregate for Borrowers,

(ii)  the Insurance Premium Lender to which such Indebtedness is owed shall only have the right to cancel or terminate the insurance policy subject to its security interest, and shall only cancel or terminate any such policy, after thirty (30) days prior written notice to Agent and may only take such action with respect to such policy in the event that (A) a Borrower has failed to make a regularly scheduled payment in respect of the Indebtedness owed to such Insurance Premium Lender when due and described in this Section 7.3(p) and (B) any applicable cure period with respect thereto has expired,

(iii)  Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto,

(iv)  a Borrower may make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreements, documents and instruments by and between any Borrower and such Insurance Premium Lender which terms and conditions shall be acceptable to Agent,

(v)  such Indebtedness shall be unsecured except to the extent permitted under Section 7.4(p) hereof,

(vi)  Borrowers and their Subsidiaries shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such Indebtedness; except, that, Borrowers and their Subsidiaries may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to Borrowers and their Subsidiaries or otherwise more favorable to Borrowers and their Subsidiaries, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and

(vii)  Borrowers and their Subsidiaries shall furnish to Agent all notices or demands in connection with such Indebtedness either received by Borrowers and their Subsidiaries or on their behalf after the receipt thereof, or sent by Borrowers and their Subsidiaries or on their behalf, concurrently with the sending thereof, as the case may be, and

(q) Indebtedness of any Borrower to another Borrower.

7.4  Limitation on Liens.  Each Borrower shall not, and shall not permit any Subsidiary to, create or suffer to exist any mortgage, pledge, security interest, lien, encumbrance, defect in title or restriction upon the use, any of its assets or properties, whether now owned or hereafter acquired, except:

(a)  the security interests in and liens upon the Collateral in favor of Agent for itself and the ratable benefit of Lenders;

(b)  mechanics, materialmen, warehousemen and other like statutory liens arising in the ordinary course of such Borrower’s or any of its Subsidiaries’ respective businesses to the extent (i) such liens secure Indebtedness which is not overdue or (ii) until foreclosure or similar proceedings shall have been commenced, such liens secure Indebtedness relating to claims or liabilities which are (A) fully insured and being defended at the sole cost and expense and the sole risk of the insurer or (B) being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or its Subsidiaries which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such lien and are adequately escrowed for or reserved against in the judgment of Agent;

(c)  liens for taxes not yet due and payable or liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(d)  liens (other than any lien imposed by ERISA) incurred on assets or property other than the Collateral, or deposits of cash made, in each case in the ordinary course of business, (i) in connection with liability insurance, workers’ compensation, unemployment insurance and other types of social security, or (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business, in an aggregate amount (in the case of this clause (d)(ii)) not to exceed $10,000,000 at any time outstanding);

(e)  leases or subleases granted to third Persons not interfering with the ordinary course of business of a Borrower or any of its Subsidiaries;

(f)  any attachment or judgment lien arising from a judgment not giving rise to an Event of Default, or an act, condition or event which with notice or passage of time or both would constitute an Event of Default so long as such lien, if encumbering Collateral, has not attached to such Collateral for more than forty-five (45) days and so long as no enforcement action has commenced with respect to such Collateral;

(g)  easements, rights-of-way, restrictions, encroachments, licenses, zoning restrictions, permits and other similar charges or encumbrances, and Environmental Laws and other laws of general applicability, in each case not interfering in any material respect with the business of any Borrower and its Subsidiaries;

(h)  non-consensual liens which may arise or be created under ERISA and under Environmental Laws that are being contested in good faith and as to which adequate reserves have been established to the extent required by GAAP; provided that, the amount of all of the liabilities secured by all such liens do not in the aggregate exceed $2,000,000;

(i)  liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment borrowed (but not in connection with, or as part of, the financing thereof) and (iii) tolling and/or consignment arrangements with third parties, in each case entered into from time to time in the ordinary course of business and consistent with past practices and the precautionary UCC financing statement filings in respect thereof;

(j)  purchase money mortgages or other purchase money liens or security interests upon any specific fixed assets hereafter acquired or liens or security interests existing on any such future fixed assets at the time of acquisition thereof and including in any event any leases with respect to Capitalized Lease Obligations; provided, that: (i) no such purchase money lien or security interest (or lease with respect to Capitalized Lease Obligations, as the case may be) covering specific future fixed assets or as refinanced shall extend to or cover any other property other than the specific fixed assets so acquired, or acquired subject to such lien or security interest (or lease) and the proceeds thereof, (ii) such lien or security interest only secures the obligation to pay the purchase price of such specific fixed assets (or the Capitalized Lease Obligations, as the case may be), (iii) the principal amount secured thereby shall not exceed one hundred (100%) percent of the cost of the fixed assets so acquired (or leased), and (iv) as of the date of the granting of such mortgage, lien or security interest and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing;

(k)  the liens, encumbrances or security interests listed on Schedule 6.10 hereto, provided, that, such liens, encumbrances or security interests (i) do not interfere with the use of the property or the ordinary conduct of the businesses of each Borrower or its Subsidiaries as presently conducted or proposed to be conducted thereon and (ii) do not impair the value of the affected property;

(l)  liens on assets of each Borrower or its Subsidiaries (other than Collateral) not otherwise permitted above, that secure obligations otherwise permitted hereunder not in excess of $1,000,000 in the aggregate;

(m)  the first priority security interests in, and mortgages and liens upon, and the filing of financing statements covering the Existing Secured Note Collateral to secure the Indebtedness of Doe Run evidenced by the Existing Secured Notes permitted under Section 7.3(m) hereof, provided, that, Agent shall have received, in form and substance satisfactory to Agent, an agreement from the Existing Secured Note Trustee permitting Agent to enter and use the Equipment and Real Property and other assets and properties of Doe Run subject to such security interests, mortgages and liens permitted hereunder to exercise the rights and remedies of Agent with respect to the Collateral as set forth in the Existing Secured Note Intercreditor Agreement;

(n)  the security interests in and liens upon the Term Loan Collateral in favor of Term Loan Agent, for the benefit of Term Loan Lenders, to secure the Term Loan Debt permitted under Section 7.3(m) hereof; provided, that, such security interests in and liens upon the Collateral in favor of Term Loan Agent, are and shall be junior and subordinate at all times on terms and conditions acceptable to Agent as set forth in the Term Loan Intercreditor Agreement; and

(o)  the second priority security interests in, and mortgages and liens upon, and the filing of financing statements covering, the New Secured Note Initial Collateral to secure the Indebtedness of Doe Run evidenced by the New Secured Notes permitted under Section 7.3(n) hereof and upon the exchange of or payment in full of the Existing Secured Notes, the second priority security interests in, and mortgages and liens upon, and the filing of financing statements covering, the New Secured Note Subsequent Collateral to secure the Indebtedness of Doe Run evidenced by the New Secured Notes permitted under Section 7.3(n) hereof, provided, that, in each case, Agent shall have received, in form and substance satisfactory to Agent, an agreement from the New Secured Note Trustee permitting Agent to enter and use the New Secured Note Subsequent Collateral to exercise the rights and remedies of Agent with respect to all collateral at any time granted to the New Secured Note Trustee, as set forth in the New Secured Note Intercreditor Agreement;

(p)  security interests and liens of an Insurance Premium Lender on the Insurance Premium Collateral arising in connection with the property and/or casualty insurance policies financed by such Insurance Premium Lender to secure the Indebtedness owing to Insurance Premium Lender for premiums for such policies paid by such Insurance Premium Lender to the extent permitted under Section 7.3(p) hereof; and

(q) valid purchase money liens in favor of a third party with respect to the sale of concentrates or other raw materials to Doe Run in the ordinary course of business to the extent of applicable law; provided, that, (i) such concentrates and raw materials are not reported to Agent as Eligible Inventory, (ii) such security interests and liens shall be limited to the concentrates or other raw materials supplied by such third party, (iii) such third party shall not have a lien on any assets of Doe Run (including any Accounts or any other products or proceeds that use or incorporate such concentrates or raw materials) other than such concentrates or raw materials supplied by such third party.

7.5  Loans, Investments, Guarantees, Etc.  Each Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or own a futures contract or otherwise become liable for the purchase and sale of any currency, commodities or raw materials at a future date in the nature of a futures contract (which for this purpose shall not include the customary agreements entered into by Doe Run with its customers for the sale of Inventory in the ordinary course of business consistent with its current practices as of the date hereof), purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any Person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person, or hold any cash or Cash Equivalents, or agree or commit to do any of the foregoing, except:

(a)  the endorsement of instruments for collection or deposit in the ordinary course of business;

(b)  investments in cash or Cash Equivalents so long as no Loans are outstanding, which shall be pledged and delivered to Agent upon Agent’s request;

(c)  capital contributions or other investments by each Borrower in, or loans by each Borrower to, or any other payments by such Borrower in connection with the acquisition or formation of, any of such Borrower’s Wholly-Owned Subsidiaries, which are not Borrowers (“Non-Borrower Subsidiaries”), provided, that, (i) as of the date of such capital contribution or other investments, loans or payments, as the case may be, and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred, (ii) in no event shall the total amount of any capital contributions, investments, loans or other payments by Borrowers to or in connection with any such Non-Borrower Subsidiaries outstanding at any time exceed $1,000,000 in the aggregate with respect to all of such Non-Borrower Subsidiaries which have not executed and delivered a security agreement to Agent as described in Section 7.2(b)(ii), calculated without giving effect to any write-ups, write-downs or write-offs thereof, but net of dividends or other distributions received by Borrowers from, or any repayment of any loans or advances made by, the respective Non-Borrower Subsidiary after the making of such capital contribution, investment or loan, (iii) the proceeds of accounts receivable and sales of inventory and goods of such Non-Borrower Subsidiary shall be paid to the Blocked Accounts, and (iv) to the extent required under Section 7.2 hereof, such Non-Borrower Subsidiary has executed and delivered to Agent such agreements, documents and instruments as are described in Section 7.2 hereof;

(d) investment prior to the date hereof, by Doe Run in Doe Run Cayman or its Subsidiaries and loans by Doe Run after the date hereof to Doe Run Cayman or its Subsidiaries,

provided, that, (i) in no event shall the total amount of all such loans after the date hereof exceed $10,000,000 in the aggregate outstanding at any time, (ii) as of the date of each such loan, and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred, (iii) as of the date of each such loan, and after giving effect thereto, the daily average of the aggregate Excess Availability of Borrowers for the immediately preceding thirty (30) consecutive day period shall be not less than $10,000,000, and as of the date of such loan and after giving effect thereto, the aggregate Excess Availability of Borrowers shall be not less than $10,000,000, and no Obligations arising pursuant to the Supplemental Loan Credit Facility shall be then outstanding, (iv) Agent shall have received not less than three (3) Business Days prior written notice of the intention of Doe Run to make any such loan, (v) the proceeds of such loan shall only be used by Doe Run Cayman or its Subsidiaries for working capital in the ordinary course of business, (vi) Doe Run shall not, directly or indirectly, amend, modify, alter or change the terms of such loan or any agreement, documents or instrument related thereto, and (vii) Doe Run shall furnish to Agent all notices, demands or other materials in connection with such loans either received by Doe Run or on its behalf, promptly after the receipt thereof, or sent by Doe Run or on its behalf, concurrently with the sending thereof, as the case may be;

(e)  capital contributions or other investments by Doe Run, in, or loans by Doe Run to, Doe Run Exploration S.A. (Proprietary) Ltd. (South Africa) after the date hereof, provided, that, (i) in no event shall the total amount of all such capital contributions, investments and loans exceed $1,000,000 in any fiscal year of Doe Run, and (ii) as of the date of each such capital contribution, other investment in or loan to, Doe Run Exploration S.A. (Proprietary) Ltd. (South Africa), and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred;

(f)  guarantees by any Wholly-Owned Subsidiary of each Borrower of the Obligations in favor of Agent;

(g) (i) loans by any Non-Borrower Subsidiaries to any Borrower after the date hereof to the extent the Indebtedness of such Borrower as a result of such loans is permitted under Section 7.3(g) hereof, and (iii) loans by any Borrower to any other Borrower to the extent the Indebtedness of such Borrower to such Borrower as a result of such loans is permitted under Section 7.3(q) hereof;

(h)  loans, payments, dividends, investments or distributions of any kind by Borrowers to DRA and Renco Group or by DRA to Renco Group to the extent permitted under Section 7.7 hereof;

(i)  unsecured contingent obligations of each Borrower or any of its Wholly-Owned Subsidiaries evidenced by guarantees, performance bonds and surety bonds incurred in the ordinary course of business of such Borrower or such Wholly-Owned Subsidiary to the extent constituting Indebtedness permitted under Section 7.3;

(j) guarantees by each Borrower or any Wholly-Owned Subsidiary of such Borrower of Indebtedness of such Borrower or Subsidiary permitted under Section 7.3 hereof;

(k)  loans and advances to employees, officers and directors of Borrowers in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(l)  purchases of raw materials by a Borrower or its Subsidiaries in the ordinary course of business and consistent with current practices as of the date hereof (including pursuant to forward purchase agreements so long as reasonably related to such Borrower’s or its respective Subsidiary’s anticipated needs for such raw material in its production process, and so long as such forward purchase agreements are not speculative in nature and do not extend for a period longer than twelve (12) months after the date thereof);

(m)  investments or other Indebtedness which may be deemed to exist as a result of Interest Rate Protection Obligations or Hedging Agreements, to the extent Indebtedness in connection with such arrangements is permitted under Section 7.3 hereof;

(n)  the guarantee by the Existing Secured Note Guarantors of the Indebtedness of Doe Run evidenced by the Existing Unsecured Notes to the extent such Indebtedness of Doe Run is permitted under Section 7.3 hereof;

(o)  the other existing loans, advances and guarantees by each Borrower or its Subsidiaries outstanding as of the date hereof as set forth on Schedule 7.5 hereto not otherwise permitted above; provided, that, as to such loans, advances and guarantees, (i) such Borrower or its Subsidiary shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire such guarantee or set aside or otherwise deposit or invest any sums for such purpose and (ii) such Borrower and Subsidiary shall furnish to Agent all notices, demands or other materials in connection with such loans, advances or guarantees either received by Borrower or Subsidiary or on its behalf, promptly after the receipt thereof, or sent by such Borrower or Subsidiary or on its behalf, concurrently with the sending thereof, as the case may be;

(p)  the guarantee by Fabricated Products  and the other Existing Secured Note Guarantors of the Indebtedness of Doe Run evidenced by the Existing Notes to the extent such Indebtedness is permitted under Section 7.3 hereof;

(q)  the capital contribution or other investment by Doe Run in Buick Recycling after the date hereof to the extent permitted by Section 7.6(c) hereof;

(r)  the guarantee by any Subsidiaries of Doe Run of the Term Loan Debt to the extent such Indebtedness is permitted under Section 7.3 (m) hereof;

(s)  the guarantee by any Subsidiaries of Doe Run of the Indebtedness evidenced by the New Secured Notes to the extent such Indebtedness is permitted under Section 7.3 (n) hereof;

(t)  the purchase by Doe Run of the New Warrants to the extent permitted by Section 7.3(o) hereof;

(u)  loans by Doe Run to Doe Run Peru prior to the date hereof evidenced by the Doe Run Peru Intercompany Note (as in effect on the date hereof),  provided, that, (i) in no event shall the total amount of all such loans exceed $139,062,500 in the aggregate outstanding at any time (exclusive of the amounts of such loans permitted under Section 7.5(d) hereof), (ii) Agent shall have received a true correct and complete copy of the Doe Run Peru Intercompany Note (as in effect on the date hereof), (iii) the proceeds of such loan shall have been used by Doe Run Peru to pay in full the existing indebtedness of Doe Run Peru to Banco de Credito pursuant to the Prior Banco de Credito Agreements, (iv) Doe Run shall not, directly or indirectly, amend, modify, alter or change the terms of such loan or any agreement, documents or instrument related thereto (including the Doe Run Peru Promissory Note), and (v) Doe Run shall furnish to Agent all notices, demands or other materials in connection with such loans either received by Doe Run or on its behalf, promptly after the receipt thereof, or sent by Doe Run or on its behalf, concurrently with the sending thereof, as the case may be; and

(v) existing investment by Doe Run in Compass as of the date hereof.

7.6  Transactions with Affiliates.  Each Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any shareholder, officer, director, agent, employee or other Affiliate of Borrower (and in any event from or to Renco Group and any Affiliate of Renco Group or from or to Doe Run Cayman and any of its Subsidiaries) except

(a)  in the ordinary course of and pursuant to the reasonable requirements of such Person’s business, and upon fair and reasonable terms no less favorable to such Borrower or Subsidiary than such Borrower or Subsidiary would obtain in a comparable arms’-length transaction with a person who is not an Affiliate (including with respect to costs, prices and amounts), or with respect to the contribution to a Subsidiary (including for this purpose, Doe Run Cayman and its Subsidiaries) of obsolete assets and other surplus assets which, in all cases, are not Collateral, and are no longer used or useful in the business of a Borrower or its Subsidiaries (including for this purpose, Doe Run Cayman and its Subsidiaries) or with respect to services provided by Doe Run to Doe Run Peru under the U.S. Services Agreements,

(b)  payments by any Borrower to DRA or Renco Group to the extent permitted under Section 7.7 hereof,

(c)  the capital contribution by Doe Run to Buick Recycling after the date hereof of the assets and properties of Doe Run related to its Buick Recycling Division and described on Schedule 7.6(c) hereto so long as each of the following conditions shall be satisfied as determined by Agent:

(i)  Agent shall have received not less than fifteen (15) Business Days’ prior written notice of the proposed capital contribution and transfer of assets and such information with respect thereto as Agent may reasonably request, including (A) the proposed date of the capital contribution and transfer of assets, (B) the name, address, jurisdiction of organization and federal identification number of Buick Recycling (or equivalent in the applicable jurisdiction), (C) a list and description of the assets to be contributed (including the addresses of the locations thereof and whether such locations are owned, leased or operated by a thirty party, and if leased or operated by a third party, the name and address of the lessor or third party), and (D) the total value of the contribution,

(ii)  as of the date of such capital contribution and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing,

(iii)  promptly upon Agent’s request, Borrowers shall deliver, or cause to be delivered, to Agent true, correct and complete copies of all agreements, documents and instruments relating to such capital contribution and the transfer of the assets described on Schedule 7.6(c) hereto including but not limited to any license agreements related to the operation of such assets by any Borrower, the Buick Asset Transfer Agreements and any amendments thereto entered into after the date hereof,

(iv)  promptly upon Agent’s request, Borrowers and Guarantor shall execute and deliver, or cause to be executed and delivered, to Agent such agreements, documents and instruments in connection with such capital contribution as Agent may reasonably request, including, without limitation, UCC financing statements, Collateral Access Agreements, licensor agreements, any other agreements with third parties in possession or control of the Collateral and any amendments or supplements to any of the foregoing,

(v)  the assets and properties being acquired by Buick Recycling pursuant to such capital contribution shall be substantially consistent with, and related to, the business of the Buick Recycling Division of Doe Run as currently conducted as of the date hereof,

(vi)  the assets acquired by Buick Recycling pursuant to such capital contribution and the Buick Asset Transfer Agreements shall be free and clear of any security interest, mortgage, pledge, lien or other encumbrance (other than security interests and liens permitted under Section 7.4 hereof), and Agent shall have received evidence satisfactory of the same,

(vii)  the capital contribution of such assets to Buick Recycling pursuant to such capital contribution shall not violate any law or regulation or any order or decree of any court or Governmental Authority in any material respect and shall not and will not conflict with or result in the breach of, or constitute a default in any material respect under, any agreement, document or instrument to which any Borrower or its Subsidiaries is a party or may be bound, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property of any Borrower or its Subsidiaries (other than security interests and liens permitted under Section 7.4 hereof) or violate any provision of the certificate of incorporation or by-laws (or other organizational documents, as applicable) of any Borrower or its Subsidiaries,

(viii)  Borrowers and Guarantor shall not become obligated with respect to any Indebtedness, nor any of their property become subject to any security interest, mortgage, pledge, lien or other encumbrance pursuant to such capital contribution unless such Borrower or Guarantor could incur such Indebtedness or create such security interest, mortgage, pledge, lien, charge, hypothec or other encumbrance hereunder or under the other Financing Agreements,

(ix)  Agent shall have received, in form and substance reasonably satisfactory to Agent, (A) evidence that Agent has first priority valid and perfected security interests in and liens upon such of the contributed assets which are of the type, nature and description set forth in Section 5.1 hereof to secure the Obligations of Borrowers, (B) all Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may reasonably deem necessary or desirable in order to permit, protect, perfect and realize upon its security interests in and liens upon the assets acquired pursuant to such transfer, and (C) such other agreements, documents and instruments as Agent may reasonably request in connection therewith,

(x)  promptly upon Agent’s request, each Borrower and Guarantor shall immediately upon the effectiveness of such capital contribution expressly confirm in writing pursuant to an agreement, in form and substance satisfactory to Agent, its continuing liability in respect of the Obligations and the Financing Agreements to which it was a party prior to such capital contribution and execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as Agent may reasonably request in connection therewith (including, without limitation, UCC financing statements as to new locations and Collateral Access Agreements),

(xi)  on the date of the transfer, Agent shall have received from Buick Recycling such other agreements, documents and instruments as Agent may require, including, but not limited to,

supplements and amendments hereto and other loan agreements or instruments evidencing indebtedness of such new Subsidiary to Agent,

(xii) except for the assets described on Schedule 7.6(c) hereto, Doe Run and Fabricated Products shall not sell, assign or transfer any assets to Buick under the terms of the any of the Buick Asset Transfer Agreements or otherwise without the prior written consent of Agent,

(xiii) no such transfer shall occur after April 30, 2003, and

(d)  the transactions to the extent permitted pursuant to Section 7.5 hereof and Indebtedness to the extent permitted pursuant to Sections 7.3(g), (h), (j) and (q) hereof.

7.7  Restricted Payments.

(a)  Except as set forth in Section 7.7(b) below, each Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, (i) declare or pay any cash dividends or dividends payable in property other than Capital Stock on account of any shares of any class of Capital Stock of such Borrower now or hereafter outstanding, or set apart any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock of such Borrower (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than Capital Stock or apply or set apart any sums, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, (ii) pay to any shareholder, officer, director, agent, employee or other Affiliate of a Borrower (and in any event including Renco Group and any Affiliate of Renco Group) any management, consulting or other fees or any amount for any management assistance or services rendered by such persons to a Borrower other than compensation under base pay, bonuses paid to management, and gain or profit sharing or net worth appreciation programs, each  consistent with Borrowers’ current practices; provided, that, except as Agent may otherwise agree, Borrowers shall not, and shall not permit any Subsidiary to, make any payments directly or indirectly in respect of bonuses paid to management, and gain or profit sharing or net worth appreciation programs, at any time after (A) Agent may send Renco Group a Renco Primary Funding Notice in accordance with Section 2.1 of the Renco Junior Participation Agreement which notifies Renco Group that it shall be required to pay an additional purchase price for a junior participation in a Supplemental Loan and (B) if made, such Supplemental Loan shall cause the Obligations arising from the Supplemental Loans to exceed $10,000,000, or (iii) make any payments in respect of Indebtedness owing to any shareholder, officer, director or other Affiliate of Borrower (and in any event including Renco Group and any Affiliate of Renco Group other than a Subsidiary of such Borrower) except as set forth in the Renco Junior Participation Agreement (in effect on the date hereof).

(b)  Notwithstanding anything to the contrary contained in Section 7.5 or Section 7.7(a) above:

(i)  any Subsidiary of a Borrower may declare and pay dividends to such Borrower or any Wholly-Owned Subsidiary of such Borrower which owns any equity interests in such Subsidiary;

(ii)  any Subsidiary of a Borrower which is not a Wholly-Owned Subsidiary may declare and pay dividends to its shareholders generally, so long as such Borrower and/or any other Subsidiary of such Borrower which owns equity interests in such Subsidiary receives at least its proportionate share (based upon its respective equity interests) of any dividend so declared paid;

(iii)  each Borrower may make payments to Renco Group or an affiliate of Renco Group on behalf of itself and its Subsidiaries (including for this purpose, Doe Run Cayman and its Subsidiaries) pursuant to the Tax Sharing Agreement between Borrowers and their Subsidiaries and Renco Group (as in effect on the date hereof); provided, that, (A) each Borrower and its Subsidiaries are included in the consolidated federal income tax return filed by Renco Group as to which such Borrower is making such payments for the 1998 tax year or any prior year, or for any taxable period during which such Borrower joins with Renco Group or an affiliate of Renco Group in filing any combined or consolidated (or similar) state or local income tax return for a jurisdiction which does not recognize DRA and its Subsidiaries as a QSSS (as defined in Section 7.7(b)(viii) hereof), (B) the payments in any year shall not exceed the tax liability that such Borrower would have been liable for if such Borrower had filed its tax returns on a stand-alone basis except that such Borrower will not have the benefit of any of its tax loss carry forwards and any intercompany items shall, for tax liability purposes, be recorded on a cash basis rather than on an accrual basis, and (C) such payments shall be made by such Borrower no earlier than ten (10) day prior to the date on which Renco Group or an affiliate of the Renco Group is required to make its payments to the Internal Revenue Service or a state or local jurisdiction described in Section 7.7(b)(iii)(A) hereof;

(iv)  Doe Run may make payments to Renco Group in respect of the monthly management fee owed by Doe Run to Renco Group under the terms of the Management Agreement (as in effect on the date hereof); provided, that, (A) the aggregate amount of all such payments by Doe Run in any month shall not exceed $200,000, except that in the event Doe Run pays less than $200,000 of such fee in any month, Doe Run may pay the difference between $200,000 and the amount actually paid in respect of such fee by Doe Run in such month at any time thereafter and (B) as of the date of each such monthly payment and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing and (C) as of the date of each such payment and after giving effect thereto, the daily average of the aggregate Excess Availability of Borrowers for the immediately preceding thirty (30) consecutive day period shall be not less than $1.00, and as of the date of such payment and after giving effect thereto, the aggregate Excess Availability of Borrowers shall be not less than $1.00 and no Obligations arising pursuant to the Supplemental Loan Credit Facility shall be then outstanding;

(v)  Doe Run may pay dividends on account of any shares of common stock of Doe Run now outstanding, make any loans or advance money or property to Renco Group, or make any payments in respect of any Indebtedness owing by Doe Run to DRA provided, that, in each case as to any of the foregoing, each of the following conditions is satisfied as determined by Agent:

(A)  no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing at the time of or after giving effect to any such payments;

(B)  any dividends or other distributions shall be out of funds legally available therefor;

(C) as of the date of any such payments and after giving effect thereto, the aggregate amount of all such payments made in any fiscal year of Doe Run shall not exceed the amount equal to fifty (50%) percent of: (1) the cumulative Consolidated Net Income of Doe Run (or if cumulative Consolidated Net Income shall be a loss, minus one hundred (100%) percent of such loss) earned subsequent to the date hereof and prior to the date the payment occurs (treating such period as a single accounting period) minus (2) all payments made to DRA by Doe Run and its Subsidiaries pursuant to Section 7.7(b)(viii) below for federal, state and local income taxes based on the taxable income of the immediately preceding fiscal year;

(vi)  Borrowers may make payments to Renco Group in respect of premiums and fees for insurance (including accrued and past due amounts not to exceed $1,000,000 in the aggregate) maintained by Renco Group with respect to the assets and properties of each Borrower and its Subsidiaries and in connection with the business of each Borrower and its Subsidiaries;

(vii)  With respect to any year that DRA and its Subsidiaries (which term for purposes of this clause (viii) shall include Doe Run Cayman and its Subsidiaries) have effectively been designated as a qualified Subchapter S subsidiary company (“QSSS”) under the Code, Borrowers may pay cash dividends, from legally available funds therefor, to the extent taxable income of Borrowers is required to be included in the taxable income shown by Renco Group as reported in its subchapter S tax returns, subject to the following:

(A)  Such cash dividends shall be with respect to any such period, in an amount up to the product of (1) the taxable income of Borrowers and their Subsidiaries for such period, as amended or modified or determined by audit, and the required estimated taxable income related thereto and the comparable state and local taxable income reports and estimated taxable income, calculated as if (x) Borrowers and their Subsidiaries shall be deemed to have become C corporations under the Code on the day after the issuance of the Initial Term Loan, (y) Borrowers and their Subsidiaries shall be deemed to be subject to the taxes imposed on C corporations by Subtitle A of the Code and similar provisions of state law and (z) neither Doe Run nor any of its Subsidiaries shall take into account any income attributable to any cancellation of Indebtedness occurring as a result of any transaction on or prior to the date hereof or any ancillary effect of any such cancellation of Indebtedness on the basis of the assets of Doe Run or any of its Subsidiaries, multiplied by (2) the corporate Federal, State and local tax rates, whether calculated on regular taxable income or alternative minimum taxable income, as applicable, in effect for the taxable period applicable to Borrowers and their Subsidiaries using the rates that would be applicable if Borrowers were not a QSSS and calculated in accordance with the tax sharing arrangement by and among DRA and Renco Group (as in effect on the date hereof),

(B)  Borrowers may pay such cash dividends with respect to any such period so long as (1) in such period, Borrowers are effectively designated a QSSS, (2) the product of the taxable income of Borrowers and their Subsidiaries for such period multiplied by the applicable tax rates as described above shall be reduced by any applicable tax credits or deductions calculated in accordance with the tax sharing arrangement by and among Borrowers, their Subsidiaries and Renco Group (as in effect on the date hereof) available to Borrowers and their Subsidiaries which would reduce the amount of the income taxes payable by Borrowers and their Subsidiaries, (3) any such dividends shall be paid no more than five (5) days prior to the date that Renco Group’s shareholders are required to make payment of the taxes based on the taxable income of Borrowers and their Subsidiaries, (4) not less than five (5) days prior to the payment of any such dividends, Agent shall have received a certificate signed by the chief financial officer of Doe Run, in form and substance satisfactory to Agent, stating the calculation of the amount which is the basis for tax distributions permitted hereunder through such period (if any) and providing full information and computations with respect thereto and (5) such dividend shall not be in violation of applicable law or any other agreement to which Borrowers are a party or by which Borrowers or their assets are bound, and

(C)  In no event shall dividends be paid to DRA based on taxable income of Borrowers and their Subsidiaries for jurisdictions which do not recognize Borrowers and their Subsidiaries as a QSSS, where Borrowers and their Subsidiaries are required to file and pay their individual taxes and where Renco Group is not required to pay, or by virtue of a consolidated (or similar) return, does not make payments in respect of, the tax liabilities of the Borrowers or any of their Subsidiaries in such jurisdictions;

(viii)  Doe Run may declare and pay dividends to Renco Group in respect of the Renco Preferred Stock in accordance with Section 7.20(b) hereof and the Renco Preferred Stock Purchase Agreement (as in effect on the date hereto);

(ix)  Doe Run may purchase the New Warrants from the New Secured Noteholders to the extent permitted by Section 7.3(o) hereof;

(x) Renco Group may receive any payments in accordance with Sections 2.1(b) and 2.3(c) of the Renco Junior Participation Agreement; and

(xi) regularly scheduled or other mandatory payments by any Borrower or its Subsidiaries to Renco Group in respect of the Term Loan Debt in accordance with and subject to the terms of the Term Loan Documents (as in effect from time to time as permitted under the terms of Section 7.3(m) hereof) and subject to the terms and conditions of the Term Loan Intercreditor Agreement and the New Secured Note Intercreditor Agreement, if Renco Group has acquired any interest in the Term Loan Debt; provided, that, (A) Borrowers have complied with Section 7.3(m)(ix) hereof with respect to the acquisition of such Term Loan Debt by Renco Group, if applicable and (B) Term Loan Lenders and Renco Group have complied with Section 3.3 of each of the Term Loan Intercreditor Agreement and the New Secured Note Intercreditor Agreement and such purchase is otherwise permitted under the Term Loan Intercreditor Agreement and the New Secured Note Intercreditor Agreement.

7.8  Changes in Business.  Each Borrower and its Subsidiaries shall not engage in any business other than the businesses of such Borrower and its Subsidiaries on the date hereof and any businesses reasonably related, ancillary or complimentary to the businesses in which such Borrower and its Subsidiaries are engaged on the date hereof.

7.9  Maintenance of Existence.  Each Borrower shall, and shall cause each Subsidiary to, at all times preserve, renew and keep in full force and effect their corporate or limited liability company existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted.

7.10  Consolidated Net Worth.  Doe Run shall, at all times, maintain a Consolidated Net Worth of not less than the amount set forth below for the period indicated:

Period	Amount
(a) Through and including January 31, 2003	$(93,500,000)
(b) From February 1, 2003 through and including April 30, 2003	$(96,700,000)
(c) From May 1, 2003 through and including July 31, 2003	$(98,900,000)
(d) From August 1, 2003 through and including October 31, 2003	$(95,000,000)
(e) From November 1, 2003 through and including January 31, 2004	$(98,000,000)
(f) From February 1, 2004 through and including April 30, 2004	$(99,000,000)
(g) From May 1, 2004 through and including July 31, 2004	$(99,000,000)
(h) From August 1, 2004 through and including October 31, 2004	$(95,000,000)
(i) From November 1, 2004 through and including January 31, 2005	$(95,000,000)
(j) From February 1, 2005 through and including April 30, 2005	$(95,000,000)
(k) From May 1, 2005 through and including July 31, 2005	$(95,000,000)
(l) From August 1, 2005 through and including October 31, 2005	$(93,000,000)

The parentheticals above indicate that the number is negative.

7.11  Sale of Assets, Consolidation, Merger, Dissolution, Etc.  Each Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its properties or assets to any other Person (except for (i) sales or other dispositions by a Borrower or its Subsidiaries of assets in the ordinary course of the business of such Borrower or Subsidiary which consist of Equipment or Real Property; provided, that, as to each and all such sales, (A) at least eighty (80%) percent of the consideration received from such sale is in the form of cash or

Cash Equivalents, (B) the net cash proceeds from such sale or other disposition are first used to repay any Indebtedness secured by the property so sold or otherwise disposed of and any net cash proceeds thereafter are applied to make an investment, capital expenditure or other expenditure which is related to the business of such Borrower as it is conducted on the date hereof and is otherwise permitted hereunder, within two hundred seventy (270) days of such sale or other disposition, provided, that, such Borrower shall not be required to make such investment, capital expenditure or other expenditure with the proceeds of such sale or other disposition to the extent of such proceeds do not exceed $5,000,000 in the aggregate, (C) Agent shall have received not less than ten (10) Business Days prior written notice of such sale, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as Agent may reasonably request, and (D) as of the date of such sale or other disposition and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time would constitute an Event of Default shall exist or have occurred, (ii) sales of Inventory in the ordinary course of business, (iii) the disposition of worn-out or obsolete Equipment or Equipment or other assets which are not Collateral and which are no longer used or useful in the business of a Borrower or its Subsidiaries, (iv) the transfer by Doe Run to Buick Recycling of the assets listed on Schedule 7.6(c) hereto to the extent permitted by Section 7.6(c) hereof; (v) the issuance by Doe Run to the holders of the New Warrants of Capital Stock of Doe Run in accordance with the terms of the New Warrants and the New Warrant Documents (as the same are in effect on the date hereof), and (vi) the issuance by Doe Run to Renco Group of the Renco Preferred Stock in accordance with the Renco Preferred Stock Purchase Agreement (as in effect on the date hereto), or (c) wind up, liquidate or dissolve, or (d) agree to do any of the foregoing.

7.12  Compliance with Laws, Regulations, Etc.

(a)  Each Borrower shall, and shall cause each Subsidiary to, at all times comply in all material respects with all applicable provisions of laws, rules, regulations, licenses, approvals, orders and other Permits and duly observe all requirements, of any foreign, Federal, State or local Governmental Authority, including, without limitation, ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Surface Mining Control and Reclamation Act of 1977, the Mine Safety Health Act of 1977, the Fair Labor Standards Act of 1938, as amended, and the rules and regulations thereunder and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws.

(b)  Each Borrower shall, and shall cause each Subsidiary to, take prompt and appropriate action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent with regard to such response.  If a Borrower receives any notice of (i) the happening of any event involving the use, spill, discharge or clean-up of any Hazardous Material or

(ii) any complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions or any other environmental, health or safety matter affecting such Borrower from any Person, including, but not limited to, the United States Environmental Protection Agency or any state or local environmental agency or authority, then such Borrower shall give within three (3) Business Days both oral and written notice of same to Agent if the same has or could reasonably be expected to have a Material Adverse Effect, or otherwise ten (10) Business Days written notice of same to Agent.  Without limiting the generality of the foregoing, whenever there is material non-compliance, or any condition which requires any action by or on behalf of a Borrower in order to avoid any material non-compliance, with any Environmental Law, such Borrower shall, at the reasonable request of Agent and such Borrower’s expense: (A) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where such Borrower’s material noncompliance or alleged material non-compliance with Environmental Laws has occurred as to such material non-compliance and prepare and deliver to Agent a report as to such material non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (B) provide to Agent a supplemental report of such engineer whenever the scope of such material non-compliance, or such Borrower’s response thereto or the estimated costs thereof, shall change in any material respect.

7.13  Payment of Taxes and Claims.  Each Borrower shall, and shall cause each Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or them or its or their properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Subsidiary prior to the date on which penalties attach thereto.  Borrowers shall be liable for any tax or penalty imposed upon any transaction under this Agreement or any of the other Financing Agreements or giving rise to the Accounts or any other Collateral or which Agent or any Lender may be required to withhold or pay for any reason, and each Borrower agrees to indemnify and hold Agent and Lenders harmless with respect thereto, and to repay to Agent on demand the amount thereof, and until paid by Borrowers such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrowers to pay any income tax attributable to the income of Agent or any Lender from any amounts charged or paid hereunder to Agent or any Lender.

7.14  Properties in Good Condition.

(a)  Each Borrower shall keep its properties, and shall cause each Subsidiary to keep its properties, in good repair, working order and condition (reasonable wear and tear excepted) and, from time to time, make and cause each Subsidiary to make all needful and proper repairs, renewals, replacements, additions and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times in accordance with prudent business management.  The Inventory shall only be used in each Borrower’s business and not for personal, family, household or farming use.

(b)  All of the Inventory of each Borrower is and will be held for sale or lease, or to be furnished in connection with the rendition of services, in the ordinary course of such Borrower’s business, and is and will be fit for such purposes.  Each Borrower shall keep the Inventory of such Borrower in good and marketable condition, at its own expense.  Each Borrower will not acquire or accept any Inventory on consignment or approval, except if such Inventory is at all times clearly identified on the books and records of such Borrower as Inventory held on consignment or approval and such Inventory is separately reported to Agent and not included in the Inventory of such Borrower as reported to Agent in a manner satisfactory to Agent.  Each Borrower agrees that all Inventory will be mined and produced in accordance with all applicable laws, including the Surface Mining Control and Reclamation Act of 1977, the Mine Safety and Health Act of 1977, the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations, and orders thereunder.  Each Borrower shall conduct a physical count of the Inventory at least once per fiscal year, and at any time on or after an Event of Default and so long as the same is continuing, at such other times as Agent reasonably requests, and in each case shall promptly supply Agent and Lenders with a copy of such count accompanied by a report of the Value of such Inventory.  Borrowers shall not, without Agent’s prior written consent, sell any Inventory on a bill-and-hold (except if reported to Agent as bill-and-hold goods), guaranteed sale, sale and return, sale on approval, or other repurchase or return basis; provided, that, Borrowers may sell Inventory on a sale and return basis so long as: (i) such sales are made consistent with Borrowers’ current practices on the date hereof, (ii) such Inventory is sold cash on delivery and not on any extended payment terms, (iii) any Accounts arising from such sales are not reported to Agent as Eligible Accounts, and (iv) any such Inventory is not reported to Agent as Eligible Inventory.

(c)  Upon the request of Agent or the Majority Lenders, Borrowers shall, at their expense, no more than one time in any twelve month period, but at any time or times as Agent or the Majority Lenders may request on or after an Event of Default, deliver, or cause to be delivered, to Agent and Lenders written reports or appraisals of any or all of the Collateral in form, scope and methodology, and by an appraiser acceptable to Agent addressed to Agent and upon which Agent and Lenders are expressly permitted to rely.  Such reports or appraisals shall list all items and categories thereof, describing the condition of same and setting forth the lower of cost (calculated on a first-in-first-out basis) or fair market value, in such form as is satisfactory to Agent.

7.15  Insurance.  Borrowers shall at all times maintain with financially sound and reputable insurers, insurance with respect to the Collateral against loss or damage of the kind and in the amounts customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated (including customary deductible and self insurance amounts) and Borrowers shall maintain public liability insurance against claims for personal injury, death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by Borrowers and occurring in connection with the use (or otherwise) of any products manufactured or sold by Borrowers (including customary deductible and self insurance amounts), and workmen’s compensation insurance (except as to workmen’s compensation insurance to the extent a Borrower is self-insured with respect thereto).  Said policies of insurance shall be satisfactory to Agent as to form, amount and insurer.  Borrowers shall furnish certificates, policies or endorsements to Agent as proof of such insurance, and, if a Borrower fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers.  All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for each Borrower in obtaining, and at any time on or after the occurrence of an Event of Default, adjusting, settling and amending such insurance.  Borrowers shall obtain non-contributory Lender’s loss payable endorsements to all insurance policies with respect to the Collateral in form and substance reasonably satisfactory to Agent specifying that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specifying that Agent shall be paid regardless of any act or omission by Borrowers.  At its option, Agent may, and upon the direction of Majority Lenders shall, apply any insurance proceeds with respect to the Collateral received by Agent at any time to the cost of replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine or as directed by the Majority Lenders.

7.16  Compliance with ERISA.

(a)  Borrowers shall not with respect to all “employee pension benefit plans” maintained by a Borrower: (i) terminate any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject Borrower to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee pension benefit plan any contribution which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee pension benefit plan, (v) except as set forth on Schedule 6.5 hereto, allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a single employer plan, which termination could result in any liability (other than contingent liability) to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan, except as set forth on Schedule 6.13 hereto.

(b)  As used in this Section 7.16, the term “employee pension benefit plans,” “employee benefit plans”, “accumulated funding deficiency” and “reportable event” shall have the respective meanings assigned to them in ERISA, and the term “prohibited transaction” shall have the meaning assigned to it in Section 4975 of the Code and ERISA.

7.17  Additional Bank Accounts.  Each Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 6.15 hereto, except:  (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Agent and subject to such conditions thereto as Agent may establish and (b) as to any accounts used by such Borrower or its Subsidiaries to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Agent.

7.18  Notice of Default.  Promptly upon becoming aware of the existence of any condition or event which constitutes an Event of Default or any condition or event which, with the passage of time or notice or both would constitute such an Event of Default, pursuant to the provisions of this Agreement or the other Financing Agreements, Borrowers shall give Agent written notice thereof specifying the nature of such condition or event.

7.19  Financial Statements and Other Information.

(a)  Each Borrower shall promptly furnish to Agent and Lenders all such financial and other information as Agent or any Lender shall reasonably request relating to the Collateral and the assets, businesses and operations of Borrowers and their Subsidiaries, and notify the auditors and accountants of Borrowers that Agent and Lenders are authorized to obtain such information directly from them.  Without limiting the foregoing, Borrowers shall furnish to Agent and Lenders, in such detail as Agent or any Lender shall request, the following:

(i)  As soon as available, but in any event not later than ninety (90) days after the close of each fiscal year, audited consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows for Doe Run and its Subsidiaries (including for this purpose, Doe Run Cayman and its Subsidiaries) for such fiscal year, and the accompanying notes thereto, and unaudited consolidating balance sheets, statements of operations and statements of cash flows for Doe Run and its Subsidiaries (including for this purpose, Doe Run Cayman and its Subsidiaries) for such fiscal year, and, separately, for Doe Run and its Subsidiaries (exclusive of Doe Run Cayman and its Subsidiaries) for such fiscal year and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous fiscal year, all in reasonable detail, fairly presenting the financial position and the results of operations of Doe Run and its Subsidiaries (including for this purpose, Doe Run Cayman and its Subsidiaries) and, separately, for Doe Run and its Subsidiaries (exclusive of Doe Run Cayman and its Subsidiaries) as at the date thereof and for the fiscal year then ended, and prepared in accordance with GAAP consistently applied.  Such audited consolidated statements of Doe Run and its Subsidiaries shall be examined in accordance with generally accepted auditing standards by and accompanied by a report thereon unqualified as to scope of independent certified public accountants selected by Doe Run and satisfactory to Agent.

(ii)  As soon as available, but in any event not later than forty-five (45) days after the close of each fiscal quarter other than the fourth quarter of a fiscal year, consolidated and consolidating unaudited balance sheets of Doe Run and its Subsidiaries (including for this purpose, Doe Run Cayman and its Subsidiaries) as at the end of such quarter, and consolidated and consolidating unaudited statements of operations and statements of cash flow for Doe Run and its Subsidiaries (including for this purpose, Doe Run Cayman and its Subsidiaries) and, separately,  for Doe Run and its Subsidiaries (exclusive of Doe Run Cayman and its Subsidiaries) for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, together with the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and results of operation of Doe Run and its Subsidiaries (including for this purpose, Doe Run Cayman and its Subsidiaries) and, separately,  for Doe Run and its Subsidiaries (exclusive of Doe Run Cayman and its Subsidiaries) as at the date thereof and for such periods, prepared in accordance with GAAP consistently applied (subject to normal year-end adjustments).  Such statements shall be certified to be correct by the chief financial officer of Doe Run, subject to normal year-end adjustments.

(iii)  As soon as available, but in any event not later than thirty (30) days after the end of each month, consolidated and consolidating unaudited balance sheets of Doe Run and its Subsidiaries (including for this purpose, Doe Run Cayman and its Subsidiaries) and, separately,  for Doe Run and its Subsidiaries (exclusive of Doe Run Cayman and its Subsidiaries) as at the end of such month, and consolidated and consolidating unaudited statements of operations for Doe Run and its Subsidiaries (including for this purpose, Doe Run Cayman and its Subsidiaries) and, separately,  for Doe Run and its Subsidiaries (exclusive of Doe Run Cayman and its Subsidiaries) for such month and for the period from the beginning of the fiscal year to the end of such month, all in reasonable detail, fairly presenting the financial position and results of operation of Doe Run and its Subsidiaries (including for this purpose, Doe Run Cayman and its Subsidiaries) and, separately,  for Doe Run and its Subsidiaries (exclusive of Doe Run Cayman and its Subsidiaries) as at the date thereof and for such periods, and prepared in accordance with GAAP consistently applied (except that such interim financial statements shall not include accompanying notes and shall be subject to normal year-end adjustments).  Such statements shall be certified to be correct by the chief financial officer of Doe Run, subject to normal year-end adjustments.

(iv)  With each of the audited financial statements delivered pursuant to Section 7.19 above, a certificate of the independent certified public accountants that examined such statements to the effect that they have reviewed and are familiar with the Financing Agreements and that, in examining such financial statements, they did not become aware of any fact or condition which then constituted an Event of Default, except for those, if any, described in reasonable detail in such certificate.

(v)  Simultaneously with the delivery of each of the annual audited and quarterly unaudited financial statements as set forth herein, Agent and Lenders shall receive a certificate of the chief financial officer of Doe Run (A) stating that, except as explained in reasonable detail in such certificate, (1) all of the representations, warranties and covenants of Borrowers contained in this Agreement and the other Financing Agreements are correct and complete as at the date of such certificate and (2) no Event of Default then exists or existed during the period covered by such financial statements, and (B) describing and analyzing in reasonable detail all material trends, changes and developments in each and all financial statements.  If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that an Event of Default existed or exists, such certificate shall set forth what action Borrowers have taken or propose to take with respect thereto.

(vi)  No sooner than ninety (90) days prior to, and no less than, fifteen (15) days after the beginning of each fiscal year of Doe Run, projected balance sheets, statements of income and expense, and statements of cash flow for Doe Run and its Subsidiaries (including for this purpose, Doe Run Cayman and its Subsidiaries) as at the end of and for each month of such fiscal year.

(vii)  Promptly after delivery thereof, copies of any management letters and reports by such independent certified public accountants to a Borrower and its Subsidiaries (including for this purpose, Doe Run Cayman and its Subsidiaries).

(viii)  Monthly accounts receivable agings and inventory reports (including, without limitation, Inventory consisting of work-in-process) and such schedules of Accounts and Inventory, together with any further financial and other information regarding the Collateral, as Lender may request from time to time.

(ix)  Subject to the terms and conditions contained herein, except as Agent may otherwise agree, Borrowers shall deliver to Agent a Borrowing Base Certificate setting forth a calculation of the Loans and Letter of Credit Accommodations available to Borrowers pursuant to the terms and conditions contained herein, duly completed and executed by the chief financial officer or other appropriate financial officer acceptable to Lender, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed.

(A)  Commencing on the date hereof, and for so long as for any four (4) consecutive week period (1) the average of the daily principal balance of the outstanding Loans and Letter of Credit Accommodations for such four (4) week period is less than $5,000,000 and (2) the average of the aggregate Excess Availability of Borrowers for such four (4) week period (calculated based on the aggregate Excess Availability of Borrowers at the end of each day) is greater than $10,000,000, and no Obligations arising pursuant to the Supplemental Loan Credit Facility shall be outstanding for such period, then Borrowers shall deliver such Borrowing Base Certificate to Lender on a monthly basis, by no later than the tenth (10th) day of each month, calculating Loans and Letter of Credit Accommodations available as of the last day of the immediately preceding month.

(B)  If at any time for any one (1) week either (1) the average of the daily principal balance of the outstanding Loans and Letter of Credit Accommodations for such week is greater than $20,000,000 (calculated based on the outstanding amounts at the end of each day) or (2) the average of the aggregate Excess Availability of Borrowers for such week is less than $10,000,000 (calculated based on the aggregate Excess Availability of Borrowers at the end of each day) and no Obligations arising pursuant to the Supplemental Loan Credit Facility shall be outstanding for such period, then Borrowers shall thereafter deliver such Borrowing Base Certificate to Agent on a daily basis calculating Loans and Letter of Credit Accommodations available as of the close of business on the immediately preceding day.

(C)  If at any time for any one (1) week both (1) the average of the daily principal balance of the outstanding Loans and Letter of Credit Accommodations for such week is greater than $10,000,000 but equal to or less than $20,000,000 (calculated based on the outstanding amounts at the end of each day) and (2) the average of the aggregate Excess Availability of Borrowers for such week (calculated based on the aggregate Excess Availability of Borrowers at the end of each day) is greater than $10,000,000 and no Obligations arising pursuant to the Supplemental Loan Credit Facility shall be outstanding for such period, then Borrowers shall thereafter deliver such Borrowing Base Certificate to Agent on a weekly basis calculating Loans and Letters of Credit Accommodations available as of the last Business Day of the immediately preceding week.

(D)  If at any time for any two consecutive two (2) weeks, both (1) the average of the daily principal balance of the outstanding Loans and Letter of Credit Accommodations for such two (2) week period is equal to or greater than $5,000,000 but less than $10,000,000 (calculated based on the outstanding amounts at the end of each day) and (2) the average of the aggregate Excess Availability of Borrowers for such two (2) week period (calculated based on the aggregate Excess Availability of Borrowers at the end of each day) is greater than $10,000,000 and no Obligations arising pursuant to the Supplemental Loan Credit Facility shall be outstanding for such period, then Borrowers shall thereafter deliver such Borrowing Base Certificate to Agent every two (2) weeks calculating Loans and Letter of Credit Accommodations available as of the last Business Day of the immediately preceding week.

(E)  Notwithstanding anything to the contrary contained herein, without limiting any other rights of Agent, upon Agent’s request, Borrowers shall provide Agent on a daily basis with a schedule of Accounts, collections received and credits issued and on a daily basis with an inventory report in the event that at any time either:  (1) an Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, or (2) Borrower shall have failed to deliver any Borrowing Base Certificate in accordance with the terms hereof, or (3) upon Agent’s good faith belief, any information contained in any Borrowing Base Certificate is incomplete, inaccurate or misleading.

(F)  Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent contained herein and in the event of any conflict or inconsistency between the calculation of the Loans and Letter of Credit Accommodations available to Borrowers as set forth in any Borrowing Base Certificate and as determined by Agent, the determination of Agent shall govern and be conclusive and binding upon Borrowers.  Without limiting the foregoing, Borrowers shall furnish to Agent any information which Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in the Borrowing Base Certificate.

(G)  Borrowers shall promptly notify Agent in writing in the event that at any time after the delivery of a Borrowing Base Certificate to Agent but prior to the delivery of the next Borrowing Base Certificate to be delivered by Borrowers to Agent in accordance with the terms hereof:  (1) the amount of Loans and Letter of Credit Accommodations available to Borrowers pursuant to the terms and conditions contained herein is less than eighty (80%) percent of the amount of Loans and Letter of Credit Accommodations available to Borrowers pursuant to the terms and conditions contained herein reflected in the most recent Borrowing Base Certificate delivered by Borrowers to Agent pursuant to Section 7.19 hereof, or (2) the Loans made by Lenders to Borrowers and/or Letter of Credit Accommodations outstanding at such time exceed the amount of the Loans and Letter of Credit Accommodations then available to Borrowers under the terms hereof as a result of any decrease in the amount of Loans and Letter of Credit Accommodations then available and the amount of such excess.

(H)  If any of Borrowers’ records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other Agent, Borrowers hereby irrevocably authorize such service, contractor, shipper or Agent to deliver such records, reports and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

(x)  Promptly and in any event after becoming aware of the occurrence of any of the following events:  (A) any Material Contract of a Borrower or any of its Subsidiaries is terminated or any new Material Contract is entered into (in which event such Borrower shall provide Agent with a copy of such Material Contract); or (B) any of the material terms (other than price) upon which material suppliers of Borrower or any of its Subsidiaries do business with such Borrower or Subsidiary are changed or amended in any manner adverse to such Borrower or Subsidiary in any material respect; or (C) any order, judgment or decree shall have been entered against any Borrower in excess of $500,000 in any one case or in excess of $1,000,000 in the aggregate (in each case after reasonably expected insurance and indemnity recovery) or any of their respective properties or assets; or (D) any notification of violation of any law or regulation shall have been received by a Borrower or any of its Subsidiaries from any Governmental Authority the results of which are reasonably likely to have a Material Adverse Effect.

(b)  Each Borrower shall promptly notify Agent in writing of any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or which might result in any material adverse change in its business, properties, assets, goodwill or condition, financial or otherwise.

(c)  Each Borrower shall promptly provide Agent such budgets, forecasts, projections and other information respecting the business operations and financial or other condition of such Borrower and its Subsidiaries, as Agent may, from time to time, reasonably request.

(d)  Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of Doe Run or its Subsidiaries (including for this purpose, Doe Run Cayman and its Subsidiaries), which may be furnished to it hereunder or otherwise, to any regulatory body or agency or other Governmental Authority having jurisdiction over Agent or upon notice to Doe Run (to the extent permitted under applicable law), to any court or to any other Person which shall, or shall have any right or obligation to, succeed to all or any part of Agent’s interests in any of the Loans, this Agreement, the other Financing Agreements or the Collateral, including, without limitation, any assignee or any Participant (subject to Section 7.7 hereof).

(e)  Each Borrower hereby irrevocably authorizes and directs all accountants, auditors or other third parties to deliver to Agent upon Agent’s reasonable request, at such Borrower’s expense, copies of the financial statements, and other accounting records relating to Doe Run and its Subsidiaries of any nature in their possession.

(f) As soon as possible, but in any event not later than ten (10) days after the end of each month, Borrowers shall promptly furnish to Agent, a written statement, (A) any reports or statements received by or on behalf of a Borrower from any Insurance Premium Lender which set forth any amounts paid to such Insurance Premium Lender or amounts due and owing to such Insurance Premium Lender in respect of the Indebtedness permitted under Section 7.3(p) hereof; and (B)  in form and substance satisfactory to Agent, duly completed and executed by the chief financial officers or other appropriate financial officers of Borrowers satisfactory to Agent, certifying to Agent, that Borrowers have paid in full, in cash or other immediately available funds, any amounts due and owing to all Insurance Premium Financing Lenders in respect of an Indebtedness permitted under Section 7.3(p) hereof, no such Indebtedness is past due as of such date and a statement of the then current balance of the aggregate amount of such Indebtedness.

7.20  Limitation of Voluntary Payments; Preferred Stock; Amendments or Modifications of Certain Agreements; etc.  Each Borrower shall not, and shall not permit any Subsidiary to:

(a)  with respect to any Indebtedness make (or give any notice in respect of) any voluntary or optional redemption of or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due), exchange, or purchase, redeem or acquire for value (whether as a result of a Change of Control, the consummation of assets sales or otherwise) except for the Existing Note Exchange Offer in accordance with the Exchange Offer Agreements (as in effect on the date hereof) and the prepayment, redemptions and defeasances with respect to the Existing Notes and the New Secured Notes to the extent permitted under Sections 7.3(c), (l) and (n) hereof;

(b)  with respect to each Borrower, issue any preferred or preference stock which is mandatorily redeemable prior to the then current term of this Agreement and with respect its Subsidiaries, issue any preferred or preference stock, except, that, on the date hereof, Doe Run may issue the Renco Preferred Stock to Renco Group pursuant to the terms of the Renco Preferred Stock Purchase Agreement (as in effect on the date hereof); provided, that, (i) Agent shall have received true, correct and complete copies of all agreements and documents related to Renco Preferred Stock, including the Renco Preferred Stock Purchase Agreement, each as duly authorized, executed and delivered by the parties thereto, (ii) no Borrower or its Subsidiaries shall, directly or indirectly, declare or make any cash dividend payments or dividend payments of other property in respect or in connection therewith except that Doe Run may declare an annual dividend at the rate of twelve and one-half (12.5%) percent per annum in respect of the Renco Preferred Stock which shall be paid-in-kind in accordance with the Renco Preferred Stock Purchase Agreement (as in effect on the date hereof) and the Amended Certificate of Incorporation, and (iii) no Borrower or its Subsidiaries shall, directly or indirectly, (A) amend, modify, alter or change any terms of the Renco Preferred Stock or any other provision of any agreement, document or instrument which governs or affects the Renco Preferred Stock or (B) redeem, retire, defease, purchase or otherwise acquire such Capital Stock, or set aside or otherwise deposit or invest any sums for such purpose; or

(c)  amend, modify or terminate, or permit the amendment, modification or termination of any of (i) the Tax Sharing Agreement, or (ii) the Management Agreement.

7.21  Limitation on Restrictions Affecting Subsidiaries.  Each Borrower shall not, and shall not permit any Subsidiary (including Doe Run Cayman and its Subsidiaries for this purpose) to, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any such Subsidiary of a Borrower to (a) pay dividends or make other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by Borrower or any Subsidiary of such Borrower, or pay any Indebtedness owed to a Borrower or any Subsidiary of such Borrower; (b) make loans or advances to a Borrower or any Subsidiary of such Borrower; or (c) transfer any of its properties or assets to a Borrower or any Subsidiary of such Borrower; except in each case for such encumbrances or restrictions existing under or by reason of:  (i) applicable law, (ii) this Agreement, the Existing Note Documents, the Term Loan Documents or the New Secured Note Agreements (as all of the same are in effect on the date hereof), (iii) customary non-assignment provisions of any lease governing a leasehold interest of a Borrower or its Subsidiaries,

(iv) any instruments governing Indebtedness of a Person acquired by a Borrower or its Subsidiaries at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries so acquired, (v) any written agreement, document or instrument existing on the date hereof or amendments or modifications thereto, including the Doe Run Peru Intercompany Note, provided, that, no such agreement, document or instrument shall be modified or amended in such a manner as to make the encumbrance or restriction more restrictive than as in effect on the date hereof (except that the U.S. Services Agreements may be amended after the date hereof to restrict payments by Doe Run Peru and its Subsidiaries to Doe Run in an annual amount not to exceed $4,000,000), (vi) Indebtedness under one or more working capital facilities or other working capital or lease financings or programs entered into by Doe Run Peru and its Subsidiaries from time to time or any refinancings, refundings, replacements or extensions thereof, provided, that, such restrictions do not prohibit payments of $4,000,000 or less pursuant to the U.S. Service Agreements or any other intercompany agreements between Doe Run and Doe Run Cayman and its Subsidiaries (including, without limitation, Doe Run Peru), or pursuant to any replacements thereof or pursuant to any comparable agreements thereto, in each case providing for the same or similar payments, and (vii) Indebtedness of Borrowers permitted hereunder or Indebtedness of Doe Run Cayman and its Subsidiaries permitted under the Existing Note Documents, the Term Loan Documents or the New Secured Note Agreements (as all of the same are in effect on the date hereof) (as all the same are in effect on the date hereof); provided, that, as to Indebtedness of Borrowers, such encumbrance or restriction shall be no more restrictive than any encumbrance or restriction contained in this Agreement and as to Indebtedness of Doe Run Cayman and its Subsidiaries, such encumbrance or restriction shall be no more restrictive than any encumbrance or restriction contained in the Note Documents, the Term Loan Documents or the New Secured Note Agreements (as all of the same are in effect on the date hereof).

7.22  Capital Expenditures.  Borrowers and their Subsidiaries (other than Doe Run Cayman and its Subsidiaries), shall not, directly or indirectly, make or commit to make (other than contracts for such expenditures where payments for such expenditures are to be made in any subsequent fiscal year), whether through purchase, capital leases or otherwise, Capital Expenditures on a non-cumulative basis (such that, if Capital Expenditures permitted to be made or committed to be made in any one fiscal year pursuant to this Section 7.22 exceeds the amount actually made or committed to be made during such fiscal year, such excess may not be carried over to be made or committed to be made in any following fiscal year), in excess of a total aggregate amount of $15,000,000 in any fiscal year of Borrowers.

7.23  EBITDA. Borrowers and their Subsidiaries (other than Doe Run Cayman and its Subsidiaries), shall, as of the end of any period of four consecutive fiscal quarters (provided, that, in the case of the fiscal quarters ending January 31, 2003, April 30, 2003 and July 31, 2003, the period shall begin on November 1, 2002 and end on the last day of such fiscal quarter of Borrowers and their Subsidiaries (other than Doe Run Cayman and its Subsidiaries)), in each case taken as one accounting period, ended on the date set forth below maintain EBITDA of not less than the amount listed opposite each such date:

Quarter Ending	Minimum EBITDA
(a) January 31, 2003	$1,200,000
(b) April 30, 2003	$3,500,000
(c) July 31, 2003	$5,300,000
(d) October 31, 2003	$10,000,000
(e) January 31, 2004	$9,800,000
(f) April 30, 2004	$10,400,000
(g) July 31, 2004	$12,500,000
(h) October 31, 2004	$17,500,000
(i) January 31, 2005	$17,400,000
(j) April 30, 2005	$18,100,000
(k) July 31, 2005	$18,800,000
(l) October 31, 2005	$20,500,000

7.24  Fixed Charge Coverage Ratio.  Borrowers and their Subsidiaries (other than Doe Run Cayman and its Subsidiaries), shall not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters (provided, that, in the case of the fiscal quarters ending on January 31, 2003, April 30, 2003 and July 31, 2003, the period shall begin on November 1, 2002 and end on the last day of such fiscal quarter of Borrowers and their Subsidiaries (other than Doe Run Cayman and its Subsidiaries)), in each case taken as one accounting period, ended on the date set forth below to be less than the ratio set forth opposite such fiscal quarter:

Quarter Ending	Fixed Charge Coverage Ratio
(a) January 31, 2003	.16 to 1
(b) April 30, 2003	.18 to 1
(c) July 31, 2003	.22 to 1
(d) October 31, 2003	.29 to 1
(e) January 31, 2004	.34 to 1
(f) April 30, 2004	.39 to 1
(g) July 31, 2004	.46 to 1
(h) October 31, 2004	.52 to 1
(i) January 31, 2005	.53 to 1
(j) April 30, 2005	.39 to 1
(k) July 31, 2005	.40 to 1
(l) October 31, 2005	.34 to 1

7.25  Further Assurances.  Each Borrower has executed or will contemporaneously herewith execute and deliver to Agent such of the other Financing Agreements to which it is a party and financing statements pursuant to the UCC, in form and substance satisfactory to Agent.  Each Borrower shall, at its expense, at any time or times duly execute and deliver, or shall cause to be duly executed and delivered, such further agreements, instruments and documents, including, without limitation, additional security agreements, collateral assignments, UCC financing statements or amendments or continuations thereof, landlord’s or mortgagee’s waivers of liens and consents to the exercise by Agent of all the rights and remedies hereunder, under any of the other Financing Agreements or applicable law with respect to the Collateral, and do or cause to be done such further acts as may be necessary or proper in Agent’s opinion to evidence, perfect, maintain and enforce the security interest and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.  Where permitted by law, each Borrower hereby authorizes Agent to execute and file one or more UCC financing statements signed only by Agent.  Upon the request of Agent, at any time and from time to time, each Borrower shall, at its cost and expense, do, make, execute, deliver and record, register or file, financing statements, mortgages, deeds of trust, deeds to secure debt, and other instruments, acts, pledges, assignments and transfers (or cause the same to be done) and will deliver to Agent such instruments evidencing items of Collateral as may be requested by Agent.

SECTION 8.  EVENTS OF DEFAULT AND REMEDIES

8.1  Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)  a Borrower shall be in default in the payment of any of the Obligations when due, which default shall continue for three (3) days; or

(b)  a Borrower or any Obligor shall fail to observe or perform any covenants or agreements contained in this Agreement, the other Financing Agreements or in any other document or instrument referred to herein or therein other than as described in Section 8.1(a) above and such failure shall continue for fifteen (15) days, provided, that, such fifteen (15) day period shall not apply in the case of: (i) any failure to observe any such covenant or agreement which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a six (6) month period or (ii) an intentional breach by a Borrower or its or their management of any such covenant or agreement, or (iii) the failure to observe or perform any of the covenants or agreements contained in Sections 7.2, 7.3, 7.4, 7.5, 7.6, 7.17, 7.20, 7.21 and 7.25 of this Agreement or any covenants or agreements covering substantially the same matter as such sections in any of the other Financing Agreements; or

(c)  any present or future representation, warranty or statement of fact when made by or on behalf of a Borrower or any Obligor to Agent or any Lender is false or misleading in any material respect; or

(d)  a judgment is rendered against any Borrower or any Obligor (other than Renco Group) in excess of $1,000,000 in any one case or in excess of $2,500,000 in the aggregate and the same shall remain undischarged for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed except if it is a judgment for which such Borrower or Obligor is fully insured and with respect to which the insurer has admitted in writing its liability for the full amount thereof and so long as execution is at all times effectively stayed; or

(e)  a Borrower or any Obligor shall be generally unable to pay its debts as they mature, suspend or discontinue doing business for any reason, become insolvent, call a meeting of creditors or have a creditors’ committee appointed, make a general assignment for the benefit of creditors, shall admit in writing its inability to pay its debts as they become due or shall commence any action or proceeding for the appointment of any trustee, receiver, custodian or liquidator of such Borrower or such Obligor or all or any part of their respective properties or assets; or

(f)  a Borrower or any Obligor shall commence any action or proceeding for relief under the Bankruptcy Code or any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other present or future statute, law or regulation or shall take any corporate or limited liability company action to authorize any of such actions or proceedings; or

(g)  a Borrower or any Obligor shall have commenced against it any action or proceeding for relief under the Bankruptcy Code or any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other present or future statute, law or regulation, or any action or proceeding for the appointment of any trustee, receiver, custodian or liquidator of such Borrower or Obligor or all or any part of their respective properties or assets, which is not dismissed within forty-five (45) days of its commencement, or such Borrower or Obligor shall file any answer admitting or not contesting the allegations of a petition filed against it in any such proceeding or by any act or omission indicates its consent to, acquiescence in or approval of, any such action or proceeding or if the relief requested is granted sooner; or

(h)  a Borrower or any Obligor (other than Renco Group) shall default in the payment of any amounts at any time due on any Indebtedness for borrowed money in excess of $2,500,000 (including, without limitation, any Indebtedness evidenced by or arising under the Existing Notes or the other Existing Note Agreements or under the New Secured Notes or the other New Secured Note Agreements or the Term Loan Documents), Capitalized Lease Obligations or any contingent Indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument at any time owing to any Person other than Agent or in the performance of any other terms or covenants or any evidence of same or other agreement relating thereto (including, without limitation, the Existing Note Agreements, the New Secured Note Agreements or the Term Loan Documents) or securing same and which causes or permits the holders of such Indebtedness to cause such Indebtedness to become due prior to its maturity, and which default continues for more than the applicable cure period, if any, with respect thereto, but in no event more than thirty (30) days after the occurrence of any such default; or

(i)  any default by Doe Run Peru or any other obligor under the Banco de Credito Agreements shall exist or have occurred and be continuing (after any applicable notice or cure periods) or the failure of Banco de Credito to comply with any terms thereof;

(j)  (i) the Renco Junior Participation Agreement shall cease to be in full force and effect (except for termination thereof in accordance with its terms) or Renco Group or, any Borrower, Obligor shall contest the validity thereof, or (ii) Renco Group shall fail to perform any of the terms, covenants, conditions or provisions of the Renco Junior Participation Agreement or any other agreement of such party in favor of Agent or any Lender in connection with the financing arrangements among Borrowers, Agent and Lenders, or (iii) Renco Group shall fail to honor any demand for payment thereunder in accordance with its terms, or deny it has any further liability or obligation thereunder or shall revoke, terminate or purport to revoke or terminate the Renco Junior Participation Agreement or (iv) any injunctive relief or restraining order is sought or granted which does or would, if granted limit or impair the right of Agent or any Lender to receive payment under the Renco Junior Participation Agreement in accordance with the terms of the foregoing or for Agent or any Lender to retain any funds drawn or paid thereunder;

(k)  any “Event of Default” as defined in the Term Loan Documents shall exist or have occurred and be continuing or the failure of Term Loan Agent or any Term Loan Lender to comply with any of the terms of the Term Loan Documents (including, but limited to, the Term Loan Supplemental Loan Agreement) and Term Loan Intercreditor Agreement;

(l)  there is a Change of Control; or

(m)  the occurrence of any default or event of default under any of the other Financing Agreements which continues to exist after the applicable cure period, if any, with respect thereto in such Financing Agreement.

8.2  Remedies.

(a)  Without limiting Agent’s or any Lender’s rights to demand payment sooner as provided in this Agreement, upon or at any time after the occurrence or existence of any one or more of such Events of Default, upon termination of this Agreement or the other Financing Agreements, or if this Agreement and the other Financing Agreements are not renewed, in addition to any other rights Agent or any Lender may have under the Financing Agreements or otherwise:

(i)  subject to Section 8.2(b) below, Agent may, and upon the direction of the Majority Lenders shall, declare the Commitments of each Lender terminated, whereupon the Commitment of each Lender will terminate immediately (such that no more Loans shall be made or Letter of Credit Accommodations provided hereunder), without presentment for payment, demand, notice of dishonor or notice of protest or any other or further notice, all of which are hereby expressly waived by Borrowers; or

(ii) subject to 8.2(b) below, Agent may, and upon the direction of the Majority Lenders shall, declare any or all of the Obligations to be immediately due and payable, together with interest at the highest rate of interest hereunder until fully and indefeasibly paid, without presentment for payment, demand, notice of dishonor or protest or any or other further notice, all of which are hereby expressly waived by Borrowers (provided, that, upon the occurrence of any Events of Default described in Sections 8.1(f) or 8.1(g), all Obligations shall automatically become immediately due and payable); and

(iii)  each Participant, to the fullest extent permitted by applicable law, shall have the right to (A) set off against the Obligations any and all deposits (whether general or special, time or demand, provisional or final), credits, balances, accounts, monies or other assets which are the property of Borrowers and held by such Participant or owed by such Participant to such Borrower and (B) remit the same to Agent for application to the Obligations;

(iv)  without further notice to Borrowers, Agent and any Lender may appropriate, set off and apply to the payment of any or all of the Obligations, any or all Collateral, in such manner as Agent shall determine, enforce payment of any Collateral, settle, compromise or release in whole or in part, any amounts owing on the Collateral, make allowances and adjustments with respect thereto, issue credits in Agent’s or a Borrower’s name, sell, assign and deliver the Collateral (or any part thereof), at public or private sale, at broker’s board, for cash, upon credit or otherwise, at Agent’s option and discretion, and Agent may bid or become purchaser at any such sale, if public, free from any right of redemption which is hereby expressly waived;

(v)  without limiting the generality of the foregoing, Agent and Lenders are hereby authorized at any time and from time to time, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by Agent or any Lender to or for the credit or the account of Borrowers against any and all of the Obligations, whether or not then due and payable;

(vi)  Agent shall have the right, without notice to Borrowers (except as otherwise expressly provided herein), at any time and from time to time in its discretion, with or without judicial process or the aid or assistance of others and without cost to Agent or Lender (A) to enter upon any premises on or in which any of the Inventory may be located and, without resistance or interference by Borrowers, take possession of the Inventory, (B) to complete processing, manufacturing and repair of all or any portion of the Inventory, (C) to sell, foreclose or otherwise dispose of any part or all of the Inventory on or in any premises of Borrower or premises of any other party, (D) to require each Borrower, at its expense, to assemble and make available to Agent any part or all of the Inventory at any reasonable place and time designated by Agent, and (E) to remove any or all of the Inventory from any premises on or in which the same may be located, for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose.

(b)  Notwithstanding anything to the contrary in this Section 8.2, but subject to Section 12.5 and the other provisions of Section 12 hereof, so long as the Commitment Percentage of each of Congress and CIT shall be fifty (50%) percent in the event Agent or the Majority Lenders do not exercise the rights set forth in Section 8.2(a)(i) or Section 8.2(a)(ii) above within ninety (90) days after the date of any written notice from CIT to Agent of an Event of Default (which Event of Default is not thereafter waived or cured), CIT may direct, and upon such direction Agent shall, exercise the remedies set forth in Section 8.2(a)(i) or 8.2(a)(ii) as CIT may specify.

(c)  Agent and Lenders shall have all of the rights and remedies of a secured party under the UCC or applicable law of any State in which any Collateral may be situated, in addition to all of the rights and remedies set forth in this Agreement and the other Financing Agreements, and in any instrument or document referred to herein or therein, and/or under any other applicable law relating to this Agreement, the other Financing Agreements, the Obligations or the Collateral.

(d)  Each Borrower and Guarantor agrees that the giving of ten (10) days notice to Doe Run by Agent at Doe Run’s address set forth below, designating the place and time of any public sale or of the time after which any private sale or other intended disposition of the Collateral is to be made, shall be deemed to be reasonable notice thereof and each Borrower waives any other notice with respect thereto.

(e)  Without limiting the generality of the foregoing, if Agent or any Lender enters into any credit transaction, directly or indirectly, in connection with the disposition of any Collateral, it shall have the option, at any time, in its discretion, to reduce the Obligations by the principal amount of such credit transaction or to defer the reduction thereof until actual receipt by Agent or such Lender of cash or other immediately available funds in connection therewith.

(f)  In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy or otherwise, each Borrower and Guarantor hereby irrevocably waives (i) the posting of any bond, surety or security with respect thereto which might otherwise be required, (ii) any demand for possession prior to the commencement of any suit or action to recover the Collateral, and (iii) any requirement that Agent retain possession and not dispose of any Collateral until after trial or final judgment.

(g)  Agent may, at its option, cure any default by a Borrower under any agreement with any Person, which constitutes, or with notice or passage of time or both would constitute, an Event of Default hereunder or under any of the other Financing Agreements, or pay or bond on appeal any judgment entered against a Borrower (irrespective of the amount of said judgment or the time elapsed since entry thereof), and charge such Borrower’s account(s) therefor, such amounts to be repayable by such Borrower on demand, together with interest thereon at the highest rate of interest payable hereunder; provided, however, Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by making any payment for such Borrower’s account(s), be deemed to have assumed any obligation or liability of such Borrower.

(h)  The enumeration of the foregoing rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies Agent or any Lender may have under the UCC or other applicable law.  Agent shall have the right to determine which rights and remedies, and in which order any of the same, are to be exercised, and to determine which Collateral is to be proceeded against and in which order, and the exercise of any right or remedy shall not preclude the exercise of any others, all of which shall be cumulative.

(i)  No act, failure or delay by Agent or any Lender shall constitute a waiver of any of the rights and remedies of Agent and Lenders.  No single or partial waiver by Agent or any Lender of any provision of this Agreement or any of the other Financing Agreements, or breach or default thereunder, or of any right or remedy which Agent and Lenders may have shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provision, breach, default, right or remedy on a future occasion.

(j)  Each Borrower waives presentment, notice of dishonor, protest and notice of protest of all instruments included in or evidencing any of the Obligations or the Collateral and any and all notices or demands whatsoever (except as expressly provided herein).  Agent may, at all times, proceed directly against either or both of Borrowers to enforce payment of the Obligations and shall not be required to take any action of any kind to preserve, collect or protect any rights in the Collateral.

(k)  At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Majority Lenders, Agent shall, enforce the rights of any Borrower or Obligor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables.  Without limiting the generality of the foregoing, Agent may, in its discretion, and upon the direction of the Majority Lenders, Agent shall, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all accounts debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations,  (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its Agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders.  At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Obligors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require.  In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(l)  To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each

Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(m)  For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Obligor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower or Obligor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Obligor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(n)  Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Agent may elect, whether or not then due.  Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(o)  Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the written direction of the Majority Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent and Lenders to Borrowers and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 9.  COLLECTION AND ADMINISTRATION

9.1  Collections; Management of Collateral.

(a)  Each Borrower or Administrative Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may specify, with such banks as are acceptable to Agent into which such Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner.  The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Agent, providing that all items received or deposited in the Blocked Accounts are subject to the security interests and rights of Agent, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, at such time as Agent shall direct, all funds received or deposited into the Blocked Accounts to the Payment Account or such other bank account of Agent as Agent may from time to time designate for such purpose (“Payment Account”).  Borrowers agree that all payments made to such Blocked Accounts or other funds received and collected by Agent, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be subject to the security interests and rights of Agent for the ratable benefit of Lenders.

(b)  For purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business

Day following the date of receipt of immediately available funds by Agent in the Payment Account (the “Collection Period”).  In the event that as of any day there are no Loans outstanding, Agent shall be entitled to charge Borrowers an administrative fee equivalent to the interest Agent would have received for the Collection Period had there been Loans outstanding on such day, in the amount of the payments and other funds received pursuant to the preceding sentence by Agent in the Payment Account on such day.  For purposes of calculating the amount of the Loans available to each Borrower such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent in the Payment Account, if such payments are received within sufficient time (in accordance with Agent’s usual and customary practices as in effect from time to time) to credit such Borrower’s loan account on such day, and if not, then on the next Business Day.  To the extent Agent may hold cash collateral to secure all of the Obligations on terms and conditions determined by Agent, so long as no Event of Default shall exist or have occurred and be continuing, the Borrower providing such cash collateral shall receive a credit to its loan account maintained by Agent at a rate equal to three (3%) percent per annum less than the Prime Rate.  Such credit shall be applied to the loan account of such Borrower as of the first day of each month.

(c)  Each Borrower and all of its Subsidiaries, shareholders, directors, employees, Agents and other Affiliates shall, acting as trustee for Agent, receive, as the property of Agent and Lenders according to their interest hereunder, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent.  In no event shall the same be commingled with such Borrower’s own funds.  Each Borrower agrees to reimburse Agent and Lenders on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s or Lender’s payments to or indemnification of such bank or person.  The obligation of Borrowers to reimburse Agent or Lenders for such amounts pursuant to this Section 9.1 shall survive the termination or non-renewal of this Agreement.

9.2  Payments.

(a)  All Obligations shall be payable to the Payment Account as designated under Section 9.1 or such other place as Agent may designate from time to time.  The Obligations shall be payable upon the effective date of termination or non-renewal or maturity of the Credit Facility, or earlier upon an Event of Default, or otherwise as provided elsewhere herein or in the other Financing Agreements.

(b)  Payments received, including but not limited to, payments made with  the proceeds of any Loans (subject to Section 3.3(e) hereof) or the proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied to the Obligations in the following order of priorities:

(i)  first, to the payment in full in cash or other immediately available funds of all costs, expenses and other charges of Agent and Lenders under the Financing Agreements and all indemnities under the Financing Agreements then due to Agent and Lenders;

(ii)  second, to the payment in full in cash or other immediately available funds of all fees payable by Borrowers under the Financing Agreements then due;

(iii)  third, to the payment in full in cash or other immediately available funds of all interest due in respect of all Loans (including all Borrowing Base Loans, Supplemental Loans, Additional Loans (as defined in Section 12.14 hereof) and Agent Advances); except, that, at any time an Event of Default exists or has occurred and is continuing or on and after the commencement of any Insolvency Proceeding, the portion of any interest payable in respect of the Supplemental Loans equivalent to the amounts payable to Renco Group under Section 4.6 of the Renco Junior Participation Agreement shall not be paid pursuant to this clause (iii) but shall be paid as provided in clause (viii) of this Section 9.2(b) below;

(iv)  fourth, to the payment in full in cash or other immediately available funds of the principal amount of all Agent Advances and Additional Loans;

(v)  fifth, to the payment in full in cash or other immediately available funds of the principal amount of all Borrowing Base Loans and the principal amount of all Supplemental Loans to the extent that Agent has not received payments in respect thereof from Renco Group under the terms of the Renco Junior Participation Agreement; except, that, at any time that the conditions set forth in Section 3.3(e) hereof are satisfied as determined by Agent, then to the prepayment of the principal amount of all Supplemental Loans to the extent permitted under Section 3.3(e) hereof and, thereafter, to the payment in full in cash or other immediately available funds of the principal amount of all Borrowing Base Loans;

(vi)  sixth, to the payment in full in cash or other immediately available funds of cash collateral for Letter of Credit Accommodations in an amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letter of Credit Accommodations and any other cash collateral to be provided to Agent under the terms of the Financing Agreements;

(vii)  seventh, to the payment in full in cash or other immediately available funds of all other Obligations, other than the principal amount of the Supplemental Loans to the extent that Agent has received payments in respect thereof from Renco Group under the terms of the Renco Junior Participation Agreement; and

(viii) eighth, to the payment in full in cash or other immediately available funds of (A) the principal amount of the Supplemental Loans to the extent that Agent has received payments in respect thereof from Renco Group under the terms of the Renco Junior Participation Agreement and (B) at any time an Event of Default exists or has occurred and is continuing or on and after the commencement of any Insolvency Proceeding, the portion of any interest payable in respect of the Supplemental Loans equivalent to the amounts payable to Renco Group under Section 4.6 of the Renco Junior Participation Agreement.

For purposes of the foregoing, “paid in full” or “payment in full” as to the Obligations means payment of all amounts owing under the Financing Agreements, as applicable, according to the terms thereof, including but not limited to principal, fees, servicing fees, professional fees, interest (including default interest and interest on interest and in each case specifically including interest accrued after the commencement of any Insolvency Proceeding and any such interest that would have accrued but for the commencement of any Insolvency Proceeding), and expense reimbursements, in each case whether or not the same is or would be or is allowed or allowable or is disallowed in whole or in part in any Insolvency Proceeding.

(c)  The aggregate principal and interest payments paid by Borrowers to Agent for the account of the Lenders hereunder shall, as applicable, be apportioned ratably among the Lenders, in each case according to their Pro Rata Shares.  All payments shall be remitted to Agent.  Agent shall promptly distribute to each Lender at its primary address set forth on the appropriate signature page hereof, or at such other address as such Lender may designate in writing to Agent, such funds as it may be entitled to receive.  The foregoing apportionment of payments is solely for the purpose of determining the obligations of Borrowers hereunder and, notwithstanding such apportionment, any Lender may on its books and records allocate payments received by it in a manner different from that contemplated hereby.  No such different allocation shall alter the rights and obligations of Borrowers or Guarantor under this Agreement determined in accordance with the apportionments contemplated by this Section 9.2(c).

(d)  If after receipt of any payment of, or proceeds applied to the payment of, all or any part of the Obligations, Agent or any Lender is for any reason required to surrender such payment or proceeds to any Person, because such payment or proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, or a diversion of trust funds, or for any other reason, then the Obligations or any part thereof intended to be satisfied shall be revived and continue and this Agreement shall continue in full force as if such payment or proceeds had not been received by such Agent or such Lender and Borrowers shall be liable to pay to Agent or such Lender, and hereby does indemnify Agent or such Lender and hold them harmless for the amount of such payment or proceeds surrendered.  The provisions of this Section 9.2(d) shall be and remain effective notwithstanding any contrary action which may have been taken by Agent or any Lender in reliance upon such payment or proceeds, and any such contrary action so taken shall be without prejudice to the rights of Agent and Lenders under this Agreement and shall be deemed to have been conditioned upon such payment or proceeds having become final and irrevocable.  The provisions of this Section 9.2(d) shall survive the termination of this Agreement and the other Financing Agreements.

(e)  At Agent’s option, all principal, interest, fees, commissions, costs, expenses, or other charges hereunder, under the other Financing Agreements or in connection herewith or therewith, and any and all Loans, may be charged directly to any account(s) of Borrowers maintained by Agent.

(f)  Each Borrower shall make all payments in respect of the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholdings, restrictions or conditions of any kind or nature whatsoever.

9.3  Sharing of Payments, Etc.

(a)  Each Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for the account of Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to Borrowers), in which case it shall promptly notify Borrowers and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b)  If any Lender (including Agent) shall obtain from any Borrowers payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Financing Agreement through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more of its Pro Rata Share of the principal of or interest on the Loans or such other amounts then due hereunder by Borrower to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares.  Amounts received by Agent under this Section 9.3 shall be treated as payments received from Borrowers under Section 9.2 hereof.  To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)  Each Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise, in a manner consistent with this Section 9.3, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrowers.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 9.3 applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section 9.3 to share in the benefits of any recovery on such secured claim.

9.4  Borrowers’ Loan Account.  Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of a Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest.  All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.  All Collateral or other collateral security held by or granted to Agent or Lenders by a Borrower or any third persons shall be security for the payment and performance of any and all Obligations to Agent and Lenders (including, but not limited to, the Loans), notwithstanding the maintenance of separate accounts for Borrowers or third persons or the existence of any notes.

9.5  Statements.  Agent shall render to Doe Run each month a statement setting forth the balance in each Borrower’s loan account(s) maintained by Agent for such Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses.  Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and conclusively binding upon Borrowers as an account stated except to the extent that Agent receives a written notice from Borrowers of any specific exceptions of Borrowers thereto within thirty (30) days after the date such statement has been mailed by Agent.  Until such time as Agent shall have rendered to Doe Run a written statement as provided above, the balance in such Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing by such Borrower to Agent and Lenders.

9.6  Right of Inspection; Access.  Agent, Lenders and its representatives shall, at all reasonable times and upon reasonable prior written notice prior to an Event of Default and at any time and without notice at any time on or after an Event of Default, have free access to and right of inspection of the Collateral and have full access to and the right to examine and make copies of the books and records of Borrowers to confirm and verify all Accounts, to perform general audits and to do whatever else Agent or any Lender deems necessary to protect the interests of Agent and Lenders.  Agent may at any time remove from the premises of Borrowers or require Borrower or any accountants and auditors employed by Borrowers to deliver any books and records and Agent and Lenders may, without cost or expense to any of it, use such of Borrowers’ personnel, supplies, computer equipment and space at its places of business as may be reasonably necessary for the handling of collections.

9.7  Accounts Documentation.  Each Borrower shall maintain its shipping forms, invoices and other related documents in a form reasonably satisfactory to Agent and each Borrower shall maintain its books, records and accounts in accordance with GAAP consistently applied.  Each Borrower shall keep and maintain, at its cost and expense, satisfactory and complete books and records of all Accounts, all payments received or credits granted thereon, and all other dealings therewith.  At such times as Agent may reasonably request, each Borrower shall deliver to Agent, all original documents evidencing the sale and delivery of goods or the performance of services which created any Accounts, including, but not limited to, all contracts, orders, invoices, bills of lading, warehouse receipts, delivery tickets and shipping receipts, together with schedules describing the Accounts and/or written confirmatory assignments to Agent of each Account, in form and substance satisfactory to Agent and duly executed by such Borrower, together with such other information as Agent may request.  In no event shall the making or the failure to make or the content of any schedule or assignment or such Borrower’s failure to comply with the provisions hereof be deemed or construed as a waiver, limitation or modification of the security interest in, lien upon and assignment of the Collateral or the representations, warranties or covenants under this Agreement or the other Financing Agreements.  Any documents, schedules, invoices or other papers delivered to Agent or any Lender, pursuant to this Section or otherwise, may be destroyed or otherwise disposed of by it one (1) year after the same are delivered, unless Borrowers make written request therefor and pay all expenses attendant to their return, in which event Agent or such Lender shall return same when its actual or anticipated need therefor has ceased.

9.8  Specific Powers.  Each Borrower hereby constitutes Agent and its designees, as such Borrower’s attorney-in-fact, with power of substitution, at the cost and expense of Borrowers, to exercise at any time all or any of the following powers which appointment, being coupled with an interest, shall be irrevocable until all Obligations have been indefeasibly paid in full:  (a) to receive, take, endorse, assign, deliver, accept and deposit, in the name of Agent or such Borrower, any and all checks, notes, drafts, remittances and other instruments and documents or chattel paper, in each case to the extent relating to the Collateral; (b) to transmit to Account Debtors notice of Agent’s interest therein and to request from such Account Debtors at any time, in the name of Agent or such Borrower or that of Agent’s designee, information concerning the Collateral and the amounts owing thereon; (d) on or after the occurrence of an Event of Default, or an event which with notice, passage of time or both would constitute an Event of Default, to notify Account Debtors to make payment directly to Agent; (e) on or after the occurrence of an Event of Default, or an event which with notice, passage of time or both would constitute an Event of Default, to take or bring, in the name of Agent or such Borrower, all steps, actions, suits or proceedings deemed by Agent necessary or desirable to effect collection of the Collateral; and (f) authorize to file on a Borrower’s behalf any UCC financing statements relating to the Collateral or amendments thereto.  Each Borrower hereby releases Agent and its officers, employees and designees, from any liability arising from any act or acts under this Agreement or in furtherance thereof, whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for acts of gross negligence or wilful misconduct of Agent as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

SECTION 10.   EFFECTIVE DATE; TERMINATION; COSTS

10.1  Term.

(a)  This Agreement and the other Financing Agreements shall become effective as of the date hereof and shall continue in full force and effect for a term ending on October 29, 2005 (the “Renewal Date”) and from year to year thereafter, unless sooner terminated pursuant to the terms hereof; provided, that, Agent, any Lender (as to such Lender), or Borrowers may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any subsequent year by giving to the other parties hereto at least sixty (60) days prior written notice; provided, that, in the event any one Lender shall send a notice of its intention to terminate this Agreement as to such Lender, any of the other Lenders may upon receipt of such notice purchase the Commitment of the Lender sending such notice of termination.  Upon the exercise of the option to purchase such Commitment by any Lender and upon payment in full to the terminating Lender of the amounts owing to it by the purchasing Lender in accordance with Section 11.6, the Lender sending such notice of termination shall assign its rights and obligations under this Agreement and the other Financing Agreements to the Lender exercising such option in accordance with Section 11.6 hereof.  This Agreement and all other Financing Agreements must be terminated simultaneously.

(b)  In addition, Agent may, and upon the direction of Majority Lenders shall, terminate this Agreement and the other Financing Agreements, or terminate only the provisions of this Agreement as to future Loans and Letter of Credit Accommodations, immediately at any time upon the occurrence of an Event of Default or an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

(c)  Upon the effective date of termination or non-renewal of the Financing Agreements, Borrowers shall pay to Agent for the account of Lenders in full, all outstanding and unpaid Obligations (including, but not limited to, the Loans and all interest, fees (including the early termination fees provided herein, if applicable), charges, expenses and other amounts provided for hereunder, under the other Financing Agreements or otherwise) and shall furnish cash collateral to Agent in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys’ fees and legal expenses, in connection with any contingent Obligations, including Letter of Credit Accommodations and any checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Agent, as Agent may, in its discretion, designate in writing to Borrowers for such purpose.  Interest at the Interest Rate shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Agent are received in such bank account later than 12:00 noon, New York, New York time.

(d)  No termination of all or any part of the Financing Agreements or the Commitments shall relieve or discharge a Borrower of its duties, obligations and covenants under the Financing Agreements until all Obligations have been fully indefeasibly discharged and paid, and the continuing security interests of Agent in the Collateral shall remain in effect until all such Obligations have been fully and indefeasibly discharged and paid.

(e)  If this Agreement terminates upon the occurrence of an Event of Default or at the request of a Borrower prior to the Renewal Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the lost profits of Agent and Lenders as a result thereof, Borrowers hereby agree to pay to Agent for ratable benefit of Lenders, upon the effective date of such termination, an early termination fee in an amount equal to one (1%) percent of Maximum Credit, if such termination is effective prior to October 29, 2005, or if the Agreement continues for any renewal term thereafter, if such termination is effective prior to the last day of such renewal term.  Such early termination fee shall be presumed to be the amount of damages sustained by said early termination and Borrowers agree that it is reasonable under the circumstances currently existing.  The early termination fee provided for in this Section 10.1 shall be deemed included in the Obligations.

10.2  Expenses and Additional Fees.

(a)  Each Borrower shall pay to Agent on demand all reasonable costs and expenses that Agent or any Lender may pay or incur in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this Agreement and the other Financing Agreements, including, without limitation: (i) reasonable attorneys’ and paralegals’ fees and disbursements of counsel to Agent, Lenders and any Participant (including allocated costs of in-house counsel); (ii) costs and expenses (including reasonable attorneys’ and paralegals’ fees and disbursements, and allocated costs of in-house counsel) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Financing Agreements and the transactions contemplated thereby; (iii) costs and expenses of lien and title searches and title insurance; (iv) taxes, fees and other charges for recording any agreements or documents with the Office of Patents and Trademarks, the Copyright Office or any other governmental authority, and the filing of UCC financing statements and continuations, and other actions to perfect, protect, and continue the security interests and liens of Agent in the Collateral; (v) sums paid or incurred to pay any amount or take any action required of Borrowers under the Financing Agreements that Borrowers fail to pay or take; (vi) with respect to the Collateral, costs of appraisals, inspections and verifications thereof (including, without limitation, travel, lodging, and meals) and inspections of each Borrower’s operations by Agent, any Lender, Participants or their Agents, plus a charge of $750 per person per day for the field examiners of Agent, any Lender and any Participant; (vii) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining payment accounts and lock boxes; (viii) costs and expenses of preserving and protecting the Collateral; and (ix) costs and expenses (including reasonable attorneys’ and paralegals’ fees and disbursements and allocated costs of in-house counsel) paid or incurred to obtain payment of the Obligations, enforce the security interests and liens of Agent, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of this Agreement and the other Financing Agreements, or to defend any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters).  The foregoing shall not be construed to limit any other provisions of the Financing Agreements regarding costs and expenses to be paid by Borrowers.

(b)  Borrowers shall pay to Agent all of its customary charges and fees in connection with (i) any payment, claim or refund relating to the dishonor of any checks or other items of Borrowers or Account Debtors, and (ii) wire transfers to Borrowers.

(c)  All sums provided for in this Section 10.2 shall be part of the Obligations, shall be payable on demand, and shall accrue interest after demand for payment thereof at the applicable rate of interest then payable hereunder.  Agent is hereby irrevocably authorized to charge any amounts payable hereunder directly to any of the account(s) maintained by Agent with respect to Borrowers.

10.3  Survival of Agreement.  All agreements, representations and warranties contained herein or made in writing by the parties hereto in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, the other Financing Agreements and the consummation of the transactions contemplated herein or therein regardless of any investigation made by or on behalf of Agent or any Lender.

10.4  No Waiver; Cumulative Remedies.  No failure to exercise, and no delay in exercising on the part of Agent or any Lender any right, power or privilege under this Agreement or under any of the other Financing Agreements or other documents referred to herein or therein shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power and privilege.  No notice to or demand on a Borrower not required hereunder or any of the other Financing Agreements shall entitle a Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Agent or any Lender to any other or further action in any circumstances without notice or demand.  The rights and remedies of Agent and Lenders under this Agreement, the other Financing Agreements and any other present and future agreements between Agent and/or Lenders and a Borrower are cumulative and not exclusive of any rights or remedies provided by law or under any of the Financing Agreements or such other agreements and all such rights and remedies may be exercised successively or concurrently.

10.5  Notices.  All notices, requests and demands hereunder shall be in writing and (a) made to the applicable party at its address set forth on the signature page hereof, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one

(1) Business Day after sending; and if by certified mail, return receipt requested, ten (10) days after mailing.

10.6  Entire Agreement.  This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represent the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior and contemporaneous agreements, understandings, negotiations and discussions, representations, warranties, commitments, offers and contracts concerning the subject matter hereof and thereof, whether oral or written.

10.7  Confidentiality.

(a)  Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrowers pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by Borrowers to Agent and Lenders, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Agent or any Lender is a party, (iv) to any Affiliate of Agent or any Lender, (v) to any assignee or Participant (or prospective assignee or Participant) so long as such assignee or Participant (or prospective assignee or Participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 10.7, or (vi) to counsel for Agent or any Lender or any Participant or assignee (or prospective Participant or assignee).

(b)  In no event shall this Section 10.7 or any other provision of this Agreement or applicable law be deemed:  (i) to apply to or restrict disclosure of information that has been or is made public by Borrowers or any third party without breach of this Section 10.7 or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender on a non-confidential basis from a person other than Borrowers, (iii) require Agent or any Lender to return any materials furnished by Borrowers to Agent or any Lender or (iv) prevent Agent or any Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information.  The obligations of Agent and Lenders under this Section 10.7 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof.

10.8  Partial Invalidity.  If any provision of this Agreement or the other Financing Agreements is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement or the other Financing Agreements as a whole but this Agreement or the particular Financing Agreement, as the case may be, shall be construed as though it did not contain the particular provision or provisions held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by law.

10.9  Headings.  The headings used herein are for convenience only and do not constitute matters to be considered in interpreting this Agreement.

10.10  Participant’s Security Interests.  If a Participant shall at any time participate with any Lender in the Loans and Letter of Credit Accommodations, each Borrower and Guarantor hereby grants to such Participant and such Participant shall have and is hereby given, a continuing lien on and security interest in any money, securities and other property of such Borrower or Guarantor in the custody or possession of the Participant, including the right of setoff, to the extent of the Participant’s participation in the Obligations, and such Participant shall be deemed to have the same right of setoff to the extent of its participation in the Obligations, as it would have if it were a direct Lender.  For purposes of this Section 10.10, the term Participant shall not include Renco Group.

10.11  Counterparts.  This Agreement may be executed in any number of counterparts, and by Agent, Lenders, Borrowers and Guarantor in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

10.12  Waiver of Existing Defaults.

(a)  Subject to the terms and conditions contained herein, Agent hereby waives any Event of Default arising under (i) Section 7.1(b) of the Existing Loan Agreement as a result of Doe Run’s failure to maintain the minimum Consolidated Net Worth set forth in Section 6.10 of the Existing Loan Agreement for the period through and including the date hereof and the minimum EBITDA set forth in Section 6.24 of the Existing Loan Agreement for the period through and including the date hereof, (ii) Section 7.1(h) of the Existing Loan Agreement as a result of Doe Run’s default in the payment of amounts due on March 15, 2002 and September 15, 2002 in respect of the Indebtedness evidenced by of the Existing Notes, (iii) Sections 6.16, 3.2(a) or (c) or 7.1(c) of the Existing Loan Agreement as a result of any underfunding of any employee pension benefit plan prior to the date hereof, and (iv) Sections 6.20 or 7.1(h) or (i) of the Existing Loan Agreement as a result of any default under or modification or waiver of any terms of the Prior Banco de Credito Agreements prior to the date hereof.

(b)  The waivers contained in Section 10.12(a) should not be construed as a bar to or an express or implied waiver of any other or further Event of Default which may have occurred on or prior to the date hereof, whether or not continuing on that date, or any other or further Event of Default which may occur after that date, whether similar in kind or otherwise, and shall not constitute a waiver, express or implied of any of the rights or remedies of Lender arising under the terms of the Existing Loan Agreement, this Agreement, or the other Financing Agreements on any future occasion or otherwise.

SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1  Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)           The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b)           Borrowers, Guarantor, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York in New York County and the United States District Court for the Southern District of New York and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above.  Agent shall have the right to bring any action or proceeding against any Borrower or Guarantor or its property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its property).

(c)           Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail, postage prepaid, directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed ten (10) days after the same shall have been so deposited in the U.S. mails, registered mail, postage prepaid, or, at Agent’s option, by service upon any Borrower or Guarantor in any other manner provided under the rules of any of the foregoing courts.  Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.

(d)           BORROWERS, GUARANTOR, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY

OR OTHERWISE.  BORROWERS, GUARANTOR, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, GUARANTOR, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)           Neither Agent nor any Lender shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment by a court of competent jurisdiction that the losses were the result of such party’s own acts or omissions constituting gross negligence or willful misconduct.  In any such litigation, Agent and Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.  Each Borrower and Guarantor:  (i) certifies that neither Agent, any each Lender nor any representative, agent or attorney acting for or on behalf of Agent or any Lender has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2  Waiver of Notices.  Each Borrower and Guarantor hereby expressly waive demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein.  No notice to or demand on a Borrower or Guarantor which Agent or any Lender may elect to give shall entitle any Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.  Without limiting the generality of the foregoing, each Borrowers and Guarantor waive (a) notice prior to Agent’s or any Lender’s taking possession or control of any of the collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of Agent’s or any Lender’s remedies, including the issuance of an immediate writ of possession and (b) the benefit of all valuation, appraisement and exemption laws.

11.3  Amendments and Waivers.

(a)  No amendment or modification of any provision of this Agreement or of any of the other Financing Agreements shall be effective without the written agreement of the Majority Lenders and Borrower and no termination or waiver of any provision of this Agreement or of any of the

Financing Agreements, or consent to any departure by Borrowers therefrom, shall in any event be effective without the written concurrence of the Majority Lenders, which the Majority Lenders shall have the right to grant or withhold at their discretion; except that any amendment, modification, or waiver (i) of any provision of Section 3 hereof, which amendment, modification or waiver increases the Commitment of any Lender, reduces the principal of, or interest on, the Loans or the Letter of Credit Accommodations, reduces the amount of any fee payable for the account of any Lender, or postpones or extends any date fixed for any payment of principal of, or interest or fees on the Loans or Letter of Credit Accommodations payable to any Lender, (ii) that increases the aggregate amount of the Commitments of the Lenders, (iii) that increases the advance percentages for Eligible Accounts or Eligible Inventory provided for in Section 1.16 hereof or the amounts set forth in Section 3.1(b), (iv) that increases the limit on Letter of Credit Accommodations set forth in Section 3.2(d) hereof or that increases the Maximum Credit, (iv) of the definitions of “Renewal Date”, “Majority Lenders” or “Pro Rata Shares”, (v) of the definitions of “Eligible Accounts” or “Eligible Inventory” if the effect of such amendment, modification or waiver is to increase the amount of the Loans and/or Letter of Credit Accommodations available to Borrowers under the Lending Formulas, (vi) of any provision of this Agreement or any of the Financing Agreements that would permit security interests in or liens upon on the Collateral (or release any Collateral) (except as set forth in Section 12.12 hereof or except as otherwise permitted herein) or release any guarantee of the Obligations, or (vii) of the provisions contained in this Section 11.3, shall be effective only if evidenced by a writing signed by or on behalf of (A) any Lender affected thereby in the case of the amendments, modifications or waivers described in clause (i) above or (B) all Lenders in the case of the amendments to definitions or waivers described in clauses (ii) through (ix) above.  No amendment, modification, termination or waiver of any provision of Section 11 or any other provision referring to Agent shall be effective without the written concurrence of Agent.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, waiver or consent effected in accordance with this Section 11.3 shall be binding on each Lender, each future Lender, and, if signed by Borrowers, on Borrowers.

(b)  Notwithstanding anything to the contrary contained in Section 11.3(a), in the event that Borrower requests that this Agreement or any other Financing Agreements be amended or otherwise modified in a manner which would require the unanimous consent of all of the Lenders and such amendment or other modification is agreed to by the Majority Lenders, then, with the consent of Borrowers and the Majority Lenders, Borrowers and the Majority Lenders may amend this Agreement without the consent of the Lender or Lenders which did not agree to such amendment or other modification (collectively, the “Minority Lenders”) and Congress shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Congress of such right, such Minority Lender shall have the obligation, to sell, assign and transfer to Congress or such other new Lender as Congress may specify, the Commitment of such Minority Lender and all rights and interests of such Minority Lender pursuant thereto.  Congress shall provide the Minority Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur.  Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Minority Lender), except that on the date of such purchase and sale, Congress, or such new Lender specified by Congress, shall pay to the Minority Lender the amount equal to: (i) the principal balance of the Loans held by the Minority Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Minority Lender to the effective date of the purchase (but in no event shall the Minority Lender be deemed entitled to any early termination fee), minus (iii) the amount of the closing fee received by the Minority Lender pursuant to the terms hereof or of any of the other Financing Agreements multiplied by the fraction, the numerator of which is the number of months remaining in the then current term of this Agreement and the denominator of which is the number of months in the then current term thereof; provided, that, if the Minority Lender is Co-Agent and, on the date of such purchase and sale, the amount of the Commitment of Co-Agent is not less than the amount of the Commitment of Co-Agent on the date hereof, Congress, or such new Lender specified by Congress, shall pay Co-Agent the amounts set forth in clause (i) and (ii) above without deduction for the amount set forth in clause (iii) above.  Such purchase and sale shall be effective on the date of the payment of such amount to the Minority Lender and the Commitment of the Minority Lender shall terminate on such date.

(c)  Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of the rights, powers and/or remedies of Agent or Lenders unless such waiver shall be in writing and signed as provided in Section 11.3(a) above.  Any such waiver shall be enforceable only to the extent specifically set forth therein.  Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement approved as required under this Section 11.3.  A waiver by Agent or Lenders of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

11.4  Waiver of Counterclaims.  Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5  Indemnification.  Each Borrower and Guarantor shall indemnify and hold Agent, Lenders and their respective officers, directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel except to the extent resulting directly from the gross negligence or wilful misconduct of Agent or Lenders as determined pursuant to a final non-appealable order of a court of competent jurisdiction.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, each Borrower or Guarantor shall pay the maximum portion which it is permitted to pay under applicable law to Agent and/or the affected Lender(s) in satisfaction of indemnified matters under this Section.  To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby.  All amounts due under this Section shall be payable upon demand.  The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

11.6  Assignments; Participations.

(a)  Each Lender may with the prior written consent of the Agent, which consent shall not be unreasonably withheld, and after prior notice to Borrower, assign to one or more commercial banks or other financial institutions a portion of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitment, the Loans owing to it and its rights and obligations as a Lender with respect to the Letter of Credit Accommodations) and the other Financing Agreements; provided, that, (i) each such assignment shall be in a principal amount of not less than $10,000,000 and in multiples of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment), (ii) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording in the Register an Assignment and Acceptance, (iii) Agent’s consent shall not be required for any such assignment by CIT and (iv) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.

(b)  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(c)  By execution and delivering an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, Guarantor or any of their Subsidiaries or the performance or observance by Borrower or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender.  Agent and Lenders may furnish any information concerning Borrower, Guarantor or their Subsidiaries in the possession of Agent or any from time to time to assignees and Participants.

(d)  Agent shall maintain at its address referred to on the signature page hereto, a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders and the Commitment of each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Guarantor, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower, Guarantor and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee Lender, Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) give prompt notice thereof to Borrower and Guarantor and (iii) record the information contained therein in the Register.  Within five (5) Business Days after its receipt of such notice, Borrower, at its expense, shall execute and deliver to Agent in exchange for the surrendered Notes, new Notes to the order of such assignee Lender in an aggregate principal amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance, and new Notes to the order of the assigning Lender in an aggregate principal amount equal to the Commitment retained by it hereunder, in each case prepared by or on behalf of the Agent.  Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the date of Agent’s acceptance of such assignment and acceptance and shall otherwise be in substantially the form of the Notes as in effect on the date hereof.

(f)  Each Lender may, after prior notice to Borrower, sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, and (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrower, Guarantor, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements.  Each Lender shall inform Agent of the persons who have purchased such participations and upon Borrower’s request, Agent shall inform Borrower of the names of the persons who as of the date of such request have purchased participations in the Loans.

11.7  Successors and Assigns.  This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrowers, Guarantor and their respective successors and assigns, except that Borrower and Guarantor may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent.  Agent and Lenders may, after prior notice to Doe Run, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or, after prior notice to Doe Run, sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or Participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Agent or a Lender hereunder, except as otherwise provided by the terms of such assignment or participation.  Upon the request of Doe Run, Lender shall identify any Participants to Doe Run.

SECTION 12.  THE AGENT

12.1  Appointment.

(a)  Each Lender hereby irrevocably appoints and authorizes Agent (i) to receive on behalf of each Lender any payment of principal of or interest on the Notes outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to Agent, and, subject to Section 3.12 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received, (ii) to distribute to each Lender copies of all material notices and agreements received by the Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided, that, the Agent shall not have any liability to Lenders for the Agent’s failure to distribute any such notice or agreements to Lenders and (iii) subject to Section 11.3 of this Agreement, to take such action as Agent deems appropriate on its behalf to administer the Loans, Letter of Credit Accommodations and this Agreement and the other Financing Agreements and to exercise such other powers delegated to Agent by the terms hereof and the other Financing Agreements (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof.  As to any matters not expressly provided for by this Agreement and the other Financing Agreements (including, without limitation, enforcement or collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions of the Majority Lenders shall be binding upon all Lenders; provided, that, Agent shall not be required to take any action which, in the reasonable opinion of the Agent, exposes the Agent or liability or which is contrary to this Agreement, any of the other Financing Agreements or applicable law.  The provisions of this Section 12 are solely for the benefit of Agent and Lenders.  Borrower and Guarantor shall not have any rights as a third party beneficiary of any of the provisions contained in this Section 12.  Notwithstanding anything to the contrary contained in Section 11.3 hereof, no amendments to this Section 12 shall require the written agreement of Borrower or Guarantor.  The identification of CIT as co-Agent hereunder shall not create any rights in favor of it in such capacity, nor subject it to any duties or obligations in such capacity.

(b)  Without limiting the generality of the foregoing, or of any other provision of this Agreement or the other Financing Agreements that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (i) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Loans, the Letter of Credit Accommodations, the Collateral, and related matters; (ii) execute and/or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement and the other Financing Agreements; (iii) make Loans for itself or on behalf of Lenders as provided herein; (iv) exclusively receive, apply and distribute proceeds of the Collateral as provided herein; (v) open and maintain such bank accounts and lock boxes as Agent deems necessary and appropriate in accordance with this Agreement and the other Financing Agreements for the foregoing purposes and with respect to the Collateral and proceeds thereof; (vi) perform, exercise and enforce any and all other rights and remedies of the Lenders with respect to Borrower, Guarantor, the Loans and the Collateral, or otherwise related to any of same as provided herein and in the other Financing Agreements; and (vii) incur and pay such costs and expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement and the other Financing Agreements.

12.2  Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Financing Agreements.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement or any of the other Financing Agreements a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any of the other Financing Agreements, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the other Financing Agreements except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower, Guarantor and any other Obligor in connection with the making and the continuance of the Loans hereunder and the issuance of the Letter of Credit Accommodations and shall make its own appraisal of the creditworthiness of Borrower, Guarantor and any other Obligor and the value of the Collateral, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the date hereof or at any time or times hereafter, provided, that, upon the reasonable request of a Lender, Agent shall provide to such Lender any documents or reports delivered to Agent by Borrower pursuant to the terms of this Agreement or any of the other Financing Agreements.  If Agent seeks the consent or approval of the Majority Lenders to the taking or refraining from taking any action hereunder, Agent shall send notice thereof to each Lender.  Agent shall promptly notify each Lender any time that the Majority Lenders have instructed Agent to act or refrain from acting pursuant hereto.

12.3  Delegation of Duties.  Except as otherwise provided in this section, Agent may execute any of its duties under this Agreement or any of the other Financing Agreements by or through Agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any Agent or attorney-in-fact that it selects as long as such selection was made in compliance with this Section and without gross negligence or willful misconduct.

12.4  Rights, Exculpation, Etc.  Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Financing Agreements, except for their own gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction.  Without limiting the generality of the foregoing, Agent (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof, pursuant to Section 11.7 hereof, signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including, without limitation, counsel to Agent or counsel to Borrower or Guarantor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Financing Agreements; (e) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Financing Agreements on the part of any Person, the existence or possible existence of any Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements or any other instrument or document furnished pursuant hereto or thereto; and (g) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the security interest in, or mortgage or lien upon, any of the Collateral, or the Loans available to Borrower or any certificate prepared by Borrower or Guarantor in connection therewith, nor shall Agent be responsible or liable to the Lenders for any failure to monitor or maintain availability of Loans hereunder or any portion of the Collateral.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 9.2, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled.  Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Financing Agreements Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval hereunder or under any of the other Financing Agreements until it shall have received such instructions from the Majority Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Agreements in accordance with the instructions of the Majority Lenders.

12.5  Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be full justified in failing or refusing to take any action under this Agreement or any of the other Financing Agreements unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable so long as it is not grossly negligent or guilty of wilful misconduct.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any of the other Financing Agreements in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

12.6  Notice of Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has, or is deemed to have, actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.

12.7  Credit Decision.  Each Lender acknowledges that the Agent has not made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by Agent to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financing and other condition and creditworthiness of Borrowers and any other Person (other than any Lender) party to any of the other Financing Agreements, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and any of the other Financing Agreements, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financing and other condition and creditworthiness of Borrowers and any other Person (other than any Lender) party to this Agreement or any of the other Financing Agreements.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers and any other Person party to this Agreement or any of the other Financing Agreements that may come into the possession of Agent.

12.8  Indemnification.  To the extent that Agent is not reimbursed and indemnified by Borrowers, the Lenders will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the other Financing Agreements or any action taken or omitted by Agent under this Agreement or any of the other Financing Agreements, in proportion to each Lender’s Pro Rata Share, provided, that, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable order of a court of competent jurisdiction that such resulted from Agent’s gross negligence or willful misconduct.  The obligations of the Lenders under this Section 12.8 shall survive the payment in full of the Obligations and the termination or non-renewal of this Agreement.

12.9  Congress in its Individual Capacity.  With respect to its Pro Rata Share of the Commitments hereunder, the Loans made by it and the Notes issued to or held by it, Congress shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein as any other Lender or holder of a Note.  The terms

“Lenders” or “Majority Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Congress in its individual capacity as a Lender or one of the Majority Lenders.  Congress and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Guarantor, any Borrower or any of its or their Subsidiaries or Affiliates as if it were not acting as Agent pursuant hereto without any duty to account to Lenders.

12.10  Successor Agent.

(a)  Agent may resign from the performance of all its functions and duties hereunder and under the other Financing Agreements at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and each Lender.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to Sections 12.10(b) and 12.10(c) below or as otherwise provided below.

(b)  Upon any such notice of resignation, the Majority Lenders shall appoint a successor Agent.  If the successor Agent is not selected from one of the Lenders, the successor Agent must be reasonably satisfactory to Borrower.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Financing Agreements.  After any Agent’s resignation hereunder as the Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Financing Agreements.

(c)  If a successor Agent shall not have been so appointed within such thirty (30) Business Day period, the retiring Agent, with the consent of Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Majority Lenders, with the consent of the Borrower, appoint a successor Agent as provided above.

12.11  Withholding Tax.

(a)  If any Lender is a “foreign corporation, partnership or trust” within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and Borrower:

(i)  if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(ii)  if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

(iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees to promptly notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b)  If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender.  To the extent  of such percentage amount, Agent will treat such Lender’s IRS Form 1001 as no longer valid.

(c)  If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Section 1441 and 1442 of the Code.

(d)  If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(e)  If the Internal Revenue Service or any other Governmental Authority of the United States of America or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys’ fees and expenses).  The obligations of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent. Any reference to IRS Forms in this Section shall be deemed to include any successor IRS Forms approved by the Internal Revenue Service.

12.12  Collateral Matters.

(a)  Agent may from time to time, at any time on or after an Event of Default and for so long as the same is continuing, make such disbursements and advances (“Agent Advances”) which Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood or maximize the amount of repayment by Borrower of the Loans and other Obligations or (iii) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 10.2 and payments to any issuer of Letter of Credit Accommodations, provided, that, in no event shall the sum of the amount of the Agent Advances made for the purposes set forth in Section 12.12(a)(ii) at any time outstanding plus the amount of the then outstanding additional Loans and Letter of Credit Accommodations provided for in Section 12.14 below, exceed $2,000,000.  Agent Advances shall be repayable on demand and be secured by the Collateral.  Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder.  Agent shall notify each Lender and Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance.  Without limitation of its obligations pursuant to Section 12.5, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Agent Advance.  If such funds are not made available to Agent by such Lender, Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to Agent, at the Interest Rate.

(b)  Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral as provided in Section 10.1 above; or (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with Section 7.13 hereof (and Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which Borrower owned no interest at the time the security interest, mortgage or lien was granted or at any time thereafter; or (iv) if approved, authorized or ratified in writing by the Majority Lenders.  Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of the Majority Lenders; provided, that, Agent may not release such security interests in, mortgage or lien upon, any of the Collateral having a value in excess of $1,000,000 (other than as permitted under Section 7.11(b)(iii) hereof), without the prior written authorization of all of the Lenders.  Upon request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release particularly types or items of Collateral pursuant to this Section 12.12.

(c)  Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Majority Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section 12.12.  So long as no Event of Default is then continuing, upon receipt by Agent of confirmation from the Majority Lenders of its authority to release any particular item or types of Collateral, and upon at least five (5) Business Day’s prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent for the benefit of the Lenders upon such Collateral; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of Borrower in respect of) the Collateral retained by Borrower.

(d)  Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by Borrower, Guarantor or any Obligor (as the case may be) or is cared for, protected or insured or has been encumbered or that the security interest, mortgage or lien granted to Agent pursuant to any of the Financing Agreements has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 12 or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of the Lenders and that Agent shall have no duty or liability whatsoever to any other Lender.

12.13  Agency for Perfection.  Agent and each Lender hereby appoints each other Lender as Agent for the purpose of perfecting the security interests in and liens upon the Collateral of Agent for itself and the ratable benefit of Lenders in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.  Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.14  Additional Loans.  Agent shall not make any Loans or provide any Letter of Credit Accommodations on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would cause (a) the aggregate amount of the total outstanding Borrowing Base Loans and Borrowing Base LC Accommodations to exceed the Borrowing Base Loan Limit of such Borrower or (b) the aggregate amount of the total outstanding Loans or Letter of Credit Accommodations to exceed the Maximum Credit, in each case, without the prior consent of all of the Lenders, except, that, (i) Lenders shall make the Supplemental Loans and Supplemental LC Accommodations to Borrowers in accordance with Section 3.3 hereof and (ii) Agent may make Borrowing Base Loans in connection with any Borrowing Base LC Accommodations in such circumstances and Agent may make such additional Borrowing Base Loans or provide such additional Borrowing Base LC Accommodations on behalf of Lenders intentionally and with actual knowledge that such Borrowing Base Loans or Borrowing Base LC Accommodations will cause the total outstanding Borrowing Base Loans and Borrowing Base LC Accommodations to exceed the Borrowing Base Loan Limit of such Borrower as Agent may deem necessary or advisable in its discretion (“Additional Loans”), provided, that: (A) the total principal amount of the additional Borrowing Base Loans or additional Borrowing Base LC Accommodations which Agent may make after obtaining such actual knowledge that the aggregate principal amount of the Borrowing Base Loans equals or exceeds the Borrowing Bases of Borrowers shall not exceed ten (10%) percent of the Borrowing Bases of Borrowers at the time, but in no event shall such additional Borrowing Base Loans or additional Borrowing Base LC Accommodations plus the amount of Agent Advances made for the purposes set forth in Section 12.12(a)(ii) at any time outstanding exceed $2,000,000 in the aggregate outstanding at any time, and (B) without the consent of Majority Lenders, Agent shall not make any such additional Borrowing Base Loans or Borrowing Base LC Accommodations more than six (6) Business Days from the date of the first such additional Borrowing Base Loans or Borrowing Base LC Accommodations each time Agent shall make or provide the same, provided, that, at any time within any such six (6) Business Day period commencing on the date of the first such additional Borrowing Base Loans or Borrowing Base LC Accommodations, the Borrowing Base Loans or Borrowing Base LC Accommodations do not exceed the Borrowing Base Loan Limit of such Borrower then such six (6) Business Day period shall cease and recommence upon the next time that Agent may make such additional Borrowing Base Loans or provide such additional Borrowing Base LC Accommodations.  Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Borrowing Base Loans or Borrowing Base LC Accommodations provided that Agent is acting in accordance with the terms of this Section 12.14.

12.15  Concerning the Collateral and the Related Financing Agreements.  Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements relating to the Collateral, for the ratable benefit of Lenders and Agent.  Each Lender agrees that any action taken by Agent or Majority Lenders in accordance with the terms of this Agreement or the other Financing Agreements relating to the Collateral, and the exercise by the Agent or Majority Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.16  Field Audit and Examination Reports; Disclaimer by Lenders.  By signing this Agreement, each Lender:

(a)           is deemed to have requested that Agent furnish Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by Agent;

(b)           expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, or (ii) shall not be liable for any information contained in any Report;

(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon Borrower’s books and records, as well as on representations of Borrower’s personnel; and

(d)           agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 10.7 hereof, and not to distribute or use any Report in any other manner.

12.17  Failure to Act.  Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantor have caused these presents to be duly executed as of the day and year first above written.

AGENT		BORROWERS

CONGRESS FINANCIAL CORPORATION, as Agent		THE DOE RUN RESOURCES CORPORATION

By:	/s/ Herbert Korn	By:	/s/ Marvin Kaiser

Title:	Vice President	Title:	Executive Vice President

Address:		Chief Executive Office:

1133 Avenue of the Americas		1801 Park 270 Drive, Suite 300
New York, New York 10036		St. Louis, Missouri 63146
Attention: Mr. Andrew W. Robin		Attention: Chief Financial Officer
Telephone:(212) 840-2000		Telephone: (314) 453-7100
Telecopier: (212) 545-4283		Telecopier: (314) 453-7178

THE BUICK RESOURCE RECYCLING FACILITY LLC

		By:	/s/ Marvin Kaiser

		Title:	CFO

Chief Executive Office:

1801 Park 270 Drive, Suite 300
St. Louis, Missouri 63146
Attention: Chief Financial Officer
Telephone: (314) 453-7100
Telecopier: (314) 453-7178

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

FABRICATED PRODUCTS, INC.

By:	/s/ Marvin Kaiser

Title:	Executive Vice President

Chief Executive Office:

1801 Park 270 Drive, Suite 300
St. Louis, Missouri 63146
Attention: Chief Financial Officer
Telephone: (314) 453-7100
Telecopier: (314) 453-7178

GUARANTOR

DR LAND HOLDINGS, LLC

By:	/s/ Marvin Kaiser

Title:	Executive Vice President

Chief Executive Office:

1801 Park 270 Drive, Suite 300
St. Louis, Missouri 63146
Attention: Chief Financial Officer
Telephone: (314) 453-7100
Telecopier: (314) 453-7178

LENDERS

CONGRESS FINANCIAL CORPORATION		THE CIT GROUP/BUSINESS CREDIT, INC.

By:	/s/ Herbert Korn	By:	/s/ Louis McKinley

Title:	Vice President	Title:	Vice President

Address:		Address:

1133 Avenue of the Americas		1211 Avenue of the Americas
New York, New York 10036		New York, New York 10036

Commitment:		Commitment:

$37,500,000		$37,500,000

Commitment Percentage:		Commitment Percentage:

50%		50%